EXHIBIT 99.1

January [•], 2023

Dear American Resources Corporation Shareowner:

On July 27, 2022, we announced our intention to spin-off our ReElement Technologies LLC (formerly known as American Rare Earth LLC) subsidiary. I am pleased to confirm that we expect to distribute shares in the new company, ReElement Technologies Corporation (“RETC”), during the first half of 2023. We will provide more details on this distribution as the effective spin-off date is finalized.

American Resources Corporation (“AREC”) is a next-generation, environmentally and socially responsible supplier of high-quality raw materials to the new infrastructure market. The Company is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking, critical and rare earth minerals for the electrification market, and reprocessed metal to be recycled. American Resources has a growing portfolio of operations located in the Central Appalachian basin of eastern Kentucky, southern West Virginia where premium quality metallurgical carbon and rare earth mineral deposits are concentrated. Additionally and in conjunction with the outstanding efforts by our team, RETC is a leader in the production of highly-refined, battery and magnet grade critical and rare earth elements in central Indiana.  To date, RETC is the first to commercially produce separated and purified rare-earth elements in the United States to the electrified economy, utilizing our patented process and technology.

AREC will enter into license agreements for certain processing and capture technologies owned by RETC and RETC will enter into long term licensing agreements for certain technologies owned by AREC. In addition, RETC will have the first right of refusal to acquire rare earth and critical element concentrate feedstocks produced by AREC in a cost-plus model.

I encourage you to read the attached information statement about RETC, as well as the supplemental information on AREC’s investor relations website. The information statement describes the spin out in detail and contains important business and financial information. Once the spin out is effective, each AREC shareowner will receive shares of RETC based on the number of shares of AREC common stock held by the shareowner as of the record date.

Today’s announcement reflects our continued commitment to generate shareowner value as AREC becomes the premier producer of raw materials to the infrastructure and electrification market. I am confident that ReElement Technologies Corporation will be successful following its separation from American Resources Corporation and look forward to the bright futures of both companies.

Sincerely,

Thomas M. Sauve

Director and President

American Resources Corporation

January [•], 2022

To Our Future ReElement Technologies, LLC Shareowners:

Thank you for your interest in ReElement Technologies LLC, American Resources Corporation’s planned spin-off company that is focused on the production of battery and magnet grade critical and rare earth elements to the electrified economy. The need for clean energy and transportation starts with the initial raw material inputs to build such products. While technology makes it possible to live greener, we need the components to build such technology efficiently and effectively from materials produced in an environmentally safe and socially positive method. We believe there’s a great opportunity for a company like ReElement Technologies Corporation to provide a safe and efficiently produced rare earth and critical element supply throughout the world.

When we launch ReElement Technologies, LLC as a standalone, public company, we will be uniquely positioned to lead the global rare earth and critical element supply chain development for four key reasons:

1) We have showcased our technology solution in a commercial scale to separate and purify battery and magnet grade products in the United States.

2) We are well positioned to grow our feedstock relationships for end-of-life products as well as concentrates in the North American market given our low-cost, modular and environmentally safe method of separation and purification of these much needed elements.

3) As we grow our production base, we will be able to capitalize on the demand for both magnet and battery materials from the growing domestic customer base.

4) We have an extensive portfolio of patented technologies as well as trade secrets with regards to the production of separated and purified critical and rare earth elements.

We are excited about how ReElement Technologies, LLC is positioned on day one and the ways we intend to advance the company and industry in the years to come. We are passionate about improving lives around the globe by enabling the clean energy economy to have access to the raw materials needed to achieve their projected effectiveness and growth rate. We have assembled a world-class team of talent to lead ReElement Technologies, LLC and through the spin-off, will be able to continue to expand the team for its future success. The attached information statement details our strategy and plans for near and long-term growth to generate value for our shareowners.

Sincerely,

Mark Jensen

Chairman

ReElement Technologies, LLC

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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT ON FORM 10 RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

SUBJECT TO COMPLETION—DATED _________, 2023

INFORMATION STATEMENT

ReElement Technologies, LLC

Common Stock

(par value $0.0001 per share)

We are sending you this Information Statement in connection with the spin-off by American Resources Corporation (“American Resources” or “AREC”) of its wholly owned subsidiary, ReElement Technologies, LLC (the “Company”, “RETC”, or “SpinCo”). To effect the spin-off, AREC will distribute all of the shares of SpinCo common stock on a pro rata basis to the holders of American Resources common stock. We expect that the distribution of SpinCo common stock will be tax-free to holders of American Resources common stock for U.S. federal income tax purposes.

If you are a record holder of American Resources Corporation common stock as of the close of business on [•], 2023, which is the record date for the distribution, you will be entitled to receive one half of a share of SpinCo common stock for every share of American Resources common stock that you hold on that date. American Resources will distribute the shares of SpinCo common stock in book-entry form, which means that we will not issue physical stock certificates. The distribution agent will not distribute any fractional shares of SpinCo common stock.

The distribution will be effective as of 11:59 p.m., New York City time, on [•] 2023. Immediately after the distribution becomes effective, SpinCo will be an independent, publicly traded company.

American Resource’s stockholders are not required to vote on or take any other action to approve the spin-off. We are not asking you for a proxy, and request that you do not send us a proxy. American Resources stockholders will not be required to pay any consideration for the shares of SpinCo common stock they receive in the spin-off, and they will not be required to surrender or exchange their shares of American Resources common stock or take any other action in connection with the spin-off.

No trading market for SpinCo common stock currently exists. We expect, however, that a limited trading market for SpinCo common stock, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of SpinCo common stock will begin on the first trading day after the distribution date. We intend to list SpinCo common stock on the NASDAQ Capital Market under the ticker symbol “[•]”.

In reviewing this Information Statement, you should carefully consider the matters described in the section entitled “Risk Factors” beginning on page 17 of this Information Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this Information Statement is [•], 2023.

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INDUSTRY AND MARKET DATA

This Information Statement includes industry and market data that we obtained from various third-party industry, market data sources, and estimations by management of the Company. While we believe the projections of the industry sources referenced in this Information Statement are reasonable, forecasts based upon such data involve inherent uncertainties, and actual results are subject to change based upon various factors beyond our control. These third-party sources include but are not limited to Allied Market Research, Fairview Market Research, Purdue University, Texas Tech University, and Penn State University. All such industry data is available publicly or for purchase and was not commissioned specifically for us. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, forecasts based upon such data involve inherent uncertainties, and actual results regarding the subject matter of such forecasts are subject to change based upon various factors, including those beyond our control and those discussed under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this Information Statement.

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INFORMATION STATEMENT SUMMARY

In this Information Statement, unless the context otherwise requires:

•	The “Company”, “RETC”, “SpinCo”, “we”, “our”, “ourselves” and “us” refer to ReElement Technologies, LLC and its consolidated subsidiaries after giving effect to the Spin-Off; and

•	“American Resources” or “Parent” refers to American Resources Corporation and its consolidated subsidiaries.

The transaction in which American Resources will distribute to its stockholders a majority of the shares of our common stock is referred to in this Information Statement as the “Share Distribution” or the “Spin-Off.” Prior to American Resources’ Share Distribution of the shares of our common stock to its stockholders, American Resources will undertake a series of internal reorganization transactions, following which SpinCo will hold, directly or through its subsidiaries, the ReElement division which we refer to as the “Business.” We refer to this series of internal reorganization transactions as the “Reorganization Transactions.”

The Spin-Off

On July 27, 2022, American Resources announced plans for the complete legal and structural separation of our Business from American Resources. In reaching the decision to pursue the Spin-Off, American Resources considered a range of potential structural alternatives for the Business and concluded that the Spin-Off is the most attractive alternative for enhancing stockholder value.

To affect the separation, first, ReElement will undertake the series of Reorganization Transactions including converting from a limited liability company to a corporation, instituting a shared resource arrangement and establishing an independent board of directors and executive officers. American Resources will subsequently distribute a majority of SpinCo’s common stock to American Resources’ stockholders, and following the Share Distribution, SpinCo, holding the Business, will become an independent, public company.

Prior to completion of the Spin-Off, we intend to enter into a Mutual Services and Transition Agreement with American Resources related to the Spin-Off. The Mutual Services and Transition Agreement will govern the relationship between American Resources and SpinCo up to and after completion of the Spin-Off and allocate between American Resources and SpinCo various assets, rights, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities and in certain cases could result in certain significant business relationships between SpinCo and American Resources. See “Certain Relationships and Related Party Transactions” for more information.

Completion of the Spin-Off may be subject to the satisfaction or waiver of a number of conditions. In addition, American Resources has the right not to complete the Spin-Off if, at any time, American Resources’ board of directors (the “American Resources Board”) determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of American Resources or its stockholders or is otherwise not advisable. See “The Spin-Off—Conditions to the Spin-Off” for more information.

Following the Spin-Off, SpinCo and American Resources will each have a more focused business and be better positioned to invest in growth opportunities through tailored capital allocation and will be better able to execute on each company’s specific strategic plans. SpinCo primarily provides final-stage, separated and purified rare earth elements, critical elements & battery materials to the electrification and technology supply chains. SpinCo also plans to target investments both downstream and upstream of its currently operating segments to further integrate the domestic supply chain of electrified products, including the electric vehicle and mobility market. Further, the Spin-Off will allow our management team to devote its time and attention to corporate strategies and policies that are based specifically on the needs of our Business and its dynamic end markets. We plan to create incentives for our management and employees that are more closely tied to business performance and our stockholders’ expectations, which we believe will help us attract and retain highly qualified personnel. Additionally, we believe the Spin-Off will help align our stockholder base with the characteristics and risk profile of our business. See “The Spin-Off—Reasons for the Spin-Off” for more information.

Aspects of the Spin-Off may increase the risks associated with ownership of shares of SpinCo. In connection with the Spin-Off, we may incur substantial indebtedness in the future to execute the growth plan of the business. We may also enter into a revolving credit facility to be available for our working capital and other cash needs in the future as needed. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources” for more information. Furthermore, as an independent entity we may lose some of the benefits of purchasing power, borrowing leverage and available capital for investments associated with being a larger entity. See “Risk Factors” in this Information Statement. As a consequence of the foregoing, there is no guarantee that any dividends will be declared on our common stock by our board of directors (our “Board”), or if so declared, will be continued in the future. For more information, see “Dividend Policy.”

Following the Spin-Off, we expect our common stock to trade on the NASDAQ Capital Market under the ticker symbol “[•]”.

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Our Company

We are an innovative provider of final-stage, separated and purified rare earth and critical elements to the electrification industry supply chain. Our products, separated and purified rare earth and critical elements, will be used to manufacture permanent magnets and battery materials for high efficiency electric motors and lithium-ion batteries, allowing SpinCo to be a leading innovator in the sector for these purified elements at scale. After the Spin-Off, these products will be marketed and sold under the ReElement Technologies or associated brand. We believe we have a leadership position in innovating legacy industries to operate more efficiently and environmentally safe, which we will utilize to reduce our overall sales cycle. Our growing portfolio of patents and technologies is one of the most innovative portfolios in the rare earth and critical element sector. Our broad portfolio of innovative products and processes are supported by approximately 12 worldwide active and pending patents as well as sponsored research across three Universities, delivered through both our American Resources and ReElement Technologies sales and marketing network.

We intend to expand and market our extensive patent and intellectual property portfolio and product production volume in several ways. We view our long-standing, mutually beneficial relationships with professional contractors, customers, upstream feedstock providers and downstream customers are a key differentiator and we plan to continue to build on our successes, invest in and grow with these channel partners. We believe the global electrified economy is in the early stages of growth, with Adamas Intelligence projecting the demand for rare-earth permanent magnets demand will grow to approximately $75.5 billion by 2035, from approximately $9.5 billion in 2021, due largely to the growth in electric vehicle production.   Demand for the critical battery metals, lithium (Li), cobalt (Co) and nickel (Ni), from electric vehicle and energy-storage batteries will increase to approximately 4.5 million metric tons per annum by 2030 from approximately 390,000 metric tons in 2021, and we intend to expand our production capabilities to capitalize on this trend.

Segments

                We primarily manage our business operations through two operating divisions: (i) rare earth elements primarily used in magnet materials and (ii) critical elements primarily used in battery materials.

Rare Earth Elements & Permanent Magnet Materials

Our Rare Earth Elements division commenced initial stage production in August 2022, utilizing patents exclusively licensed from Purdue University in 2021. This division recycles various feedstocks, such as retired permanent magnets, back into highly refined individual elements to be reused in production of various products that need these elements, thereby reducing the dependance on the mining of ores and other virgin materials to create these elements. Management estimates that sales generated from our Rare Earth Elements segment will be primarily to permanent magnet manufacturers that we have signed memorandums of understanding with in the United States marketplace. We believe as the sustainable, domestic production of permanent magnet manufacturing expands in the North American and European markets, the customer base for such products will grow both in size and in diversity.

Critical Elements & Battery Materials

Our Critical Elements & Battery Materials division commenced initial stage production of highly refined individual elements derived from these materials in late 2022. This division primarily recycles lithium-based batteries back into highly refined individual elements or compounds to be reused primarily in the production of new batteries, thereby reducing the dependance on the mining of ores and other virgin materials to create these elements. In early 2023 we have expanded our feedstock base to include virgin ores, utilizing our industry knowledge of mining as well as technology base to do so in a method that is more sustainable. Management estimates that the sales that will be generated from our Critical Elements & Battery Materials segment will primarily be to battery manufacturers. We believe as the sustainable and domestic production of lithium-ion battery manufacturing expands in the North American and European markets, the customer base for such products will grow both in size and in diversity.

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History of Innovation

We have a history of acquiring or licensing innovative and industry-leading technologies in the production of rare earth and critical elements. The development of our technologies trace back as far as 40 years of research, development, and design with regards to the isolation and purification of elements and materials, primarily led by Dr. Nien-Hwa Linda Wang from Purdue University. We entered into an exclusive license agreement for certain patents from Purdue University related to the purification and isolation of coal-based and recycled feedstocks utilizing multi-modal ligand-based chromatography in January 2021. Chromatography is a century-old technique for the separation of mixtures and has been used in commercial, large scale applications in various fields including the pharmaceutical industry and the food and beverage industry. Subsequent to entering into the licensing agreement, we immediately began the process of commercializing these technologies.

On August 1, 2022, we announced that our magnet recycling technology achieved groundbreaking success in producing greater than 99.5% pure isolated dysprosium (Dy), neodymium (Nd) and praseodymium (Pr) / neodymium (Nd) rare earth elements that can go back into the magnet production industry utilizing our chromatography technology licensed from Purdue University.

In the same month, we started the design and build-out of our next chromatography production train focused on the separation and purification of critical battery metals and materials utilizing a similar but separately patented-pending process.  This process utilizes various chromatography techniques to recycle targeted battery elements from end-of-life lithium-based batteries back to high purity, battery-grade qualities needed in the manufacturing of new batteries.

On January 3, 2023, we announced the achievement purifying recycled battery material into ultra-high pure (greater than 99.9%) lithium from its exclusively licensed and patented multi-modal chromatography technology that was developed in partnership with Purdue University. ReElement is focused on selling its high-purity lithium carbonate (Li2CO3) to the domestic battery manufacturing industry.

Post success of the final stage of refining rare earth and battery elements, the company is also focused on the preprocessing steps that feed into the final stage chromatographic purification process which includes technology developed and patented by Dr. Gerardine Botte while she was at Ohio University and continuing to be expanded while she chairs the chemical engineering department at Texas Tech.  The technology of utilizing electrolysis for the preprocessing of ores as well as end of life magnets is in development with the pilot facility in the design and engineering process.

Our Strengths

                Our Company benefits from the following competitive strengths:

I. Growing Name Recognition as a Supplier of Rare Earth and Critical Elements

Through our first commercial facility located in Noblesville, Indiana, we have achieved the commercial scale production across two initial feed stocks; end of life permanent magnets from feedstocks such as wind turbine rotors and battery materials from end of life Lithium Ion batteries.

Critical Elements / Battery Metals:

                On January 3, 2023, the first commercial results produced ultra-high pure (greater than 99.9%) lithium from its exclusively licensed and patented multi-modal chromatography technology that was developed in partnership with Purdue University. ReElement is focused on selling its high-purity lithium carbonate (Li2CO3) to the domestic battery manufacturing industry

               Chromatography is unique in that it's an efficient continuous closed loop, column-based, modular system that is able to operate at multiple stages and recover high value components. Typically, the Company's process first isolates lithium then subsequently isolates and recovers the supplemental products such as the inherent manganese, cobalt and nickel, from an NMC-type battery, with minimal increase in costs. Additionally, the chromatography produces very little waste making it environmentally benign and much easier to permit relative to conventional refining methods.

Rare Earth Minerals and Magnet Metals:

On June 7, 2022, the first commercial results produced high-purity (99.5% and greater) dysprosium, neodymium, praseodymium and other elements to be commercial sold utilizing our Ligand Assisted Displacement (LAD) chromatography technologies and patents under exclusive licenses from Purdue University.  We are currently creating additional processing trains to purify battery materials, such as lithium, cobalt, nickel and manganese, along with additional production trains for expanded feedstock processing at our Noblesville facility and planned growth beyond.  With our initial production, we have been recognized by potential customers as a leading innovator and supplier of these high-purity elements within the United States.

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Because of the success of the initial production of purified rare earth elements, we have signed two MOUs with offtake partners:

USA Rare Earth (USARE) - USARE has acquired neodymium iron boron (NdFeB) permanent magnet manufacturing equipment. With this equipment, USARE will be able to produce 2,000 tonnes of high performance magnets per year that sell for approximately 50% more than standard NdFeB magnets. Once recommissioned, USARE's plant will be the only sintered neo magnet manufacturing facility in the Americas.

Advanced Magnet Lab (AML) - AML was founded in 1995 to develop novel solutions to the world's most complex challenges with superconductivity and magnetics. Today, AML is leading the United States in an effort to re-shore the commercial manufacturing of magnets. AML is at the leading edge of transforming multiple industries that depend on rare earth materials, permanent magnets, and high performance electrical machines.

II. Innovative patent portfolio

We have secured exclusive licenses to 12 patents and patents pending from various universities in the United States that provide us the technological capabilities of isolating and purifying a variety of elements from different feedstocks.  We feel that our portfolio of patents, licenses, and intellectual property gives us a competitive strength in the market for supplying rare earth elements, critical elements, and battery materials feedstocks utilizing sustainable and environmentally-safe methods.

III. Differentiated Operating Structure Partnering with Universities and Industry Leaders

Our Company is able to leverage and benefit from our various partnerships with universities and other industry partners to effectively utilize their respective staff and teams to help further our Company’s research and developments, without having to necessarily pay for the equivalent full-time staff through the Company. By sponsoring research, we can gain access to professional talent and resources at a more cost-effective rate than we would otherwise be able to.

IV. Well Positioned to Serve the Domestic Supply Chain

                With commercialization of our purification technologies utilizing Ligand Assisted Displacement (LAD) and multi-mode, multi-dimensional chromatography to produce high grade, 99.5% and greater purity elements and oxides, we are actively expanding our production capabilities at both our Noblesville, Indiana facility and working to build other, larger facilities in other areas of the United States, with the goal of becoming a leading supplier of domestically available high-purity elements and oxides to be used in magnet and battery manufacturing.

Our Growth Strategies

                Our Company’s future growth is primarily focused on the following key areas:

I. Continue to Develop Innovative New Products, Technologies and Solutions

We are currently working to commercialize our various licenses and patents, though a combination of construction of initial facilities and continued research.  We have built our first smaller-scale, commercial production facility in Noblesville, Indiana that utilizes our Ligand Assisted Displacement (LAD) and multi-mode, multi-dimension chromatography patents developed at Purdue University.  With this first facility being operational, we have started the process of identifying additional locations to build larger chromatography facilities to expand our production and revenues.

II. Work with technology partners to create more efficient feedstocks through electrolysis

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Our technology leverages the decades of work performed by Ohio University and Texas Tech University. Our Texas Tech University team is led by Dr. Gerri Botte and Dr. Christian Alvarez. Dr. Gerri Botte is the inventor of the electrolytic technology leveraged for the purpose of concentrating REEs present in fly ash, coal ash, and/or acid mine drainage. They provide the conceptual design of the system with key operating parameters necessary to ensure optimal results. Dr. Christian Alvarez is the key post-doctoral researcher advancing the technology from lab scale to pilot scale with the purpose of generating a feasible path to commercialization.

Commercial design and construction will be led by Hargrove Engineers and Constructors.  Hargrove is our Engineering, Procurement, and Construction partner. They provide turnkey EPC services to reduce the risk of capital project execution. They have extensive industry experience in the execution of commercial scale engineering and construction of chemical plants, including alkaline electrolysis units. There capabilities enable advancing conceptual designs to detailed design, 3D modeling for project procurement, along with a network of equipment providers, fabricators and labor organizations to enable achieving an operational pilot plant.

III. Utilize our Efficient, Flexible and Modular Growth Attributes of Chromatography to Meet the Needs of the Market

Our chromatography separation and purification technology is a modular application that can scale congruently with the needs of the market, as well as efficiently adapt to changing element compositions and chemistries. We have the ability to efficiently increase the capacity of each production train, add production trains to an existing facility, as well as co-locate our chromatography technology with potential industry partners. Additionally, our chromatography process can efficiently adapt to a variety of feedstocks, whether natural occurring or recycled material to target specific elements to be processed for end users.

IV. Continue to Invest in and Grow Our Professional Team

As we expand our operations, we are continuously seeking additional qualified personnel that can become part of our team and help us with this expansion within sales and customer relationships, technology, finance and operations.

V. Continue to Refine Our Technology and Drive Efficiency

We have agreements with Purdue University, Texas Tech University, and Penn State University to provide funding for their research teams to help advance the technologies and patents we have exclusively licensed from these institutions.  Furthermore, we continue to advance and refine the commercialization and efficiencies of these technologies as we continue to expand production, refine other feedstocks and commence new production lines.  We fund current and additional research in the advancement of our current patents and potentially other new patents that we have rights to commercialize.

VI. Expand Our Presence Geographically

We have built our first production facility utilizing chromatography in Noblesville, Indiana.  We anticipate expanding the capacity and production at this facility from our initial production train to multiple production trains that can purify a variety of high-valued elements utilized primarily in the battery and permanent magnet industries. We have secured additional acreage to develop a larger facility in Indiana, which we anticipate starting engineering in the first half of 2023.  We are in early discussions with several recyclers, feedstock aggregators, and consumers of our refined elements (such as battery manufacturers and magnet producers) throughout the United States to potentially co-locate our production technology at these locations.  In January 2023, we announced the appointment of Dr. Byron Price to develop relationship in the continent of Africa on our behalf that can provide feedstock for our production processes.  During the same month, we announced a memorandum of understanding with Continental Lithium to purchase lithium spodumene ore from their Nigerian operations.

VII. Accelerate Growth Through Selective Strategic Acquisitions Upstream and Downstream

We continue to evaluate various strategic partnerships and acquisitions to allow us to provide additional products and services that complement our currently operating and planned production facilities, such as acquisitions that allow us to create alloys from our high-purity oxides, or those that allow us to leach raw material feedstock, allowing us to bring additional pre-processing functions within our Company.

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Industry Overview

Our Markets

Our business operations are conducted through two product offerings: (i) Rare Earth Element Products, and (ii) Critical Battery Element Products, providing raw materials to the domestic supply chain for electrified products. Our business is driven by technology that we have patented or licensed in partnership with universities and industry participants to separate and purify such products back to magnet and battery-grade qualities.

Rare Earth Elements

Rare earth elements, or REEs, are a group of chemically similar elements that usually are found together in nature – they are referred to as the “lanthanide series.” These individual elements have a variety of characteristics that are important in a wide range of technologies, products, and applications and are critical inputs in existing and emerging applications including: computer hard drives, cell phones, clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including fiber optics, lasers and hard disk drives; numerous defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. As a result, global demand for REEs is projected to steadily increase due to continuing growth in existing applications and increased innovation and development of new end uses. Interest in developing resources domestically has become a strategic necessity as there is limited production of these elements outside of People's Republic of China.

Critical Battery Elements

Lithium-ion batteries are an advanced battery technology that uses lithium ions as a key component of its electrochemistry.  Primarily used in batteries for laptops, cellphones, off grid battery storage, consumer electronics and hybrid and electric vehicles, the global lithium-ion battery market demand is projected to grow from approximately $44.49 billion in 2021 to approximately $193.13 billion by 2028, exhibiting a CAGR of 23.3% over that period, according to Fortune Business Insights Pvt. Ltd.

The growth of the global battery metals market is driven by surge in demand for these consumer electronics devices and electric vehicles.  However, nearly all of the battery metals today, such as lithium, cobalt, nickel, and manganese, are mined from virgin ores and not sourced from recycled materials, such as expired batteries.  Our patents and technologies allow us to be one of the first to achieve separation and purification of elements from recycled batteries utilizing multi-mode, multi-dimensional chromatography.

Our technology is able to recycle elements needed in lithium-ion batteries back to their constituent, purified elements, and also has the ability to be applied to different and evolving battery chemistries.  Given the focus and availability of NMC lithium-ion batteries and their derived cathode material, we have decided to start with this battery chemistry and feedstock before moving to other types of batteries and battery metals.

Trends and Drivers

We believe our addressable markets benefit from several favorable trends:

• Growth in Electrified Products Worldwide. As businesses and governments throughout the world transition from internal combustion engines to electrified engines, and as the use of high-efficiency, electric motors expands, the demand for the raw materials that we produce, which go into the manufacturing of both the motors and batteries that power these vehicles is anticipated to expand.

• Evolving Supply Chain. Currently the majority of raw materials needed for production of permanent magnets, needed in high-efficiency, electric motors, and batteries are sourced and produced from resources and locations outside of the United Sates, with a large quantity coming from the People's Republic of China. We believe that the producers of batteries and permanent magnets have a desire to look towards more domestic sources within the United States for the raw materials that go into the production of these products.

• Increased Focus on the Environmental Impact from Rare Earth, Critical Element, and Battery Metal Sources. We believe that there is an increasing trend for products that utilize rare earth and critical battery elements to have these materials come from a more environmentally-friendly and socially-positive source, whereas current production of these raw materials are sourced from regions of the globe that do not have the same environmental and social standards that are present in the United States.

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Addressable Markets

The elements of the addressable market for Rare Earth Elements, as analyzed by Fairview Market Research, was worth $3.5 billion in 2020 and is expected to expand to US$7.3 billion by the end of 2026, a 2x increase in value. According to the analysis, the market would grow at a CAGR of 10.2 percent between 2022 and 2026. The need for neodymium-based magnets, used in electric vehicle motors, is expected to grow as demand for global electric car sales continues to increase, which is expected to exceed 32 million units by 2030, representing a 10x increase over current levels. Furthermore, the total capacity of offshore wind power, another use for rare earth elements in the permanent magnets that comprise the turbines, is expected to reach 228 gigawatts (GW) by 2030, with new installations of 40 GW per year between 2020 and 2030. By 2026, magnets are expected to account for more than 80% of the market for rare earth elements.

The elements of the addressable market for Critical Elements & Battery Materials as analyzed by Allied Market Research, stood at $44.49 billion in 2021, and is expected to grow to approximately $193.13 billion by 2028, exhibiting a CAGR of 23.3% over that period.

Corporate Information

We are an Indiana corporation that was initially formed as a limited liability company on June 8, 2020, and later converted to an Indiana Corporation on [•], 2023. Our principal executive offices are located at 12115 Visionary Way, Suite 174, Fishers, Indiana 46038. Our telephone number is (317) 813-9167. Our website address is https://www.reelementtech.com. Information contained on, or connected to, our website or American Resources’ website does not and will not constitute part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. On June 13, 2022, the Company was renamed ReElement Technologies LLC.

Risk Factors

You should carefully consider all of the information in this Information Statement and each of the risks described in this Information

Statement, which we believe are the principal risks that we face, including but not limited to:

•	Risks relating to our business, as described in “Risk Factors—Risks Relating to Our Business,”

•	Risks relating to the Spin-Off, as described in “Risk Factors—Risks Relating to the Spin-Off,”

•	Risks relating to ownership of our common stock and the securities markets, as described in “Risk Factors—Risks Relating to Our Common Stock and the Securities Market.”

Questions and Answers about the Spin-Off

The following provides only a summary of certain information regarding the Spin-Off. You should read this Information Statement in its entirety for a more detailed description of the matters described below.

Q: What is the Spin-Off?

A: The Spin-Off is the method by which we will separate from American Resources. In the Spin-Off, American Resources will distribute to its stockholders a majority the outstanding shares of our common stock. Following the Spin-Off, we will be an independent, public company, and American Resources will not retain any ownership interest in our Company.

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Q: What are the reasons for the Spin-Off?

A: The American Resources Board believes that the separation of the ReElement division from American Resources is in the best interests of American Resources stockholders and for the success of the Business for a number of reasons. Primarily, American Resources and SpinCo will each have a more focused business and be better able to dedicate financial, management and other resources to leverage their respective areas of strength and differentiation once the Spin-Off occurs. See “The Spin-Off—Reasons for the Spin-Off” for more information.

Q: Is the completion of the Spin-Off subject to the satisfaction or waiver of any conditions?

A: Yes, the completion of the Spin-Off is subject to the satisfaction, or the American Resources Board’s waiver, of certain conditions. Any of these conditions may be waived by the American Resources Board to the extent such waiver is permitted by law. In addition, American Resources may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution. See “The Spin-Off—Conditions to the Spin-Off” for more information.

Q: Will the number of American Resources shares I own change as a result of the Spin-Off?

A: No, the number of shares of American Resources common stock you own will not change as a result of the Spin-Off.

Q: Will the Spin-Off affect the trading price of my American Resources common stock?

A: We expect the trading price of shares of American Resources common stock immediately following the Share Distribution to be lower than the trading price immediately prior to the Share Distribution because the trading price will no longer reflect the value of SpinCo. There can be no assurance that, following the Share Distribution, the Combined trading prices of the American Resources common stock and our common stock will equal or exceed what the trading price of American Resources common stock would have been in the absence of the Spin-Off.

                It is possible that after the Spin-Off, the Combined equity value of American Resources and SpinCo will be less than American Resources’ equity value before the Spin-Off.

Q: What will I receive in the Spin-Off in respect of my American Resources common stock?

A: As a holder of American Resources common stock, you will receive a dividend of 1/2 share of our common stock for every share of American Resources common stock you hold on the Record Date (as defined below). The distribution agent will distribute only whole shares of our common stock in the Spin-Off. See “The Spin-Off—Treatment of Fractional Shares” for more information on the treatment of the fractional share you may be entitled to receive in the Share Distribution. Your proportionate interest in American Resources will not change as a result of the Spin-Off. For a more detailed description, see “The Spin-Off.”

Q: What is being distributed in the Spin-Off?

A: American Resources will distribute approximately 90% of the shares of our common stock in the Spin-Off, based on the approximately 68,000,000 shares of American Resources common stock outstanding as of November 15, 2022. The actual number of shares of our common stock that American Resources will distribute will depend on the total number of shares of American Resources common stock outstanding on the Record Date. The shares of our common stock that American Resources distributes will constitute all of the issued and outstanding shares of our common stock immediately prior to the Share Distribution. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock—Common Stock.”

Q: What is the record date for the Share Distribution?

A: American Resources will determine record ownership as of the close of business on [•], 2023, which we refer to as the “Record Date.”

Q: When and how will the Share Distribution occur?

A: The Share Distribution will be effective as of 11:59 p.m., New York City time, on [•], 2023, which we refer to as the “Share Distribution Date.” On the Share Distribution Date, American Resources will release the shares of our common stock to the distribution agent to distribute to American Resources stockholders. The whole shares of our common stock will be credited in book-entry accounts for American Resources stockholders entitled to receive the shares in the Share Distribution.

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Q: What do I have to do to participate in the Share Distribution?

A: You are not required to take any action in order to participate, but we urge you to read this Information Statement carefully. All holders of American Resources’ common stock as of the Record Date will participate in the Share Distribution. Holders of American Resources common stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of American Resources common stock, in order to receive shares of our common stock in the Share Distribution. In addition, no stockholder approval of the Share Distribution is required. We are not asking you for a vote and request that you do not send us a proxy card.

Q: If I sell my shares of American Resources common stock on or before the Share Distribution Date, will I still be entitled to receive shares of SpinCo common stock in the Share Distribution?

A: If you sell your shares of American Resources common stock before the Record Date, you will not be entitled to receive shares of SpinCo common stock in the Share Distribution. If you hold shares of American Resources common stock on the Record Date and you decide to sell them on or before the Share Distribution Date, you may have the ability to choose to sell your American Resources common stock with or without your entitlement to receive our common stock in the Share Distribution. You should discuss the available options in this regard with your bank, broker or other nominee. See “The Spin-Off—Trading Prior to the Share Distribution Date” for more information.

Q: How will fractional shares be treated in the Share Distribution?

A: The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will round any fractional shares to the nearest whole number of shares at the time of the distribution of shares of the Spin-Off. See “How will our common stock trade?” for additional information regarding “when-issued” trading and “The Spin-Off—Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares.

Q: What are the U.S. federal income tax consequences to me of the Share Distribution?

A: For U.S. federal income tax purposes, no gain or loss will be recognized by, or be includible in the income of, a Holder (as defined in “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off”) as a result of the Share Distribution. After the Share Distribution, American Resources stockholders will allocate their basis in their American Resources common stock held immediately before the Share Distribution between their American Resources common stock and our common stock in proportion to their relative fair market values on the date of Share Distribution.

Q: Does SpinCo intend to pay cash dividends?

A: Subject to the sole discretion of our Board and the considerations discussed below, once the Spin-Off is effective, we do not anticipate paying cash dividends on our common stock for the foreseeable future. Among the items we will consider when establishing a dividend policy will be the capital needs of our business and opportunities to retain future earnings for use in the operation of our business and to fund future growth. There is no guarantee that any dividends will be declared by our Board, or if so declared, will be continued in the future. See “Dividend Policy” for more information.

Q: Will SpinCo incur any debt prior to or at the time of the Share Distribution?

A: SpinCo will not incur any additional debt as a result of the Share Distribution. Post the Spin-Off, we may incur substantial indebtedness in an aggregate principal amount to be determined. We may also enter into a revolving credit facility to be available for our working capital and other cash needs. The terms of such indebtedness are subject to change and will be finalized prior to the closing of the Spin-Off. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information.

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Q: How will our common stock trade?

A: We intend to apply to list our common stock on the NASDAQ Capital Market under the symbol “[•]”. Currently, there is no public market for our common stock.

We cannot predict the trading prices for our common stock before, on or after the Share Distribution Date. We anticipate that trading in our common stock will begin on a “when-issued” basis as early as one trading day prior to the Record Date for the Share Distribution and will continue up to and including the Share Distribution Date. “When-issued” trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Share Distribution Date because the securities of the spun-off entity have not yet been distributed. “When-issued” trades generally settle within two trading days after the Share Distribution Date. On the first trading day following the Share Distribution Date, any “when-issued” trading of our common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the second full trading day following the date of the trade. See “The Spin-Off—Trading Prior to the Share Distribution Date” for more information.

Q: Do I have appraisal rights in connection with the Spin-Off?

A: No. Holders of American Resources common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q: Who is the transfer agent and registrar for SpinCo common stock?

A: VStock Transfer LLC is the transfer agent and registrar for SpinCo common stock.

Q: Are there risks associated with owning shares of SpinCo common stock?

A: Yes, there are substantial risks associated with owning shares of SpinCo common stock. Accordingly, you should read carefully the information set forth under “Risk Factors” in this Information Statement.

Q: Where can I get more information?

A: If you have any questions relating to the mechanics of the Share Distribution, you should contact the distribution agent at: Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact American Resources at:

Investor Relations

American Resources Corporation

12115 Visionary Way, Suite 174

Fishers, IN 46038

After the Spin-Off, if you have any questions relating to SpinCo, you should contact us at: Investor Relations

ReElement Technologies LLC

PO Box 366

Fishers, IN 46038

(317) 813-9167

www.ReElementTech.com

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RISK FACTORS

You should carefully consider all of the information in this Information Statement and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the Spin-Off. Some risks relate principally to the securities markets and ownership of our common stock.

Any of the following risks, as well as other risks not currently known to us or that we currently consider immaterial, could materially and adversely affect our business, financial condition, results of operations and cash flows and the actual outcome of matters as to which forward-looking statements are made in this Information Statement.

The following risk factors are not necessarily presented in order of relative importance and should not be considered to represent a complete set of all potential risks that could affect us.

Risks Relating to Our Business

We have no operating history as an independent, publicly traded company, and our historical Consolidated and Combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

We derived the historical Consolidated and Combined financial information included in this Information Statement from American Resources’ consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as an independent, publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:

•

Prior to the Spin-Off, we operated as part of American Resources’ broader corporate organization, and American Resources performed various corporate functions for us. Our historical Consolidated and Combined financial information reflects allocations of corporate expenses from American Resources for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent publicly traded company.

•

We will enter into transactions with American Resources that did not exist prior to the Spin-Off, such as the Mutual Services and Transition Agreement which may cause us to incur new costs. See “Certain Relationships and Related Party Transactions—Agreements with American Resources.”

•

Our historical Consolidated and Combined financial information does not reflect changes that we expect to experience in the future as a result of our separation from American Resources, including changes in the financing, cash management, operations, cost structure and personnel needs of our business. As part of American Resources, we enjoyed certain benefits from American Resources’ operating diversity, size, purchasing power, borrowing leverage and available capital for investments, and we may lose such benefits after the Spin-Off. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets on terms as favorable to us as those we obtained as part of American Resources prior to the Spin-Off, and our business, financial condition, results of operations and cash flows may be adversely affected. In addition, our historical Consolidated and Combined financial data do not include an allocation of interest expense comparable to the interest expense we will incur as a result of the Reorganization Transactions and the Spin-Off.

We have no operating history as an independent, publicly traded company. Furthermore, while the individualized business has a history of operations, we may not be successful in continuing to operate and grow our business with a narrower focus and outside the broader American Resources operating environment.

We may face operational inefficiencies as we continue to integrate our business after the Spin-Off. Following the Spin-Off, we will also face additional costs and demands on management’s time associated with being an independent, publicly traded company, including costs and demands related to corporate governance, investor and public relations and public reporting. We cannot assure you that we will generate profits as an independent, publicly traded company. For additional information about our past financial performance and the basis of presentation of our Consolidated and Combined financial Statements, see “Selected Historical and Unaudited Pro Forma Condensed Consolidated and Combined financial Data,” “Unaudited Pro Forma Condensed Consolidated and Combined financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Consolidated and Combined financial Statements, and the Notes thereto, included elsewhere in this Information Statement.

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We operate in highly competitive markets.

We operate in highly competitive markets and compete directly with global, national, regional providers of our products, services and solutions. The most significant competitive factors we face are product and service innovation, reputation of our Company and brands, sales and marketing programs, product performance, product availability, feedstock availability, speed and accuracy of delivery, service and price and product reliability. In addition to current competitive factors, there may be new market entrants with non-traditional business models or disruptive technologies and products, resulting in increased competition and changing business dynamics. See “Risks Relating to Our Business”. Existing or future competitors may seek to gain or retain market share by reducing prices or raising the price willing to pay for feedstocks, and we may be required to lower our prices, pay more for products or we may lose business, which could adversely affect our business, financial condition, results of operations and cash flows. Also, to the extent that we do not meet changing customer preferences or demands or other market changes, or if one or more of our competitors introduces new technologies or establishes supply relationships, our ability to attract and retain customers could be adversely affected.

To remain competitive, we will need to invest continually in technology development, brand awareness, manufacturing and our distribution networks. We may not have sufficient resources to continue to make such investments and we may be unable to maintain our competitive position. In addition, we anticipate that we may have to reduce the prices of our products to stay competitive or pay more for feedstocks, potentially resulting in a reduction in the profit margin for, and inventory valuation of, these products. It is possible that competitive pressures resulting from consolidation could affect our growth and profit margins. Countries in lower operating cost regions may be able to adjust prices lower than profitable in our operating regions. We may not be able to compete effectively with new competitors from such regions. Existing or future competitors also may seek to compete with us for acquisitions, which could have the effect of increasing the price for, and reducing the number of, suitable acquisitions.

Our competitors may have more substantial resources than we do.

Our current and potential competitors may have greater resources, access to capital, including greater research and development, more customers, and more advanced technology platforms. Some of our competitors may also be able to deliver their solutions more quickly to market than we can by capitalizing on technology developed in connection with their substantial existing operating models.

The market for rare earth elements and critical elements / battery materials is fragmented, highly competitive, continually evolving and subject to disruptive technologies.

The market for rare earth elements and critical elements / battery materials is fragmented, highly competitive, continually evolving and subject to disruptive technologies. Many of these companies already have significant presence in the operating environment and may be able to leverage this presence in the market. New market entrants with non-traditional business models or disruptive technologies and products could result in increased competition and changing business dynamics. Continued pricing pressure from these competitors or other new entrants, failure to successfully partner with these companies or failure to achieve pricing based on competitive advantages could prevent us from maintaining competitive price points for our products and services resulting in loss of customers or in our inability to attract new customers and have an adverse effect on our business, financial condition, results of operations and cash flows. Based on these or other factors described herein, we may not be able to grow our connected home solutions business as anticipated.

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Technology in our markets is changing rapidly and our future results and growth are largely dependent upon our ability to develop new technologies and introduce new products that achieve market acceptance.

Technology in our markets is in a continuing and often rapid state of change as new technologies and enhancements to existing technologies continue to be introduced. There is increasing demand for rare earth elements and critical elements / battery materials and the development of new technologies as well as increasing emphasis on product and processing efficiency is growing along with market demand. Our future results depend upon a number of factors, including our ability to (i) identify emerging technological trends, (ii) develop and maintain competitive technologies, (iii) grow our market share, (iv) develop, manufacture and bring compelling new technologies to market quickly and cost-effectively, (v) find and effectively partner upstream feedstock partners and (vi) attract, develop and retain individuals with the requisite technical expertise and understanding of customers’ needs to develop new technologies and introduce new products.

We can offer no assurance that we will be able to keep pace with technological developments. It is also possible that one or more of our competitors could develop a significant technical advantage or breakthrough that allows them to provide additional or superior products or services, or to lower their price for similar products or services, that could put us at a competitive disadvantage. Our inability to predict the growth of and respond in a timely way to customer preferences and other developments could have an adverse effect on our business, financial condition, results of operations and cash flows.

Our revenue is nominal and not currently supporting operating costs.

We are just commencing commercial operations and there is no guarantee that we will be able to grow production and revenues to remain a going concern from operations.

Failure to achieve and maintain a high level of product and service quality could damage our image with customers and negatively impact our results.

Product and service quality issues could result in a negative impact on customer confidence in our Company and our brand image. If our product and service offerings do not meet applicable standards or our customers’ expectations regarding quality, we could experience lost sales and increased costs and be exposed to legal, financial and reputational risks.

We maintain strict quality controls and procedures, including the testing of raw materials and safety testing of selected finished products. However, we cannot be certain that our testing will reveal quality issues in our products, which may not become apparent until after the products have been sold into the market. We also cannot be certain that our feedstock suppliers will always eliminate defects in products we purchase from them to be further processed. Accordingly, there is a risk that product issues will occur, which could require a legal dispute or higher costs within our processing.

As an independent, publicly traded company, we may not enjoy the same benefits that we did as a segment of American Resources.

Currently, our business is integrated with the other businesses of American Resources. Thus, we have benefitted from American Resources’ size, brand, reputation and purchasing power in procuring various goods and services and have shared economies of scope and scale in costs, employees, supplier relationships and customer relationships. Following the Spin-Off, we will be a smaller and less diversified company than American Resources and will not have access to financial and other resources comparable to those of American Resources prior to the Spin-Off. As a stand-alone company, we will not have the same product diversity or scale and may not have similar purchasing power or access to capital markets, and we may be unable to obtain goods and services at the prices and terms obtained prior to the Spin-Off, which could decrease our overall profitability. Uncertainty related to the Spin-Off may lead customers and other parties with which we currently do business or may do business in the future to terminate or attempt to negotiate changes in our existing business relationships, or cause them to consider entering into business relationships with parties other than us.

Our business is dependent upon substantial investment in technology.

The efficient operation of our business will require substantial investment in technology. The inability to fund, acquire and implement these systems may impact our ability to respond effectively to changing customer expectations, manage our business, scale our solutions effectively or impact our customer service levels, which may put us at a competitive disadvantage and negatively impact our financial results.

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We must attract and retain qualified people to operate our systems, expand and improve them, integrate new programs effectively with our existing programs, and convert to new systems efficiently when required. Any disruption to our business due to such issues, or an increase in our costs to cover these issues that is greater than what we have anticipated, could have an adverse effect on business, financial condition, results of operations and cash flows.

Disruptions, or the need to relocate any of our facilities, could significantly disrupt our business.

We manufacture products at single-location production facilities. A disruption, including work stoppage, supply chain failures, natural disasters, weather-related disruptions, or other disruptions at our production facility could have adverse effects on our business, financial condition, results of operations and cash flows. Moreover, due to unforeseen circumstances or factors beyond our control, we may be forced to relocate our operations from our existing facility to a new facility and may incur substantial costs, experience program delays and sacrifice proximity to customers and geographic markets as a result, potentially for an extended period of time. Any significant interruption in production at one or more of these facilities could negatively impact our ability to deliver our products to our customers.

A significant disruption in the supply of a key component due to a work stoppage or other disruption at one of our suppliers or any other supplier could impact our ability to make timely deliveries to our customers and, accordingly, have an adverse effect on our business, financial condition, results of operations and cash flows. Where a manufacturer halts production because of another supplier failing to deliver on time, or as a result of a work stoppage or other disruption, it is unlikely we will be fully compensated, if at all.

We rely on certain suppliers of materials and components for our products.

Certain of the materials and components for products we manufacture in feedstock materials, consumables or other component could become limited in the marketplace. Our business, results of operations, financial condition and cash flows could be adversely affected by disruptions in supply from our third-party suppliers, whether from supply chain disruptions or if suppliers lack sufficient quality control or if there are significant changes in their financial or business condition. See “Business—Materials and Suppliers.”

Raw material price fluctuations or other factors could reduce the ability of key suppliers to meet quality and delivery requirements, or catastrophic events can increase the cost of our products and services, impact our ability to meet commitments to customers and cause us to incur significant liabilities.

The cost and availability of raw materials such as resins, end of life products, or concentrates are a key factor in the cost of our products. Our inability to offset material price inflation or continue to produce products could result in increased prices to customers, formula or long-term fixed price contracts with suppliers, productivity actions or through commodity hedges could adversely affect our business, financial condition, results of operations and cash flows. Supply interruptions could arise from shortages of raw materials, effects of economic, political or financial market conditions on a supplier’s operations, labor disputes or weather conditions affecting products or shipments, transportation disruptions, information system disruptions or other reasons beyond our control.

The profitability of our business is also dependent upon the efficiency of our supply chain. An inefficient or ineffective supply chain strategy or operations could increase operational costs, reduce profit margins and adversely affect our business, financial condition, results of operations and cash flows. Short- or long-term capacity constraints or financial distress at any point in our supply chain could disrupt our operations and adversely affect our financial performance, particularly when the affected suppliers and manufacturers are the sources of our feedstock products that we require or that have unique capabilities, or when our customers have directed us to use those specific suppliers and manufacturers. We incur significant freight expenses related to the purchase of products for distribution and fluctuations in fuel costs may cause us to incur additional expense.

We are subject to the economic, political, regulatory, and other risks.

Our industry subjects us to many risks including: environmental regulations; employment regulations; monetary and fiscal policies, import, export and other trade restrictions (such as embargoes); nationalization of private enterprises; natural and man-made disasters, hazards and losses; violence, civil and labor unrest; acts of terrorism; and our ability to hire and maintain qualified staff and maintain the safety of our employees.

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We may see the markets in which we operate in become subject to additional regulation in the future.

Many of our products, technologies and services, in particular products for magnet material is crucial to national security, are may be subject to regulatory agency oversight in the future. In the future governments may look to restrict or regulate where we can sell products and who we can sell them through tariffs or other regulations.

Our growth strategy is dependent on expanding our feedstock partnerships for materials to recycle.

Part of our growth strategy is to expand our production and is reliant on securing additional upstream feedstock to recycle (end of life products, concentrates or other material). If we cannot secure enough inputs to our process we may not be able to keep up with the demand of our customer base. If we are unable to execute on any part of our growth strategy, our business, financial condition, results of operations and cash flows could be adversely affected.

We may not be able to retain or expand relationships with certain large customers.

The customers for our products in the future are large, concentrated companies. Consolidation or change of control, particularly among automotive OEM, or a decision by any one or more of our potential customers to outsource or insource may concentrate our business in a limited number of customers and expose us to increased risks relating to dependence on a smaller number of customers.

Failure to protect our intellectual property could adversely affect our business, financial condition and results of operations and cash flows.

We rely on a combination of patents, copyrights, trademarks, tradenames, trade secrets and other proprietary rights, as well as contractual arrangements, including licenses, to establish, maintain and protect our intellectual property rights. Effective intellectual property protection may not be available in every country in which we do business. We may not be able to acquire or maintain appropriate registered or unregistered intellectual property in all countries in which we do business. Companies that license intellectual property we own or use also may take actions that diminish the value of our intellectual property or harm our reputation.

Our intellectual property rights may not be sufficient to permit us to take advantage of some business opportunities. As a result, we may be required to change our plans or acquire the necessary intellectual property rights, which could be costly. Furthermore, our ability to enforce our intellectual property rights in emerging markets may be limited by legal or practical considerations.

The protection of our intellectual property may be expensive and time-consuming. There can be no assurance that the steps we take to maintain and protect our intellectual property will be adequate, or that third parties will not infringe, circumvent, misappropriate or violate our intellectual property. If our efforts to protect our intellectual property are not adequate, the value of our goods and services may be harmed, which could have an adverse effect on our business, financial condition, results of operations and cash flows. Any impairment of our intellectual property, including due to changes in U.S. or worldwide intellectual property laws or the absence of effective legal protection or enforcement measures, could adversely impact our business, financial condition, results of operations and cash flows.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could adversely affect our business, financial condition, results of operations and cash flows.

Due to the technical nature of our business, our future performance is highly dependent upon the continued services of our employees and management who have significant industry expertise, including our engineering and design personnel and trained sales force. Our performance is also dependent on the development of additional personnel and the hiring of new qualified engineering, design, manufacturing, marketing, sales and management personnel for our operations. Competition for qualified personnel in our markets is intense, and we may not be successful in attracting or retaining qualified personnel. The loss of key employees, our inability to attract new qualified employees or adequately train employees, or the delay in hiring key personnel could negatively affect our business, financial condition, results of operations and cash flows.

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We may not be able to obtain additional capital that we need in the future on favorable terms or at all.

We may require additional capital in the future to finance our growth and development, upgrade and improve our manufacturing capabilities, implement further marketing and sales activities, fund ongoing R&D activities, and meet general working capital needs. Our capital requirements will depend on many factors, including acceptance of and demand for our solutions, the extent to which we invest in new technology and R&D projects and the status and timing of these developments. If our access to capital were to become constrained significantly, or if costs of capital increased significantly, due to lowered credit ratings, prevailing business conditions, the volatility of the capital markets or other factors, our business, financial condition, results of operations and cash flows could be adversely affected.

We have agreements in place, or may have agreements in place in the future, with affiliated companies and/or companies owned and controlled by certain members of our management, and conflicts of interest may arise in the future as a result.

Some of our agreements are with related parties and with entities that are owned and controlled by some of our management team, with financial and economic benefit of such leases going directly to those members of the management team. Given some of the common ownership and control between the Company and the counterparty to the agreement, and the complex contractual obligations under these arrangements, conflicts could arise between us and affiliated companies that could adversely affect the interests of our stockholders, including, without limitation, conflicts involving compliance with payment and performance obligations under existing leases, and negotiation of the terms of and performance under additional agreements we may enter into with any affiliated company in the future.

Risks Relating to the Spin-Off

If the Spin-Off does not qualify for its intended U.S. tax treatment, American Resources and its stockholders could incur significant costs.

Completion of the Spin-Off is conditioned on American Resources’ receipt of separate written opinion from B.F. Borgers CPA PC to the effect that the Share Distribution will qualify for non-recognition of gain and loss under Section 355 and related provisions of the Code. American Resources can waive receipt of either or both tax opinions as a condition to the completion of the Spin-Off.

The opinions do not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinions assume that the Spin-Off will be completed according to the terms of the Mutual Services and Transition Agreement and rely on the facts as stated in the Mutual Services and Transition Agreement, any other ancillary agreements, this Information Statement and a number of other documents. In addition, the opinions are based on certain representations as to factual matters from, and certain covenants by, American Resources and us. The opinions cannot be relied on if any of the assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated in any material respect.

The opinions are not binding on the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the opinions are challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences of the Spin-Off could be materially less favorable. American Resources has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

If the Spin-Off were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, then a U.S. Holder who receives our common stock in the Share Distribution generally would be treated as receiving a distribution in an amount equal to the fair market value of our common stock received. The distribution would be treated as: (1) a taxable dividend to the extent of the holder’s pro rata share of American Resources’ current or accumulated earnings and profits; (2) a reduction in the holder’s basis (but not below zero) in American Resources common stock to the extent the amount received exceeds the holder’s share of American Resources’ earnings and profits; and (3) taxable gain from the exchange of American Resources common stock to the extent the amount received exceeds the sum of the holder’s share of American Resources’ earnings and profits and its basis in its American Resources common stock. See below and “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

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Until the separation occurs, American Resources has sole discretion to change the terms of the separation in ways that may be unfavorable to us.

Until the Spin-Off occurs, the Company will be a majority owned subsidiary of American Resources. Accordingly, American Resources will effectively have the absolute discretion to determine and change the terms of the separation, including the establishment of the record date for the Share Distribution and the Share Distribution Date. These changes could be unfavorable to us. In addition, the separation and Share Distribution and related transactions are subject to the satisfaction or waiver by American Resources in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met. American Resources may also decide at any time not to proceed with the separation and Share Distribution.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We believe that, as an independent, publicly traded company, we will be able to, among other things, design and implement corporate strategies and policies that are better targeted to our business’s areas of strength and differentiation, better focus our financial and operational resources on those specific strategies, create effective incentives for our management and employees that are more closely tied to our business performance, provide investors more flexibility and enable us to achieve alignment with a more natural stockholder base and implement and maintain a capital structure designed to meet our specific needs. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including: (i) the completion of the Spin-Off will require significant amounts of our management’s time and effort, which may divert management’s attention from operating and growing our business; (ii) following the Spin-Off, we may be more susceptible to market fluctuations and other adverse events than if it were still a part of American Resources; and (iii) following the Spin-Off, our businesses will be less diversified than American Resources’ businesses prior to the separation. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition, results of operations and cash flows could be adversely affected.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and we may experience increased costs after the Spin-Off.

We have historically operated as part of American Resources’ corporate organization, and American Resources has provided us with various corporate functions. Following the Spin-Off, American Resources will have no obligation to provide us with assistance other than the transition and other services described under “Certain Relationships and Related Party Transactions—Agreements with American Resources.” These services do not include every service that we have received from American Resources in the past. The agreements relating to such shared services and to the Spin-Off more generally will be negotiated prior to the Spin-Off, at a time when our business will still be operated by American Resources. In entering into these agreements, the Company will not have an independent board of directors or a management team independent of American Resources representing its interests while the agreements are being negotiated. It is possible that we might have been able to achieve more favorable terms if the circumstances differed. We will rely on American Resources to satisfy its performance and payment obligations under any shared services agreements and other agreements related to the Spin-Off, and if American Resources does not satisfy such obligations, we could incur operational difficulties or losses.

Following the Spin-Off and the cessation of any shared services agreements, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from American Resources. These services may include legal, accounting, information technology, software development, human resources, investor relations and other infrastructure support, the effective and appropriate performance of which are critical to our operations.

We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from American Resources. Because our business has historically operated as part of the wider American Resources organization, we may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently or may incur additional costs that could adversely affect our business. If we fail to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, our business, financial condition, results of operations and cash flows may be adversely affected.

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We may incur new indebtedness post the Share Distribution, and the degree to which we will be leveraged following completion of the Share Distribution could adversely affect our business, financial condition and results of operations.

Post the Spin-Off, we may incur substantial indebtedness to fund the growth of the business. We also may enter into a revolving credit facility to be available for our working capital and other cash needs.

We have historically relied upon American Resources to fund our working capital requirements and other cash requirements. After the Share Distribution, we will not be able to rely on the earnings, assets or cash flow of American Resources, and American Resources will not provide funds to finance our working capital or other cash requirements. As a result, after the Share Distribution, we will be responsible for servicing our own debt and obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements. After the Spin-Off, our access to and cost of debt financing will be different than it would have been as a part of American Resources. Differences in access to and cost of debt financing may result in differences in the interest rate charged to us on financings, as well as the amount of indebtedness, types of financing structures and debt markets that may be available to us.

Our ability to make payments on and to refinance our future indebtedness will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, as well as the risk factors set forth herein.

The commercial and credit environment may adversely affect our access to capital.

Our ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our products or in the solvency of our customers or suppliers or if there are other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect our ability to access the capital markets.

Our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that the Company’s financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with our financial stability could have an adverse effect on our business, financial condition, results of operations and cash flows.

We may have potential business conflicts of interest with American Resources with respect to our past and ongoing relationships.

Conflicts of interest may arise with American Resources in a number of areas relating to our past and ongoing relationships, including, but not limited to:

•	intellectual property matters.

•	use of licensed technology.

•	the existence of leases and agreements between the two companies.

•	employee recruiting and retention; and

•	business combinations involving our Company.

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We may not be able to resolve any potential conflicts, and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party

Following the Spin-Off, certain of our directors and employees may have actual or potential conflicts of interest because of their financial interests in American Resources and other companies for which our executive officers and directors may be affiliates of. Because of their current or former positions with American Resources, certain of our expected executive officers and directors, including the chairman of the Board, own equity interests in American Resources. Continuing ownership of American Resources shares and equity awards could create, or appear to create, potential conflicts of interest if the Company and American Resources face decisions that could have implications for both the Company and American Resources.

Risks Relating to Our Common Stock and the Securities Market

No market for our common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off our stock price may fluctuate significantly.

There is currently no public market for our common stock. Following the Spin-Off, we intend to list our common stock on NASDAQ Capital Market We anticipate that before the Share Distribution Date, trading of shares of our common stock will begin on a “when-issued” basis and this trading will continue up to and including the Share Distribution Date. However, an active trading market for our common stock may not develop as a result of the Spin-Off or may not be sustained in the future. The lack of an active market may make it more difficult for stockholders to sell our shares and could lead to our share price being depressed or volatile.

We cannot predict the prices at which our common stock may trade after the Spin-Off or whether the Combined market value of a share of our common stock and a share of American Resources’ common stock will be less than, equal to or greater than the market value of a share of American Resources common stock prior to the Spin-Off. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our results of operations due to factors related to our business;

•	success or failure of our business strategies;

•	competition and industry capacity;

•	changes in interest rates and other factors that affect earnings and cash flow;

•	our ability to retain and recruit qualified personnel;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover, or positively cover, our common stock after the Spin-Off;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of our Company and our industry;

•	overall market fluctuations unrelated to our operating performance;

•	results from any material litigation or government investigation;

•	changes in laws and regulations (including tax laws and regulations) affecting our business;

•	changes in capital gains taxes and taxes on dividends affecting stockholders; and

•	general economic conditions and other external factors.

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Furthermore, our business profile and market capitalization may not fit the investment objectives of some American Resources stockholders and, as a result, these American Resources stockholders may sell their shares of our common stock after the Share Distribution. See “—Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.” Low trading volume for our stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on our stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against the Company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.

American Resources stockholders receiving shares of our common stock in the Share Distribution generally may sell those shares immediately in the public market. It is likely that some American Resources stockholders, including some of its larger stockholders, will sell their shares of our common stock received in the Share Distribution if, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives, or, in the case of index funds, we are not a participant in the index in which they are investing. The sales of significant amounts of our common stock or the perception in the market that such sales might occur may decrease the market price of our common stock.

Your percentage ownership in the Company may be diluted in the future.

Your percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we will be granting to our directors, officers and other employees. We expect to have one or more equity compensation plans that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. In particular, prior to the Spin- Off, we expect our Board to adopt, and American Resources, as our majority shareholder, to approve, the 2022 Stock Incentive Plan of SpinCo and its Affiliates (the “Equity Plan”) for the benefit of certain of our current and future employees and other service providers, as well as an equity plan for our non-employee directors.

From time-to-time, SpinCo may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of SpinCo common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock.

The rights associated with the Company’s common stock may differ from the rights associated with American Resources common stock.

Upon completion of the Share Distribution, the rights of American Resources stockholders who become Company stockholders will be governed by the Certificate of Incorporation of the Company and by Indiana law. The rights associated with American Resources shares are different from the rights associated with Company shares. Material differences between the rights of stockholders of American Resources and the rights of stockholders of the Company include differences with respect to, among other things, the removal of directors, the convening of annual meetings of stockholders and special stockholder meetings, stockholder approval of certain transactions, anti-takeover measures and provisions relating to the ability to amend the certificate of incorporation. See “Description of Our Capital Stock—Certain Provisions of Indiana Law, Our Certificate of Incorporation and By-Laws” for more information.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with auditor attestation of the effectiveness of our internal controls, beginning with our required annual report on Form 10-K. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of shares of common stock could decline and we could be subject to sanctions or investigations by the U.S. Securities and Exchange Commission (the “SEC”) or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer, and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, because of its inherent limitations, internal control over financial reporting might not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for our shares of common stock, and could adversely affect our ability to access the capital markets. See “—Risks Relating to the Spin-Off—As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions, and our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the Spin-Off.”

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Although we believe that the forward-looking statements contained in this Information Statement are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

•	lack of operating history as an independent, publicly traded company and unreliability of historical Consolidated and Combined financial information as an indicator of our future results.
•	the level of competition from other companies.
•	ability to successfully develop new technologies and introduce new products.
•	changes in prevailing global and regional economic conditions.
•	natural disasters or inclement or hazardous weather conditions, including, but not limited to cold weather, flooding, tornadoes and the physical impacts of climate change.
•	failure to achieve and maintain a high level of product and service quality.
•	ability to operate as an independent publicly traded company without certain benefits available to us as a part of American Resources.
•	dependence upon investment in information technology.
•	failure or inability to comply with the GDPR.
•	technical difficulties or failures.
•	work stoppages, other disruptions, or the need to relocate any of our facilities.
•	economic, political, regulatory, foreign exchange and other risks of international operations.
•	changes in legislation or government regulations or policies.
•	our growth strategy is dependent on expanding our distribution business.
•	inability to obtain necessary production equipment or replacement parts.
•

the significant failure or inability to comply with the specifications and manufacturing requirements of our OEM customers or by increases or decreases to the inventory levels maintained by our customers.

•	difficulty collecting receivables.
•	the failure to protect our intellectual property or allegations that we have infringed the intellectual property of others.
•	our inability to maintain intellectual property agreements.
•	the failure to increase productivity through sustainable operational improvements.
•	inability to grow successfully through future acquisitions.
•	inability to recruit and retain qualified personnel.
•	the operational constraints and financial distress of third parties.
•	changes in the price and availability of raw materials that we use to produce our products.
•	labor disputes.
•	our ability to borrow funds and access capital markets.
•	potential material environmental liabilities.
•	potential material losses and costs as a result of warranty claims, including product recalls, and product liability actions that may be brought against us.
•	potential material litigation matters.
•	unforeseen U.S. federal income tax and foreign tax liabilities.
•	U.S. federal income tax reform.
•	the potential suspension in the future of our dividend program.
•	certain factors discussed elsewhere in this Information Statement.

These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this Information Statement. These risks could cause actual results to differ materially from those implied by forward-looking statements in this Information Statement. Even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this Information Statement, those results or developments may not be indicative of results or developments in subsequent periods.

Any forward-looking statements made by us in this Information Statement speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

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THE SPIN-OFF

Background

On July 22, 2022, American Resources announced plans for the complete legal and structural separation of the Business from American Resources. To affect the separation, American Resources is undertaking the Reorganization Transactions described under “Certain Relationships and Related Party Transactions— Agreements with American Resources—Mutual Services and Transition Agreement.”

Following the Reorganization Transactions, American Resources will distribute all of its equity interest in us, consisting of all of the outstanding shares of our common stock, to holders of American Resources’ common stock on a pro rata basis. Following the Spin-Off, American Resources will not own any equity interest in us, and we will operate independently from American Resources. No approval of American Resources’ stockholders is required in connection with the Spin-Off, and American Resources’ stockholders will not have any appraisal rights in connection with the Spin-Off.

Completion of the Spin-Off is subject to the satisfaction, or the American Resources Board’s waiver, to the extent permitted by law, of a number of conditions. In addition, American Resources may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution. For a more detailed discussion, see “The Spin-Off —Conditions to the Spin-Off.”

Aspects of the Spin-Off may increase the risks associated with ownership of shares of SpinCo. In connection with the Spin-Off, we may incur substantial indebtedness in the future. We may also enter into a revolving credit facility to be available for our working capital and other cash needs. Furthermore, as an independent entity we may lose some of the benefits of purchasing power, borrowing leverage and available capital for investments associated with being part of a larger entity. See “Risk Factors” in this Information Statement.

Reasons for the Spin-Off

In 2022, the American Resources Board authorized a review of American Resources’ business portfolio and capital allocation options, with the goal of enhancing stockholder value. As part of its review process, American Resources evaluated a range of potential structural alternatives in addition to the Spin-Off, including opportunities for dispositions, acquisitions, business combinations and separations. American Resources considered a number of factors, including the strategic clarity and flexibility for American Resources and SpinCo after the Spin-Off, the ability of SpinCo to compete and operate efficiently and effectively (including SpinCo’s ability to retain and attract management talent) after the Spin-Off, the financial profile of SpinCo and the potential reaction of investors. As a result of this review, American Resources identified differences in operations, strategic focus and growth drivers of American Resources’ business and the Business, including that the Business would not fully utilize synergies across the American Resources portfolio. In addition, a number of the characteristics of the SpinCo businesses differ significantly from those of the remaining American Resources operations. In reaching the decision to separate the Business, the American Resources Board concluded that the separation of the Business from the remainder of American Resources as a stand-alone, public company is the most attractive alternative for enhancing stockholder value.

As a result of this evaluation, American Resources determined that proceeding with the Spin-Off would be in the best interests of American Resources and its stockholders. American Resources considered the following potential benefits of this approach:

•

Enhanced Strategic and Operational Focus. Following the Spin-Off, American Resources and SpinCo will each have a more focused business and be better able to dedicate financial, management and other resources to leverage their respective areas of strength and differentiation. Each company will pursue appropriate growth opportunities and execute strategic plans best suited to address the distinct market trends and opportunities for its business. SpinCo plans to focus on leadership in attractive products invest selectively in growth areas, ensure continued operational discipline and capture transformative productivity.

•

Simplified Organizational Structure and Resources. The Spin-Off will allow the management of each of American Resources and SpinCo to devote their time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of their respective companies. Each company will be able to adapt faster to clients’ changing needs, address specific market dynamics, target innovation and investments in select growth areas and accelerate decision-making processes.

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•

Distinct and Clear Financial Profiles and Compelling Investment Cases. Investment in one company or the other may appeal to investors with different goals, interests and concerns. The Spin-Off will allow investors to make independent investment decisions with respect to American Resources and SpinCo and may result in greater alignment between the interests of SpinCo’s stockholder base and the characteristics of SpinCo’s business, capital structure and financial results.

•

Performance Incentives. We believe that the Spin-Off will enable SpinCo to create incentives for its management and employees that are more closely tied to its business performance and stockholder expectations. SpinCo’s equity-based compensation arrangements will more closely align the interests of SpinCo’s management and employees with the interests of its stockholders and should increase SpinCo’s ability to attract and retain personnel

•

Capital Structure. The Spin-Off will enable each of American Resources and SpinCo to leverage its distinct growth profile and cash flow characteristics to optimize its capital structure and capital allocation strategy.

In determining whether to effect the Spin-Off, American Resources considered the costs and risks associated with the transaction, including the costs associated with preparing SpinCo to become an independent, publicly traded company, the risk of volatility in our stock price immediately following the Spin-Off due to sales by American Resources’ stockholders whose investment objectives may not be met by our common stock, the time it may take for us to attract our optimal stockholder base, the possibility of disruptions in our business as a result of the Spin-Off, the risk that the Combined trading prices of our common stock and American Resources’ common stock after the Spin-Off may drop below the trading price of American Resources’ common stock before the Spin-Off and the loss of synergies and scale from operating as one company. Notwithstanding these costs and risks, taking into account the factors discussed above, American Resources determined that the Spin-Off provided the best opportunity to achieve the above benefits and enhance stockholder value. American Resources will pay substantially all of the third-party fees, costs and expenses associated with the Spin-Off incurred before and in connection with the consummation of the Spin-Off, and each of American Resources and the Company generally will bear its own third-party fees, costs and expenses associated with the Spin-Off incurred after the consummation of the Spin-Off.

When and How You Will Receive SpinCo Shares

American Resources will distribute to its stockholders, as a pro rata dividend, 1/2 of a share of our common stock for every share of American Resources common stock outstanding as of [•], 2023, the Record Date of the Share Distribution.

Prior to the Share Distribution, American Resources will deliver all of the issued and outstanding shares of our common stock to the distribution agent. VStock Transfer LLC will serve both as distribution agent in connection with the Share Distribution transfer agent and registrar for our common stock.

If you own American Resources common stock as of the close of business on [•], 2023, the shares of our common stock that you are entitled to receive in the Share Distribution will be issued to your account as follows:

•

Registered stockholders. If you own your shares of American Resources common stock directly through American Resources’ transfer agent, you are a registered stockholder. In this case, the distribution agent will credit the shares, rounded to the nearest whole share, of our common stock you receive in the Share Distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Share Distribution. You will be able to access information regarding your book-entry account for SpinCo shares through VStock Transfer LLC at info@vstocktransfer.com or by calling (212) 828-8436.

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Commencing on or shortly after the Share Distribution Date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Share Distribution Date to complete the distribution of the shares of our common stock and mail statements of holding to all registered stockholders.

• “Street name” or beneficial stockholders. If you own your shares of American Resources common stock beneficially through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker or other nominee will credit your account with the whole shares of our common stock that you receive in the Share Distribution on or shortly after the Share Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

If you sell any of your shares of American Resources common stock on or before the Share Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the American Resources shares you sold. See “The Spin-Off— Trading Prior to the Share Distribution Date” for more information.

We are not asking American Resources stockholders to take any action in connection with the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of American Resources common stock for shares of our common stock. The number of outstanding shares of American Resources common stock will not change as a result of the Spin-Off.

Treatment of Fractional Shares

The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will round any fractional shares to the nearest whole number of shares at the time of the distribution of shares of the Spin-Off. See “How will our common stock trade?” for additional information regarding “when-issued” trading.

Material U.S. Federal Income Tax Consequences of the Spin-Off

Consequences to Holders of American Resources common stock

The following is a summary of the material U.S. federal income tax consequences to holders of American Resources common stock in connection with the Distribution. This summary is based on the Code, the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies.

•	tax-exempt entities.

•	banks, financial institutions or insurance companies.

•	real estate investment trusts, regulated investment companies or grantor trusts.

•	persons who acquired American Resources common stock pursuant to the exercise of employee stock options or otherwise as compensation.

•	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of American Resources equity.

•	stockholders owning American Resources common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes.

•	certain former citizens or long-term residents of the United States.

•	stockholders who are subject to the alternative minimum tax.

•	persons who are subject to special accounting rules under Section 451(b) of the Code.

•	persons who own American Resources common stock through partnerships or other pass-through entities.

•	persons who hold American Resources common stock through a tax-qualified retirement plan.

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This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds American Resources common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to its tax consequences.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SHARE DISTRIBUTION.

General

Completion of the Spin-Off is conditioned upon American Resources’ receipt of written opinion from B.F. Borgers CPA PC to the effect that the Distribution will qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code. The opinions will be based on the assumption that, among other things, the representations made, and information submitted, in connection with it are accurate. If the Distribution qualifies for this treatment and subject to the qualifications and limitations set forth herein, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by, or be includible in the income of, a holder as a result of the Distribution.

•

the aggregate tax basis of the American Resources common stock and our common stock held by each holder immediately after the Distribution will be the same as the aggregate tax basis of the American Resources common stock held by that holder immediately before the Distribution, allocated between the American Resources common stock and our common stock in proportion to their relative fair market values on the date of the Distribution; and

•	the holding period of our common stock received by each Holder will include the holding period of its American Resources common stock.

The opinions will not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinions will assume that the Spin-Off will be completed according to the terms of the Mutual Services and Transition Agreement and will rely on the facts as stated in the Mutual Services and Transition Agreement, this Information Statement and a number of other documents. In addition, the opinions will be based on certain representations as to factual matters from, and certain covenants by, American Resources and us. The opinions cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or are violated in any material respect.

The opinions will not be binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the opinions are challenged by the IRS, and if the IRS prevails in that challenge, the tax consequences of the Spin-Off could be materially less favorable. American Resources has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

If the Distribution were determined not to qualify for non-recognition of gain or loss, the above consequences would not apply and each holder who receives our common stock in the Distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which would generally result in:

•	a taxable dividend to the extent of the holder’s pro rata share of American Resources’ current or accumulated earnings and profits.

•	a reduction in the holder’s basis (but not below zero) in American Resources common stock to the extent the amount received exceeds the holder’s share of American Resources’ earnings and profits; and

•

a taxable gain from the exchange of American Resources common stock to the extent the amount received exceeds the sum of the holder’s share of American Resources’ earnings and profits and its basis in its American Resources common stock.

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Consequences to American Resources

The following is a summary of the material U.S. federal income tax consequences to American Resources in connection with the Spin-Off that may be relevant to holders of American Resources common stock.

As discussed above, completion of the Spin-Off is conditioned upon American Resources’ receipt of written opinion from B.F. Borgers CPA PC to the effect that the Distribution will qualify for nonrecognition of gain or loss under Section 355 and related provisions of the Code. If the Distribution qualifies for nonrecognition of gain or loss under Section 355 and related provisions of the Code, then American Resources generally will not recognize gain or loss as a result of the Distribution. The opinions are subject to the qualifications and limitations as are set forth above under “—Consequences to U.S. Holders of American Resources common stock.”

If the Distribution were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, then American Resources would recognize gain equal to the excess of the fair market value of our common stock distributed to American Resources stockholders over American Resources’ tax basis in our common stock.

Results of the Spin-Off

After the Spin-Off, we will be an independent, publicly traded company. Immediately following the Spin-Off, we expect to have approximately 34,000,000 shares of our common stock outstanding, based on the number of American Resources stockholders and shares of American Resources common stock outstanding on November 15, 2022. The actual number of shares of our common stock American Resources will distribute in the Spin-Off will depend on the actual number of shares of American Resources common stock outstanding on the Record Date, which will reflect any issuance of new shares or exercises of outstanding options pursuant to American Resources’ equity plans, and any repurchase of American Resources shares on or prior to the Record Date. Shares of American Resources common stock held by American Resources as treasury shares will not be considered outstanding for purposes of, and will not be entitled to participate in the Share Distribution. The Spin-Off will not affect the number of outstanding shares of American Resources common stock or any rights of American Resources stockholders. However, following the Share Distribution, the equity value of American Resources will no longer reflect the value of the Business. There can be no assurance that the Combined trading prices of the American Resources common stock and our common stock will equal or exceed what the trading price of American Resources common stock would have been in absence of the Spin-Off.

Before our separation from American Resources, we intend to enter into a Mutual Services and Transition Agreement and potentially other agreements with American Resources related to the Spin-Off. These agreements will govern the relationship between us and American Resources up to and after completion of the Spin-Off and allocate between us and American Resources various assets, liabilities, rights and obligations, including employee benefits, environmental, intellectual property and tax-related assets and liabilities. We describe these arrangements in greater detail under “Certain Relationships And Related Party Transactions—Agreements with American Resources.”

Listing and Trading of Our Common Stock

As of the date of this Information Statement, we are a majority owned subsidiary of American Resources. Accordingly, no public market for our common stock currently exists, although a “when-issued” market in our common stock may develop prior to the Share Distribution. See “The Spin-Off—Trading Prior to the Share Distribution Date” below for an explanation of a “when-issued” market. We intend to apply to list our shares of common stock on the Capital Market under the symbol “[•]”. Following the Spin-Off, American Resources common stock will continue to trade on the NASDAQ Stock Exchange under the symbol “AREC”.

Neither we nor American Resources can assure you as to the trading price of American Resources common stock or our common stock after the Spin-Off, or as to whether the Combined trading prices of our common stock and the American Resources common stock after the Spin-Off will equal or exceed the trading prices of American Resources common stock prior to the Spin-Off. The trading price of our common stock may fluctuate significantly following the Spin-Off.

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The shares of our common stock distributed to American Resources stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.

Trading Prior to the Share Distribution Date

We expect a “when-issued” market in our common stock to develop as early as one trading day prior to the Record Date for the Share Distribution and continue up to and including the Share Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally on or before the Share Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own shares of American Resources common stock at the close of business on the Record Date, you will be entitled to receive shares of our common stock in the Share Distribution. You may trade this entitlement to receive shares of our common stock, without the shares of American Resources common stock you own, on the “when-issued” market. We expect “when-issued” trades of our common stock to settle within two trading days after the Share Distribution Date. On the first trading day following the Share Distribution Date, we expect that “when-issued” trading of our common stock will end and “regular-way” trading will begin.

We also anticipate that, as early as one trading day prior to the Record Date and continuing up to and including the Share Distribution Date, there will be two markets in American Resources common stock: a “regular-way” market and an “ex-distribution” market. Shares of American Resources common stock that trade on the regular-way market will trade with an entitlement to receive shares of our common stock in the Share Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of our common stock in the Share Distribution. Therefore, if you sell shares of American Resources common stock in the regular-way market up to and including the Share Distribution Date, you will be selling your right to receive shares of our common stock in the Share Distribution. However, if you own shares of American Resources common stock at the close of business on the Record Date and sell those shares on the ex-distribution market up to and including the Share Distribution Date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the Share Distribution.

If “when-issued” trading occurs, the listing for our common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our “when-issued” trading symbol when and if it becomes available. If the Spin-Off does not occur, all “when-issued” trading will be null and void.

Conditions to the Spin-Off

We expect that the Spin-Off will be effective on the Share Distribution Date, provided that the following conditions shall have been satisfied or waived by American Resources:

•

the American Resources Board shall have approved the Reorganization Transactions and Share Distribution and not withdrawn such approval, and shall have declared the dividend of our common stock to American Resources stockholders;

•	the ancillary agreements contemplated by the Mutual Services and Transition Agreement shall have been executed by each party to those agreements;

•

the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

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•	our common stock shall have been accepted for listing on a national securities exchange approved by American Resources, subject to official notice of issuance;

•

American Resources shall have received the written opinion of B.F. Borgers CPA PC, which shall remain in full force and effect, regarding the intended treatment of the Share Distribution under the Code;

•	the Reorganization Transactions shall have been completed (other than those steps that are expressly contemplated to occur at or after the Share Distribution);

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Share Distribution shall be in effect, and no other event outside the control of American Resources shall have occurred or failed to occur that prevents the consummation of the Share Distribution;

•

no other events or developments shall have occurred prior to the Share Distribution that, in the judgment of the American Resources Board, would result in the Share Distribution having a material adverse effect on American Resources or its stockholders;

•

prior to the Share Distribution Date, notice of Internet availability of this Information Statement or this Information Statement shall have been mailed to the holders of American Resources common stock as of the Record Date; and

•	certain other conditions set forth in the Mutual Services and Transition Agreement.

Any of the above conditions may be waived by the American Resources Board to the extent such waiver is permitted by law. If the American Resources Board waives any condition prior to the effectiveness of the Registration Statement on Form 10, of which this Information Statement Forms a part, and the result of such waiver is material to American Resources stockholders, we will file an amendment to the Registration Statement on Form 10, of which this Information Statement forms a part, to revise the disclosure in the Information Statement accordingly. In the event that American Resources waives a condition after this Registration Statement becomes effective and such waiver is material, we would communicate such change to American Resources’ stockholders by filing a Form 8-K describing the change.

The fulfillment of the above conditions will not create any obligation on American Resources’ part to complete the Spin-Off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our common stock and the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Share Distribution. American Resources may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution.

Reasons for Furnishing this Information Statement

We are furnishing this Information Statement solely to provide information to American Resources’ stockholders who will receive shares of our common stock in the Share Distribution. You should not construe this Information Statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of American Resources. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor American Resources undertakes any obligation to update the information except in the normal course of our and American Resources’ public disclosure obligations and practices.

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DIVIDEND POLICY

Subject to the sole discretion of our Board and the considerations discussed below, once the Spin-Off is effective, we do not anticipate paying cash dividends on our common stock for the foreseeable future.

The Board’s decisions regarding the payment of dividends will depend on consideration of many factors, such as our financial condition, earnings, sufficiency of distributable reserves, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, legal requirements, regulatory constraints and other factors that the Board deems relevant. See “Risk Factors—Our ability to pay cash dividends to our stockholders is subject to the discretion of our Board and there is no guarantee we will initiate dividends, or that once initiated, that we will continue paying dividends.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022:

•	on a historical basis; and

•	on a pro formabasis to reflect the adjustments included in our unaudited pro formaConsolidated and Combined financial information.

The information below is not necessarily indicative of what our capitalization would have been had the separation, distribution and related transactions been completed as of September 30, 2022. In addition, it is not indicative of our future capitalization.

This table should be read in conjunction with the “Unaudited Pro Forma Consolidated and Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” sections of this information statement and our unaudited condensed Consolidated and Combined financial statements and notes thereto included in the “Index to Consolidated and Combined Financial Statements” of this information statement.

	As of September 30, 2022
	(unaudited)
	Historical	As Adjusted
Cash and cash equivalents:	$773,828	$773,828

Capitalization:
Debt	$-	$2,005,858

Shareholder’s equity:
Parent’s net investment	$413,262	$-
Common stock, $0.0001 par value	-	3,343
Accumulated deficit	-	(1,595,939)
Total equity	$413,262	$(1,592,596)

Total capitalization	$413,262	$413,262

We have not yet finalized our post-Spin-Off capitalization. Adjusted financial data reflecting our post-Spin-Off capitalization will be included in an amendment to this Information Statement.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL DATA

The following tables present certain selected historical Consolidated and Combined financial information as of and for each of the years in the two-year period ended December 31, 2021 and 2020 and for the nine months ended September 30, 2022 and 2021. The selected historical Consolidated and Combined financial data as of December 31, 2021 and 2020 our historical audited Consolidated and Combined financial Statements included elsewhere in this Information Statement. The unaudited Consolidated and Combined financial Statements have been prepared on the same basis as the audited Consolidated and Combined financial Statements and, in the opinion of our management, include all adjustments, consisting of only ordinary recurring adjustments, necessary for a fair statement of the information set forth in this Information Statement.

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The selected historical Consolidated and Combined financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Consolidated and Combined financial Statements and the accompanying Notes thereto included elsewhere in this Information Statement. For each of the periods presented, our business was wholly owned by American Resources. The financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented. In addition, our historical Consolidated and Combined financial information does not reflect changes that we expect to experience in the future as a result of our separation from American Resources, including changes in the financing, operations, cost structure and personnel needs of our business. Further, the historical Consolidated and Combined financial information includes allocations of certain American Resources corporate expenses, as described in Note 3. Related Party Transactions with American Resources to the historical Consolidated and Combined financial Statements. We believe the assumptions and methodologies underlying the allocation of these expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that we would have incurred if we had operated as an independent, publicly traded company or of the costs expected to be incurred in the future.

The following tables also present certain Unaudited Pro Forma Condensed Consolidated and Combined financial information of SpinCo for the nine months ended September 30, 2022 and 2021 and the year ended December 31, 2021 and 2020 and an Unaudited Pro Forma Condensed Consolidated and Combined financial balance sheet as of September 30, 2022. The Unaudited Pro Forma Condensed Consolidated and Combined financial statements are derived from our historical Consolidated and Combined financial Statements included elsewhere in this Information Statement, and are not intended to be a complete presentation of our financial position or results of operations had the transactions contemplated by the Mutual Services and Transition Agreement and related agreements occurred as of the dates indicated. The Unaudited Pro Forma Condensed Consolidated and Combined financial statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Consolidated and Combined financial Statements and the accompanying Notes included elsewhere in this Information Statement. The Unaudited Pro Forma Condensed Consolidated and Combined financial statements of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 reflect our results as if the Spin-Off and related transactions had occurred as of January 1, 2021. The Unaudited Pro Forma Condensed Consolidated and Combined financial balance sheet as of September 30, 2022 reflects our results as if the Spin-Off and related transactions had occurred as of such date. Refer to the “Unaudited Pro Forma Condensed Consolidated and Combined financial Statements” for further information about the Spin-Off transactions.

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Selected Historical Statement of Operations Information

Selected Balance Sheet Information

	For the Year Ended December 31, 2021	From Inception June 8, 2020 through December 31, 2020	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021

			(unaudited)	(unaudited)
Statement of Operations Data
Total operating expenses	976,110	31,340	1,223,564	590,495
Loss from operations	(976,110)	(31,340)	(1,223,564)	(590,495)
Total other income (expense)	-	-	(69,072)	-
Net loss	$(976,110)	$(31,340)	$(1,292,636)	$(590,495)

Balance Sheet Data (at period end)
Cash and cash equivalents	$-	$-	$773,828	$-
Working capital	$(480,514)	$(31,340)	$(284,864)	$(254,953)
Total assets	$284,666	$-	$2,011,896	$171,348
Total liabilities	$584,626	$31,340	$1,598,634	$358,683
Parent’s net investment	$(299,960)	$(31,340)	$413,262	$(187,335)

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Consolidated and Combined financial statements of SpinCo consist of the Unaudited Pro Forma Condensed Consolidated and Combined financial statements of operations for the nine months ended September 30, 2022, and the year ended December 31, 2021, and an Unaudited Pro Forma Condensed Consolidated and Combined financial balance sheet as of September 30, 2022. The Unaudited Pro Forma Condensed Consolidated and Combined financial statements are derived from our historical Consolidated and Combined financial Statements included elsewhere in this Information Statement and are not intended to be a complete presentation of our financial position or results of operations had the transactions contemplated by the Mutual Services and Transition Agreement and related agreements occurred as of the dates indicated. The Unaudited Pro Forma Condensed Consolidated and Combined financial statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Consolidated and Combined financial Statements and the accompanying Notes included elsewhere in this Information Statement.

The Unaudited Pro Forma Condensed Consolidated and Combined financial statements of operations for the nine months ended September 30, 2022, and the year ended December 31, 2021 reflect our results as if the Spin-Off and related transactions described below had occurred as of January 1, 2022 and January 1, 2021, respectively. The Unaudited Pro Forma Condensed Consolidated and Combined financial balance sheet as of September 30, 2022 reflects our results as if the Spin-Off and related transactions described below had occurred as of such date.

The Unaudited Pro Forma Condensed Consolidated and Combined financial statements will give effect to the following:

•	the contribution by American Resources to us of all the assets and liabilities that comprise our business pursuant to the Mutual Services and Transition Agreement;

•	the anticipated post-Distribution capital structure, including the issuance of our common stock to holders of American Resources common stock;

•

the impact of, and transactions contemplated by, the Mutual Services and Transition Agreement and other agreements related to the Distribution between us and American Resources and the provisions contained therein;

•	the incremental costs we expect to incur as an autonomous entity.

The Unaudited Pro Forma Condensed Consolidated and Combined financial statements are subject to the assumptions and adjustments described in the accompanying notes that reflect the expected impacts of events directly attributable to the Spin-Off and that are factually supportable and, for purposes of statements of operations, are expected to have a continuing impact on us. However, these adjustments are subject to change as we and American Resources finalize the terms of the Mutual Services and Transition Agreement and the other agreements related to the Share Distribution. The Unaudited Pro Forma Condensed Consolidated and Combined financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of our future results of operations or financial condition as an independent, publicly traded company.

The operating expenses reported in our historical Combined statements of operations include allocations of certain American Resources costs. These costs include the allocation of all American Resources corporate costs, shared services and other related costs that benefit us.

As a stand-alone public company, we expect to incur additional recurring costs of being a stand-alone public company. The significant assumptions involved in determining our estimates of recurring costs of being a stand-alone public company include:

•	costs to perform financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit and investor relations activities;

•	insurance premiums;

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•	changes in our overall facility costs;

•	depreciation and amortization related to information technology infrastructure investments; and

•	the type and level of other costs expected to be incurred.

We currently estimate that we will incur substantial non-recurring costs associated with becoming a stand-alone public company within 24 months of the Distribution. The accompanying Unaudited Pro Forma Condensed Consolidated and Combined financial statements of operations are not adjusted for these estimated expenses as they are also projected amounts based on estimates and would not be factually supportable. These expenses primarily relate to the following:

•	recruiting costs associated with hiring key senior management personnel new to our company;

•	costs related to establishing our new brand in the marketplace;

•	costs to separate information systems; and

•	costs of retention bonuses.

Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

The accompanying pro forma Combined statements of operations are also not adjusted for any potential dividends SpinCo may pay in the future should the Board determine to declare any such dividends.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

		Transaction		Autonomous
		Accounting		Entity
	Historical	Adjustments		Adjustments		Pro Forma
General administrative expenses	$152,087	$400,000	(a)	$1,096,500	(b)	$1,648,587
Professional & licensing fees	139,576	-		-		139,576
Research & development costs	931,901	-		-		931,901
Total Expenses from Operations	1,223,564	400,000		1,096,500		2,720,064

Net Loss from Operations	1,223,564	400,000		1,096,500		2,720,064

Other Expense	-	-		-		-
Interest expense	69,072	-		-		69,072
Total Other Expense	69,072	-		-		69,072

Net Loss	$1,292,636	$400,000		$1,096,500		$2,789,136
Net loss per share:
Basic					(c)	$(0.08)
Diluted					(d)	$(0.08)
Weighted average number of common shares outstanding:
Basic						32,923,110
Diluted						32,923,110

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UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

		Transaction		Autonomous
		Accounting		Entity
	Historical	Adjustments		Adjustments		Pro Forma
General administrative expenses	$37,402	$400,000	(a)	$1,462,000	(b)	$1,899,402
Professional & licensing fees	175,091	-		-		175,091
Research & development costs	743,587	-		-		743,587
Total Expenses from Operations	956,080	400,000		1,462,000		2,818,080

Net Loss from Operations	956,080	400,000		1,462,000		2,818,080

Other Expense	-	-		-		-
Interest expense	-	-		-		-
Total Other Expense	-	-		-		-

Net Loss	$956,080	$400,000		$1,462,000		$2,818,080
Net loss per share:
Basic					(c)	$(0.09)
Diluted					(d)	$(0.09)
Weighted average number of common shares outstanding:
Basic						32,923,110
Diluted						32,923,110

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UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENT BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2021

		Transaction
		Accounting
	Historical	Adjustments		Pro Forma
Assets
Current assets:
Cash	$773,828	$-		$773,828
Deposits	56,546	-		56,546
Total Current Assets	830,374	-		830,374

Property and Equipment, net	1,049,955	-		1,049,955
Right-of-use assets	131,567	-		131,567
Total Assets	$2,011,896	$-		$2,011,896
Liabilities And Equity
Current liabilities:
Accounts payable and accrued expenses	$838,909	$-		$838,909
Operating lease liabilities	57,122	-		57,122
Finance lease liabilities	219,207	-		219,207
Debt	-	2,005,858	(e)	2,005,858
Total current liabilities	1,115,238	2,005,858		3,121,096

Operating lease liabilities, non-current	71,411	-		71,411
Finance lease liabilities, non-current	411,985	-		411,985
Total liabilities	1,598,634	2,005,858		3,604,492
Commitments and contingencies (Note 7)
Equity:
Parent company investment	413,262	(413,262)	(e) (f)	-
Common Stock - $0.0001 par value	-	3,343	(e)	3,343
Accumulated deficit	-	(1,595,939)	(e) (f)	(1,595,939)
Total Equity	413,262	(2,005,858)		(1,592,596)
Total Liabilities and equity	$2,011,896	$-		$2,011,896

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NOTES TO UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For further information regarding the historical consolidated and combined financial statements, please refer to the audited Consolidated and Combined Financial Statements included in this information statement. The Unaudited Pro Forma Consolidated and Combined Balance Sheet as of December 31, 2021, Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 31, 2022 and for year ended December 31, 2021 include adjustments related to the following:

(a)	Reflects a one time bonus paid to the Chief Executive Officer of $250,000 and Chief Financial Officer of $150,000 for a total of $400,000 upon a successful spin-out of RETC from American Resources.

(b)

As an independent, separate public company following the separation from American Resources, we expect to incur certain costs including financial reporting and regulatory compliance, board of directors' fees and expenses, accounting, auditing, tax, legal, insurance, information technology, human resources, investor relations and other general and administrative-related function. We expect $1,096,500 and $1,462,000 of general administrative expenses for the nine months ended September 30, 2022 and for the year ended December 31, 2021, respectively.

(c)

The number of RETC shares used to compute basic loss per share for the nine months ended September 30, 2022 and year ended December 31, 2020 is based on the number of shares of RETC common stock which are expected to be outstanding upon completion of the distribution. We have assumed the number of outstanding shares of common stock based on the number of American Resources common shares outstanding at September 30, 2022 and an assumed pro-rata distribution ratio of one half share of RETC common stock for each share of American Resources common stock. The actual number of shares of RETC common stock outstanding upon completion of the Distribution may be different from this estimated amount.

(d)

The number of shares used to compute diluted loss per share is the same as the basic shares of RETC common stock as described in Note (c) above, due to a net loss reported in the unaudited pro forma combined statement of earnings for the nine months ended September 30, 2022 and year ended December 31, 2021.

(e)

Reflects American Resources restructuring its investment in RETC in connection with the separation and distribution. The cash advances from American Resources are non-interest bearing and will be payable upon demand by American Resources.

(f)

Reflects the Parent investment impact as a result of the anticipated post-separation and post-distribution capital structure. As of the distribution date, the Parent investment after reflecting the impact of the restructuring of the Parents investment described in note (e) above will be adjusted to reflect the distribution of approximately 33 million outstanding shares of RETC common stock as of September 30, 2022, to American Resources stockholders. RETC's common stock account reflects an adjustment for the par value of the anticipated approximately 33 million outstanding shares of RETC common stock, par value of $0.0001 per share, expected to be issued upon distribution. RETC's accumulated deficit reflect and adjustment related to the reclassification of the Parent's net investment in after reflecting the impact of the restructuring of the Parents investment described in note (e) above. Parent's net investment in RETC will be allocated between common stock and accumulated deficit based on the number of shares of RETC common stock outstanding at the distribution date.

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BUSINESS

Our Company

We are an innovative provider of final-stage, separated and purified rare earth and critical elements to the electrification industry supply chain. Our products, separated and purified rare earth and critical elements, will be used to manufacture permanent magnets and battery materials for high efficiency electric motors and lithium-ion batteries, allowing SpinCo to be a leading innovator in the sector for these purified elements at scale. After the Spin-Off, these products will be marketed and sold under the ReElement Technologies or associated brand. We believe we have a leadership position in innovating legacy industries to operate more efficiently and environmentally safe, which we will utilize to reduce our overall sales cycle. Our growing portfolio of patents and technologies is one of the most innovative portfolios in the rare earth and critical element sector. Our broad portfolio of innovative products and processes are supported by approximately 12 worldwide active and pending patents as well as sponsored research across three Universities, delivered through both our American Resources and ReElement Technologies sales and marketing network.

We intend to expand and market our extensive patent and intellectual property portfolio and product production volume in several ways. We view our long-standing, mutually beneficial relationships with professional contractors, customers, upstream feedstock providers and downstream customers are a key differentiator and we plan to continue to build on our successes, invest in and grow with these channel partners. We believe the global electrified economy is in the early stages of growth, with Adamas Intelligence projecting the demand for rare-earth permanent magnets demand will grow to approximately $75.5 billion by 2035, from approximately $9.5 billion in 2021, due largely to the growth in electric vehicle production. Demand for the critical battery metals, lithium (Li), cobalt (Co) and nickel (Ni), from electric vehicle and energy-storage batteries will increase to approximately 4.5 million metric tons per annum by 2030 from approximately 390,000 metric tons in 2021, and we intend to expand our production capabilities to capitalize on this trend.

Segments

We primarily manage our business operations through two operating divisions: (i) rare earth elements primarily used in magnet materials and (ii) critical elements primarily used in battery materials.

Rare Earth Elements & Permanent Magnet Materials

Our Rare Earth Elements division commenced initial stage production in August 2022, utilizing patents exclusively licensed from Purdue University in 2021. This division recycles various feedstocks, such as retired permanent magnets, back into highly refined individual elements to be reused in production of various products that need these elements, thereby reducing the dependence on the mining of ores and other virgin materials to create these elements. Management estimates that sales generated from our Rare Earth Elements segment will be primarily to permanent magnet manufacturers that we have signed memorandums of understanding with in the United States marketplace. We believe as the sustainable, domestic production of permanent magnet manufacturing expands in the North American and European markets, the customer base for such products will grow both in size and in diversity.

Critical Elements & Battery Materials

Our Critical Elements & Battery Materials division commence initial stage production of highly refined individual elements derived from these materials in late 2022. This division primarily recycles lithium-based batteries back into highly refined individual elements or compounds to be reused primarily in the production of new batteries, thereby reducing the dependence on the mining of ores and other virgin materials to create these elements. In early 2023 we have expanded our feedstock base to include virgin ores, utilizing our industry knowledge of mining as well as technology base to do so in a method that is more sustainable. Management estimates that the sales that will be generated from our Critical Elements & Battery Materials segment will primarily be to battery manufacturers. We believe as the sustainable and domestic production of lithium-ion battery manufacturing expands in the North American and European markets, the customer base for such products will grow both in size and in diversity.

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History of Innovation

We have a history of acquiring or licensing innovative and industry-leading technologies in the production of rare earth and critical elements. The development of our technologies trace back as far as 40 years of research, development, and design with regards to the isolation and purification of elements and materials, primarily led by Dr. Nien-Hwa Linda Wang from Purdue University. We entered into an exclusive license agreement for certain patents from Purdue University related to the purification and isolation of coal-based and recycled feedstocks utilizing multi-modal ligand-based chromatography in January 2021. Chromatography is a century-old technique for the separation of mixtures and has been used in commercial, large scale applications in various fields including the pharmaceutical industry and the food and beverage industry. Subsequent to entering into the licensing agreement, we immediately began the process of commercializing these technologies.

On August 1, 2022, we announced that our magnet recycling technology achieved groundbreaking success in producing greater than 99.5% pure isolated dysprosium (Dy), neodymium (Nd) and praseodymium (Pr) / neodymium (Nd) rare earth elements that can go back into the magnet production industry utilizing our chromatography technology licensed from Purdue University.

In the same month, we started the design and build-out of our next chromatography production train focused on the separation and purification of critical battery metals and materials utilizing a similar but separately patented-pending process. This process utilizes various chromatography techniques to recycle targeted battery elements from end-of-life lithium-based batteries back to high purity, battery-grade qualities needed in the manufacturing of new batteries.

On January 3, 2023, we announced the achievement purifying recycled battery material into ultra-high pure (greater than 99.9%) lithium from its exclusively licensed and patented multi-modal chromatography technology that was developed in partnership with Purdue University. ReElement is focused on selling its high-purity lithium carbonate (Li2CO3) to the domestic battery manufacturing industry.

Post success of the final stage of refining rare earth and battery elements, the company is also focused on the preprocessing steps that feed into the final stage chromatographic purification process which includes technology developed and patented by Dr. Gerardine Botte while she was at Ohio University and continuing to be expanded while she chairs the chemical engineering department at Texas Tech. The technology of utilizing electrolysis for the preprocessing of ores as well as end of life magnets is in development with the pilot facility in the design and engineering process.

Our Strengths

Our Company benefits from the following competitive strengths:

I. Growing Name Recognition as a Supplier of Rare Earth and Critical Elements

Through our first commercial facility located in Noblesville, Indiana, we have achieved the commercial scale production across two initial feed stocks; end of life permanent magnets from feedstocks such as wind turbine rotors and battery materials from end of life Lithium Ion batteries.

Critical Elements / Battery Metals:

On January 3, 2023, the first commercial results produced ultra-high pure (greater than 99.9%) lithium from its exclusively licensed and patented multi-modal chromatography technology that was developed in partnership with Purdue University. ReElement is focused on selling its high-purity lithium carbonate (Li2CO3) to the domestic battery manufacturing industry

Chromatography is unique in that it's an efficient continuous closed loop, column-based, modular system that is able to operate at multiple stages and recover high value components. Typically, the Company's process first isolates lithium then subsequently isolates and recovers the supplemental products such as the inherent manganese, cobalt and nickel, from an NMC-type battery, with minimal increase in costs. Additionally, the chromatography produces very little waste making it environmentally benign and much easier to permit relative to conventional refining methods.

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Rare Earth Minerals and Magnet Metals:

On June 7, 2022, the first commercial results produced high-purity (99.5% and greater) dysprosium, neodymium, praseodymium and other elements to be commercial sold utilizing our Ligand Assisted Displacement (LAD) chromatography technologies and patents under exclusive licenses from Purdue University. We are currently creating additional processing trains to purify battery materials, such as lithium, cobalt, nickel and manganese, along with additional production trains for expanded feedstock processing at our Noblesville facility and planned growth beyond. With our initial production, we have been recognized by potential customers as a leading innovator and supplier of these high-purity elements within the United States.

Because of the success of the initial production of purified rare earth elements, we have signed two MOUs with offtake partners:

USA Rare Earth (USARE) - USARE has acquired neodymium iron boron (NdFeB) permanent magnet manufacturing equipment. With this equipment, USARE will be able to produce 2,000 tonnes of high performance magnets per year that sell for approximately 50% more than standard NdFeB magnets. Once recommissioned, USARE's plant will be the only sintered neo magnet manufacturing facility in the Americas.

Advanced Magnet Lab (AML) - AML was founded in 1995 to develop novel solutions to the world's most complex challenges with superconductivity and magnetics. Today, AML is leading the United States in an effort to re-shore the commercial manufacturing of magnets. AML is at the leading edge of transforming multiple industries that depend on rare earth materials, permanent magnets, and high performance electrical machines.

II. Innovative patent portfolio

We have secured exclusive licenses to 12 patents and patents pending from various universities in the United States that provide us the technological capabilities of isolating and purifying a variety of elements from different feedstocks. We feel that our portfolio of patents, licenses, and intellectual property gives us a competitive strength in the market for supplying rare earth elements, critical elements, and battery materials feedstocks utilizing sustainable and environmentally-safe methods.

III. Differentiated Operating Structure Partnering with Universities and Industry Leaders

Our Company is able to leverage and benefit from our various partnerships with universities and other industry partners to effectively utilize their respective staff and teams to help further our Company’s research and developments, without having to necessarily pay for the equivalent full-time staff through the Company. By sponsoring research, we can gain access to professional talent and resources at a more cost-effective rate than we would otherwise be able to.

IV. Well Positioned to Serve the Domestic Supply Chain

With commercialization of our purification technologies utilizing Ligand Assisted Displacement (LAD) and multi-mode, multi-dimensional chromatography to produce high grade, 99.5% and greater purity elements and oxides, we are actively expanding our production capabilities at both our Noblesville, Indiana facility and working to build other, larger facilities in other areas of the United States, with the goal of becoming a leading supplier of domestically available high-purity elements and oxides to be used in magnet and battery manufacturing.

Our Growth Strategies

Our Company’s future growth is primarily focused on the following key areas:

I. Continue to Develop Innovative New Products, Technologies and Solutions

We are currently working to commercialize our various licenses and patents, though a combination of construction of initial facilities and continued research. We have built our first smaller-scale, commercial production facility in Noblesville, Indiana that utilizes our Ligand Assisted Displacement (LAD) and multi-mode, multi-dimension chromatography patents developed at Purdue University. With this first facility being operational, we have started the process of identifying additional locations to build larger chromatography facilities to expand our production and revenues.

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II. Work with technology partners to create more efficient feedstocks through electrolysis

Our technology leverages the decades of work performed by Ohio University and Texas Tech University. Our Texas Tech University team is led by Dr. Gerri Botte and Dr. Christian Alvarez. Dr. Gerri Botte is the inventor of the electrolytic technology leveraged for the purpose of concentrating REEs present in fly ash, coal ash, and/or acid mine drainage. They provide the conceptual design of the system with key operating parameters necessary to ensure optimal results. Dr. Christian Alvarez is the key post-doctoral researcher advancing the technology from lab scale to pilot scale with the purpose of generating a feasible path to commercialization.

Commercial design and construction will be led by Hargrove Engineers and Constructors. Hargrove is our Engineering, Procurement, and Construction partner. They provide turnkey EPC services to reduce the risk of capital project execution. They have extensive industry experience in the execution of commercial scale engineering and construction of chemical plants, including alkaline electrolysis units. There capabilities enable advancing conceptual designs to detailed design, 3D modeling for project procurement, along with a network of equipment providers, fabricators and labor organizations to enable achieving an operational pilot plant.

III. Utilize our Efficient, Flexible and Modular Growth Attributes of Chromatography to Meet the Needs of the Market

Our chromatography separation and purification technology is a modular application that can scale congruently with the needs of the market, as well as efficiently adapt to changing element compositions and chemistries. We have the ability to efficiently increase the capacity of each production train, add production trains to an existing facility, as well as co-locate our chromatography technology with potential industry partners. Additionally, our chromatography process can efficiently adapt to a variety of feedstocks, whether natural occurring or recycled material to target specific elements to be processed for end users.

IV. Continue to Invest in and Grow Our Professional Team

As we expand our operations, we are continuously seeking additional qualified personnel that can become part of our team and help us with this expansion within sales and customer relationships, technology, finance and operations.

V. Continue to Refine Our Technology and Drive Efficiency

We have agreements with Purdue University, Texas Tech University, and Penn State University to provide funding for their research teams to help advance the technologies and patents we have exclusively licensed from these institutions. Furthermore, we continue to advance and refine the commercialization and efficiencies of these technologies as we continue to expand production, refine other feedstocks and commence new production lines. We fund current and additional research in the advancement of our current patents and potentially other new patents that we have rights to commercialize.

VI. Expand Our Presence Geographically

We have built our first production facility utilizing chromatography in Noblesville, Indiana. We anticipate expanding the capacity and production at this facility from our initial production train to multiple production trains that can purify a variety of high-valued elements utilized primarily in the battery and permanent magnet industries. We have secured additional acreage to develop a larger facility in Indiana, which we anticipate starting engineering in the first half of 2023. We are in early discussions with several recyclers, feedstock aggregators, and consumers of our refined elements (such as battery manufacturers and magnet producers) throughout the United States to potentially co-locate our production technology at these locations. In January 2023, we announced the appointment of Dr. Byron Price to develop relationship in the continent of Africa on our behalf that can provide feedstock for our production processes. During the same month, we announced a memorandum of understanding with Continental Lithium to purchase lithium spodumene ore from their Nigerian operations.

VII. Accelerate Growth Through Selective Strategic Acquisitions Upstream and Downstream

We continue to evaluate various strategic partnerships and acquisitions to allow us to provide additional products and services that complement our currently operating and planned production facilities, such as acquisitions that allow us to create alloys from our high-purity oxides, or those that allow us to leach raw material feedstock, allowing us to bring additional pre-processing functions within our Company.

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Industry Overview

Our Markets

Our business operations are conducted through two product offerings: (i) Rare Earth Element Products, and (ii) Critical Battery Element Products, providing raw materials to the domestic supply chain for electrified products. Our business is driven by technology that we have patented or licensed in partnership with universities and industry participants to separate and purify such products back to magnet and battery-grade qualities.

Rare Earth Elements

Rare earth elements, or REEs, are a group of chemically similar elements that usually are found together in nature – they are referred to as the “lanthanide series.” These individual elements have a variety of characteristics that are important in a wide range of technologies, products, and applications and are critical inputs in existing and emerging applications including: computer hard drives, cell phones, clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including fiber optics, lasers and hard disk drives; numerous defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. As a result, global demand for REEs is projected to steadily increase due to continuing growth in existing applications and increased innovation and development of new end uses. Interest in developing resources domestically has become a strategic necessity as there is limited production of these elements outside of People's Republic of China.

Critical Battery Elements

Lithium-ion batteries are an advanced battery technology that uses lithium ions as a key component of its electrochemistry. Primarily used in batteries for laptops, cellphones, off grid battery storage, consumer electronics and hybrid and electric vehicles, the global lithium-ion battery market demand is projected to grow from approximately $44.49 billion in 2021 to approximately $193.13 billion by 2028, exhibiting a CAGR of 23.3% over that period, according to Fortune Business Insights Pvt. Ltd.

The growth of the global battery metals market is driven by surge in demand for these consumer electronics devices and electric vehicles. However, nearly all of the battery metals today, such as lithium, cobalt, nickel, and manganese, are mined from virgin ores and not sourced from recycled materials, such as expired batteries. Our patents and technologies allow us to be one of the first to achieve separation and purification of elements from recycled batteries utilizing multi-mode, multi-dimensional chromatography.

Our technology is able to recycle elements needed in lithium-ion batteries back to their constituent, purified elements, and also has the ability to be applied to different and evolving battery chemistries. Given the focus and availability of NMC lithium-ion batteries and their derived cathode material, we have decided to start with this battery chemistry and feedstock before moving to other types of batteries and battery metals.

Trends and Drivers

We believe our addressable markets benefit from several favorable trends:

• Growth in Electrified Products Worldwide. As businesses and governments throughout the world transition from internal combustion engines to electrified engines, and as the use of high-efficiency, electric motors expands, the demand for the raw materials that we produce, which go into the manufacturing of both the motors and batteries that power these vehicles is anticipated to expand.

• Evolving Supply Chain. Currently the majority of raw materials needed for production of permanent magnets, needed in high-efficiency, electric motors, and batteries are sourced and produced from resources and locations outside of the United Sates, with a large quantity coming from the People's Republic of China. We believe that the producers of batteries and permanent magnets have a desire to look towards more domestic sources within the United States for the raw materials that go into the production of these products.

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• Increased Focus on the Environmental Impact from Rare Earth, Critical Element, and Battery Metal Sources. We believe that there is an increasing trend for products that utilize rare earth and critical battery elements to have these materials come from a more environmentally-friendly and socially-positive source, whereas current production of these raw materials are sourced from regions of the globe that do not have the same environmental and social standards that are present in the United States.

Addressable Markets

The elements of the addressable market for Rare Earth Elements, as analyzed by Fairview Market Research, was worth $3.5 billion in 2020 and is expected to expand to US$7.3 billion by the end of 2026, a 2x increase in value. According to the analysis, the market would grow at a CAGR of 10.2 percent between 2022 and 2026. The need for neodymium-based magnets, used in electric vehicle motors, is expected to grow as demand for global electric car sales continues to increase, which is expected to exceed 32 million units by 2030, representing a 10x increase over current levels. Furthermore, the total capacity of offshore wind power, another use for rare earth elements in the permanent magnets that comprise the turbines, is expected to reach 228 gigawatts (GW) by 2030, with new installations of 40 GW per year between 2020 and 2030. By 2026, magnets are expected to account for more than 80% of the market for rare earth elements.

The elements of the addressable market for Critical Elements & Battery Materials as analyzed by Allied Market Research, stood at $44.49 billion in 2021, and is expected to grow to approximately $193.13 billion by 2028, exhibiting a CAGR of 23.3% over that period.

Customers

Rare Earth Elements:

USA Rare Earth (USARE) - USARE has acquired neodymium iron boron (NdFeB) permanent magnet manufacturing equipment. With this equipment, USARE will be able to produce 2,000 tonnes of high performance magnets per year that sell for approximately 50% more than standard NdFeB magnets. Once recommissioned, USARE's plant will be the only sintered neo magnet manufacturing facility in the Americas.

Advanced Magnet Lab (AML) - AML was founded in 1995 to develop novel solutions to the world's most complex challenges with superconductivity and magnetics. Today, AML is leading the United States in an effort to re-shore the commercial manufacturing of magnets. AML is at the leading edge of transforming multiple industries that depend on rare earth materials, permanent magnets, and high performance electrical machines.

Critical Elements:

The Company is currently negotiating several memorandums of understands with potential purchasers of the Lithium, Cobalt, Nickle, and other purified elements that result from the Company’s purification process. Currently no agreements with customers have been executed, but the Company anticipates customer agreements in the first half of 2023.

Regulatory and Environmental Compliance

We are subject to various federal, state, local and foreign government requirements relating to the protection of the environment. We believe that, as a general matter, our policies, practices and procedures are properly designed to prevent unreasonable risk of environmental damage and personal injury and that our handling, processing, use and disposal of hazardous substances are in accordance with environmental and safety laws and regulations.

Employees

We estimate that as of the effective date of the Spin-Off, we will have six employees.

Seasonality

We do not believe we will be materially affected by seasonality in our business.

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Properties

Our corporate headquarters will be located in 12115 Visionary Way, Suite 174, Fishers, Indiana 46038, where our executive management will maintain offices. We lease a second, regional headquarters located at 1845 South Kentucky Highway 15, Hazard, Kentucky 41701.

We currently lease two operating sites that are both leased: (i) 1716 Pleasant Street, Noblesville, Indiana 46060, where our semi-scale processing facility is located, and (ii) 1401 South 6th Street, Noblesville, Indiana 46060, where we are planning the development of our next larger processing facility.

Research and Development (“R&D”) and Intellectual Property

We have a history of working with university and industry partners to develop innovative technologies, that are often protected by provisional patents or patents. We either own or license the technologies and patents from the industry or university partnerships through a license agreement that provides certain provisions and rights and a fee structure to the parties.

Our expertise, proprietary technology and brands are protected by a combination of patents, trademarks, copyrights, trade secrets, non-disclosure agreements and contractual provisions. We own approximately 12 worldwide or domestic active patents and pending patent applications to protect our R&D investments in new products and services. We have and will continue to protect our products and technology by asserting our intellectual property rights against third party infringers.

An outline of in-place intellectual property is as follows:

Patent No. / Agreement	Partner / Assignee	Description

9,199,867 PCT/US2010/031033	Ohio University

Electrolysis: Carbon-Based Electrolysis, Production of Hydrogen, Liquid Fuels and Carbon Nanotubes

Simultaneous Removal of Metals, Ammonia and Urea from Water

Methods for the Synthesis of Graphene from Coal, Carbon Chars and Carbon Solid Resources

Roll-to-Roll Transfer of Graphene and Substrate Recovery

8,029,759 8,409,305 PCT/US2010/027922	Ohio University	Pretreatment Method for Synthesis of Carbon Nanotubes and Carbon Nanostructures from Coal and Carbon Chars
10,544,503 PCT/US2013/035627	Ohio University	Method of Producing Graphene
Sponsored Research	Texas Tech University	Commercialized development and refinement of electrolysis process for our specific feedstocks
10,597,751 PCT/US2015/040975 2955608 - 2015289483	Purdue University	Ligand Assisted Displacement (LAD) Chromatography for High Purity Metal Ion Separation
16/193,566	Purdue University	Preparation of Rare Earth Metals and Other Chemicals from Industrial Coal-Based Waste and Byproducts
62/578,434 PCT/US2018/057712 3080517 - 2018354377 18871054.5	Purdue University	Methods for Designing an Efficient Preparative Chromatographic Separation Process
62/982,811	Purdue University	Multi-Zone LAD Chromatography for the Purification of Complex REE Mixtures
62/982,807	Purdue University	Two-zone LAD Chromatography Method for the Purification of REEs from Waste Magnets
63/323,755	Purdue University	Multi-Dimension, Multi-Mode Chromatography Methods for Producing High Purity, High Yield Lithium, Cobalt, Nickel, and Manganese Salts From Waste Lithium-Ion Batteries and Other Feedstocks
Sponsored Research	Purdue University	Commercialized development and refinement of LAD Chromatography for our specific feedstocks
Sponsored Research	Penn State University	Pyrite Segregation and Recovery of Rare Earth Elements from Coal-Based Waste Streams

See “Certain Relationships and Related Party Transactions—Agreements with American Resources—Agreements Governing Intellectual Property.”

Competition

                The rare earth and critical mineral processing markets are capital intensive and highly competitive. China accounts for the vast majority of rare earth and critical mineral purification today. While rare earth and critical mineral projects exist outside of China, very few are in actual production or can produce to the high purity that our process can achieve. Further, given the timeline for current exploration projects to come into production, along with additional processing capacity, if at all, it is likely that the Chinese will be able to dominate the market for rare earth and critical elements into the future. This gives the Chinese a competitive advantage in controlling the supply of rare earth and critical elements and engaging in competitive price reductions to discourage competition. Any increase in the amount of rare earth elements exported from other nations, and increased competition, may result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our operations.

 In addition to current competitive factors, there may be new market entrants with non-traditional business and customer service models or disruptive technologies and products, resulting in increased competition and changing industry dynamics. See “Risk Factors—Risks Relating to Our Business—The market for rare earth and critical elements / battery materials is developing and growing.”

Legal Proceedings

We may from time to time be subject to various lawsuits, investigations and disputes arising out of the conduct of our business, including matters relating to commercial transactions, government contracts, product liability, prior acquisitions and divestitures, intellectual property, and environmental, health and safety matters. We will recognize a liability for any contingency that is probable of occurrence and reasonably estimable. Currently we do not currently believe any that such matters are material to our results of operations

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated and combined financial statements and the accompanying notes thereto included elsewhere in this information statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this information statement, including information with respect to our plans and strategy for our business, includes forward-looking information statement that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help you understand the results of operations and financial condition of the Business for the nine months ended September 30, 2022 and 2021 and for the year ended December 31, 2021 and for the period from inception June 8, 2020 through December 31, 2020.

Overview

We are an innovative provider of final-stage, separated and purified rare earth and critical elements to the electrification industry supply chain. Our products consist of separated and purified rare earth and critical elements, which will be used to manufacture permanent magnets and battery materials for high efficiency electric motors and lithium-ion batteries. We believe our products will allow us to become a leading innovator in the sector for these purified elements at scale.

Our growth and forecasted demand have been supported by several macro trends. Steady growth in use of electrified products and services in the United States and globally has had a positive impact on the growth prospects of our businesses. We are currently working to commercialize our various licenses and patents, though a combination of construction of initial facilities and continued research.

We manage our business operations through two operating segments: (i) rare earth elements primarily used in magnet materials and (ii) critical elements primarily used in battery materials.

COVID-19

Impacts resulting from the COVID-19 pandemic have resulted in a widespread health crisis that has already adversely affected the economies and financial markets of many countries around the world. The international response to the spread of COVID-19 has led to significant restrictions on travel; temporary business closures; quarantines; global stock market and financial market volatility; a general reduction in consumer activity; operating, supply chain and project development delays and disruptions; and declining trade and market sentiment; all of which have and could further affect the world economy.

The extent to which the novel coronavirus may impact the Company’s business, will depend on future developments which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, travel restrictions and social distancing in the United States, business closures or business disruptions and the effectiveness of actions taken by governments around the globe to contain and treat the disease. We are unable to predict with certainty the effects of the COVID-19 pandemic on our customers, suppliers and vendors and its impact on the Company’s business.

Spin-Off

On July 27, 2022, American Resources announced plans for the complete legal and structural separation of rare earth elements division and critical battery elements division businesses into an independent, publicly traded company, which we expect to list on the NASDAQ when the separation is complete. The separation will occur through a distribution by American Resources of all the outstanding shares of ReElement Technologies Corporation (the “Company,” “RETC,” “we,” “us,” or “our”), formerly known as ReElement Technologies LLC and previously, American Rare Earth LLC, an Indiana limited liability company that was initially formed on June 8, 2020. We are a wholly-owned subsidiary of American Resources Corporation that owns and operates the rare earth elements division and critical battery elements division businesses.

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The proposed spin-off is complex in nature, and unanticipated developments or changes, including changes in law, the macroeconomic environment, competitive conditions of our markets, regulatory approvals or clearances, the uncertainty of the financial markets, and challenges in executing the separation, could delay or prevent the completion of the proposed spin-off, or cause the spin-off to occur on terms or conditions that are different or less favorable than expected, including, without limitation, the failure of the spin-off to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes to our shareholders. There can be no assurance that the spin-off will occur or, if it does occur, of its terms or timing.

Basis of Presentation

We have historically existed and functioned as part of the consolidated business of American Resources. The accompanying Consolidated and Combined financial statements are prepared on a standalone basis and are derived from American Resources consolidated financial statements and accounting records as if we had operated on a stand-alone basis during the periods presented and were prepared utilizing the legal entity approach, in accordance with generally accepted accounting principles in the United States of America (“GAAP”), and pursuant to the rules and regulations of the SEC.

The historical Consolidated and Combined financial information may not be indicative of our future performance and does not necessarily reflect what our Consolidated and Combined financial results of operations, financial condition and cash flows would have been if the business operated as a separate, publicly traded company during the periods presented. We believe the historical Consolidated and Combined financial information may not be indicative of our future performance because of changes we expect to experience as a direct result of our separation from American Resources, such as changes to financing, cash management, operations, cost structure and personnel needs of our business.

The Consolidated and Combined financial statements include certain assets and liabilities that have historically been held at the American Resources corporate level but are specifically identifiable or otherwise allocable to RETC.

The Consolidated and Combined financial statements include an allocation of certain corporate expenses, including general administrative expenses that were allocated to us. These costs have been allocated on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of expenses, headcount or other systematic measures that reflect utilization of services provided to or benefits received by us. Management considers the expense allocation methodology and results to be reasonable for all periods presented. The Consolidated and Combined financial statements include certain assets and liabilities that have historically been held at the American Resources corporate level but are specifically identifiable or otherwise attributable to us.

Following the completion of the Spin-Off, certain functions that American Resources provided to us prior to the spin-off will either continue to be provided to us by American Resources under the Mutual Services and Transition Services agreement or will be performed using our own resources or third-party providers. We expect to incur certain costs to establish ourselves as a standalone public company, as well as ongoing additional cost associated with operating as an independent, publicly traded company. Recurring stand-alone costs include, but not limited to, executive oversight, treasury, legal, finance, human resources, tax, financial reporting, and investor relations as well as the annual expenses associated with running an independent publicly traded company including listing fees, compensation of non-employee directors, related board of director fees and other fees and expenses related to insurance, legal and external audit.

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Key Financial Definitions

General administrative expenses

General and administrative expenses consist primarily of personnel-related costs such as employee salaries and benefits, and other general expenses associated with corporate and administrative functions such as insurance and office supplies.

Professional and Licensing Fees

Professional and licensing fees consist primarily of general legal, accounting/auditing and consulting services used in our day-to-day operations to support the growth of the business and its continued development activities.

Research and development costs

Research and development costs consist primarily of costs incurred in connection with the development of our processes and technologies used in our production of battery and magnet grade critical rare earth elements. These expenses include:

•	employee-related expenses including salaries and benefits for employees engaged in research and development activities;

•	external research and development expenses incurred under arrangements with third parties, such as contract research organizations and consultants; and

•	the cost of acquiring and developing materials for the subsequent manufacturing of our product

Research and development activities account for a significant portion of our operating expenses. If we are able to obtain additional funding, we expect our research and development expenses to increase substantially for the foreseeable future as we continue to implement our business strategy.

Results of Operations

The table below represents financial data for the year ended December 31, 2021 as compared to the period ended December 31, 2020 since inception on June 8, 2020.

	For the Year	June 8, 2020
	Ended December	through December
	31, 2021	31, 2020
Operating Expenses:
General administrative expenses	$37,402	$6,361
Professional & licensing fees	175,091	500
Research & development costs	743,587	24,479
Total operating expenses	956,080	31,340

Loss from operations	956,080	31,340

Interest expense	-	-

Loss from operations before income taxes	956,080	31,340

Provision for income taxes	-	-

Net loss	$956,080	$31,340

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General administrative expenses

General and administrative expenses increased by $31,041 or 488% for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase is directly attributed to the increase in salaries and benefits of $20,827 and office expenses of $10,215.

Professional and Licensing Fees

Professional and licensing fees increased by $174,591 or 34,918% for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase is directly attributed to the increase in accounting and auditing expense of $37,800 and consulting fees of $137,873 offset by a decrease in other professional and licensing fees of $1,082.

Research and development costs

Research and development costs increased by $719,108 or 2,938% for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase is primarily attributed to the increase in payroll related expenses of $241,003, lab testing & analysis of $27,482, technology and patent research and development of $410,864 and cost associated with material processing of $39,759.

Results of Operations

Nine Months Ended September 30, 2022 and 2021

	Nine Months Ended September 30,

	2022	2021
Operating Expenses:
General administrative expenses	$152,087	$24,477
Professional & licensing fees	139,576	172,336
Research & development costs	931,901	393,682
Total operating expenses	1,223,564	590,495

Loss from operations	1,223,564	590,495

Interest expense	69,072	-

Loss from operations before income taxes	1,292,636	590,495

Provision for income taxes	-	-

Net loss	$1,292,636	$590,495

General administrative expenses

General and administrative expenses increased by $127,610 or 521% for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase is primarily attributed to increases in personnel related costs, such as salaries and benefits, of $70,990. Additionally, we incurred costs related to office expense in the amount of $47,067. Other general or miscellaneous expenses total approximately $13,174, which includes items such as dues and subscriptions, bank fees, T&E costs and insurance.

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Professional & Licensing Fees

Professional and licensing fees decreased by $32,760 or 19% for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The decrease is primarily attributed to decreases in professional accounting/auditing services of $38,520, and decreases in professional consulting services of $38,520. These decreases are offset by increases in rent expense of $31,874 and increases of approximately $4,762 of other professional fees.

Research and development costs

Research and development costs increased by $538,219 or 137% for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase is primarily attributed to increases in direct development/labor expenses of $325,957, operating materials of $124,424, equipment/repairs and maintenance expenses of $47,179 and research and development of $39,643.

Interest expense

Interest expense increased by $69,072 or 100% for the nine months ended September 30, 2022 and 2021. Interest expense relates to the financial lease the Company entered into on June 22, 2022.

Segment Information

We currently operate and manage our business through two operating divisions (“Rare Earth Elements” and “Critical Elements & Battery Materials”) and one non-operating division (“Corporate”), which represent our reportable segments. Our two operating divisions and corporate division are discussed below:

Rare Earth Elements Division – Our Rare Earth Elements (“REE”) Division recycles various feedstocks, such as retired permanent magnets, back into highly refined individual elements to be reused in production of various products that need these elements, thereby eliminating the need for mining of ores and other virgin materials to create these elements.

Critical Element & Battery Materials Division – Our Critical Elements & Battery Materials (“CE&BM) Division primarily recycles lithium-based batteries back into highly refined individual elements or compounds to be reused primarily in the production of new batteries, thereby eliminating the need for mining of ores and other virgin materials to create these elements.

Corporate Division – Our Corporate Division includes costs that do not directly relate to our two operating divisions. Such costs include, but are not limited to, costs of maintaining our corporate office, executive management salaries and incentives, board of directors' fees, certain insurance costs and costs associated with overall corporate governance and being a publicly traded company. Costs incurred by our Corporate Division on behalf of our operating divisions are allocated to the operating divisions. Such costs include, but are not limited to, human resources, insurance, information technology and accounting.

The detailed segment information of the Company is as follows for the year ended December 31, 2021 and the period from inception on June 8, 2020 through December 31, 2020:

		From Inception
	For the Year	June 8, 2020
	Ended December	through December
	31, 2021	31, 2020
Total operating expenses:
REE	$560,188	$-
CE&BM	321,274	-
Corporate	74,618	31,340
Total operating expenses	$956,080	$31,340

Net Loss:
REE	$560,188	$-
CE&BM	321,274	-
Corporate	74,618	31,340
Total net loss	$956,080	$31,340

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The increase in total operating expenses and net loss for the year ended December 31, 2021 compared to the period from inception on June 8, 2020 through December 31, 2020 for REE and CE&BM was directly attributable to the each divisions commencing initial operations beginning in 2021. The increase for the same comparable periods for our corporate division was directly attributable to an increase in employee compensation for a full year as compared to a stub period in our initial year of formation of the business.

The detailed segment information of the Company is as follows for the nine months ended September 30, 2021 and 2020:

	For the nine months ended		For the nine months ended
	September 30,		September 30, 2022 v. 2021
	2022	2021	$ Change	% Change
Operating expenses:
REE	$754,527	$336,256	$418,271	124%
CE&BM	281,356	194,199	87,157	45%
Corporate	187,681	60,040	127,641	213%
Total operating expenses	$1,223,564	$590,495	$633,069	107%

Net Loss:
REE	$806,331	$336,256	470,075	140%
CE&BM	298,624	194,199	104,425	54%
Corporate	187,681	60,040	127,641	213%
Total net loss	$1,292,636	$590,495	$702,141	119%

The increase in total operating expenses for the nine months ended September 30, 2022 compared to September 30, 2021 for our REE and CE&BM divisions was attributable to the increase in research and development cost relating to the license agreements incurring cost for the entire period in 2022 compared to stub periods in 2021 as the agreements were entered into between January and March 2021. As well as increase employee compensation cost relating to additional employees being hired to expand our operations for both REE and CE&BM divisions. The increase in net loss for the nine months ended September 30, 2022 compared to September 30, 2021 for our REE and CE&BM division was attributable to the aforementioned and interest expense related to the finance lease in developing our first production facility in Noblesville, Indiana.

The increase in total operating expenses and net loss for the nine months ended September 30, 2022 compared to September 30, 2021 for our corporate division was attributable to additional employees being hired to expand our finances and corporate operations.

Liquidity and Capital Resources

Liquidity

We currently finance our working capital requirements through cash flows from operating activities and arrangements with our Parent. We expect that our primary ongoing requirements for cash will be for working capital, funding of acquisitions, capital expenditures and restructuring related cash outflows, debt service and required amortization of principal and, pending Board approval, payment of cash dividends post-separation. We believe that we could raise additional funds in the form of debt or equity if deemed appropriate to do so for strategic acquisitions or other corporate purposes. We believe that our sources of liquidity are adequate to fund our operations for the next twelve months.

Cash Flows

Operating Activities

For the nine months ended September 30, 2022 and 2021, cash used in operating activities was $921,389 and $368,619, respectively. Cash used for the nine months ended September 30, 2022 consisted of a net loss of $1.2 million, partially offset by $40,231 of amortization on operating ROU assets and a net change of $331,016 in our net operating assets and liabilities.

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For the years ended December 31, 2021 and 2020, cash used in operating activities was $578,838 and $500, respectively. Cash used for the year ended December 31, 2021 consisted of a net loss of $956,080, partially offset by $11,272 of amortization on operating ROU assets and a net change of $365,970 in our net operating assets and liabilities.

Investing Activities

For the nine months ended September 30, 2022 and 2021, cash used in investing activities was $219,573 and $65,381, respectively. Cash used for the nine months ended September 30, 2022 consisted of the purchase of property and equipment for $219,573.

For the years ended December 31, 2021 and 2020, cash used in investing activities was $108,122 and $0, respectively. Cash used for the year ended December 31, 2021 consisted of the purchase of property and equipment for $108,122.

Financing Activities

For the nine months ended September 30, 2022 and 2021, cash provided by financing activities was $1.9 million and $434,000, respectively. Cash provided by financing for the nine months ended September 30, 2022 consisted of advances from our parent company of $2.0 million offset by payments on finance lease liabilities of $91,068.

For the years ended December 31, 2021 and 2020, cash used in financing activities was $686,960 and $500, respectively. Cash provided by financing for the year ended December 31, 2021 consisted of advances from our parent company of $686,960.

Contractual Obligations

As of September 30, 2022, remaining maturities of lease liabilities were as follows:

Fiscal Year	Operating Leases	Finance Leases	Total
Remainder of 2022	$16,991	$66,779	$83,770
2023	61,517	267,118	328,635
2024	27,300	267,118	294,418
2025	27,300	111,299	138,599
2026	18,200	-	18,200
Undiscounted cash flows	151,308	712,314	863,622
Less imputed interest	(22,775)	(81,122)	(103,897)
Present value of lease liabilities	$128,533	$631,192	$759,725

Pennsylvania State University Research Agreement

On January 15, 2021, the Company entered into a sponsored research agreement with Pennsylvania State University (“Penn State”) to perform certain research obligations related to the recovery of critical and rare earth elements from coal mine wastewater streams from January 15, 2021 to May 31, 2022. Under the agreement, the Company is committed to reimbursable costs not to exceed $126,982. Payments are payable 30 days from receipt of the monthly invoices.

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Purdue University Coal License Agreement

On January 29, 2021, the Company (“Licensee”) entered into a license agreement with Purdue Research Foundation (“Purdue University” or “PRF”) to license certain technology and related intellectual property on coal, coal by-products, coal waste products and acid mine drainage. Under the agreement, the Company is committed to make three annual payments of $100,000 starting on January 1, 2022 and royalty payments based on revenue earned from the licensed technology. The Company shall pay PRF earned royalties for the first $1,000,000 of gross receipts earned since the agreement was entered into by 2.0%; for gross receipts from $1,000,001 to $50,000,000 by 2.5%; and for gross receipts in excess of $50,000,000 by 3.0%. The Company shall pay PRF a guaranteed minimum annual royalty of $75,000 per annum, beginning with the calendar year following the calendar year in which the first sale of the first licensed product occurs. The Company shall pay $50,000 per calendar year commencing after the first three calendar years after the agreement was entered into and continuing through and including the calendar year in which the first sale of a licensed product occurs. As of September 30, 2022 and December 31, 2021 the Company accrued $174,223 and $99,703, respectively, for these royalty payments.

Purdue University Magnet License Agreement

On January 29, 2021, the Company (“Licensee”) entered into a license agreement with Purdue Research Foundation (“Purdue University” or “PRF”) to license certain technology and related intellectual property on magnet and batteries, magnet and battery production wastes and recycled magnets and batteries. Under the agreement, the Company is committed to make three annual payments of $100,000 starting on January 1, 2022 and royalty payments based on revenue earned from the licensed technology. The Company shall pay PRF earned royalties for the first $1,000,000 of gross receipts earned since the agreement was entered into by 2.0%; for gross receipts from $1,000,001 to $50,000,000 by 2.5%; and for gross receipts in excess of $50,000,000 by 3.0%. The Company shall pay PRF a guaranteed minimum annual royalty of $75,000 per annum, beginning with the calendar year following the calendar year in which the first sale of the first licensed product occurs. The Company shall pay $50,000 per calendar year commencing after the first three calendar years after the agreement was entered into and continuing through and including the calendar year in which the first sale of a licensed product occurs.

Purdue University Testing Agreement

On March 30, 2021, the Company entered in to testing agreement with Purdue University for the testing of Purdue technologies for the recovery and purification of rare earth elements from waste magnets. The project period is through March 31, 2024 with compensation for performance of the project totaling $726,219. The compensation of $60,518 is payable quarterly beginning on April 6, 2021.

American Carbon Sublicense Agreement

On April 1, 2022, American Carbon Corporation (“ACC” or “Licensee”) entered into a sublicense agreement with RETC (“Licensor”) on April 1, 2022 related to various technologies and patents related to separation of elements utilizing chromatography and separation, isolation, and concentration of elements from various coal-based feedstocks. ACC will pay RETC a monthly license fee of $10,000 starting on the second anniversary date of the sublicense agreement.  ACC is granted the right to recoup during any rolling six-month period the license fee paid by selling sufficient Licensed Products meaning product, process or service: (a) whose manufacture or use is claimed in whole or in part by use of the non-Purdue License Agreements; and/or (b) is itself, or whose development, manufacture, use, sale or importation, uses, incorporates, is made with and/or is or was created or derived from any non-Purdue license agreements. ACC shall pay royalties to RETC of 2% of the gross sales for products not purchased by RETC within 20 days after the end of the month. The term of the agreement shall remain in effect for 5 years and is renewable for another 5 years thereafter.

Ohio University Agreement

On February 10, 2021, the Company entered into an exclusive license agreement with Ohio State University (“Ohio University”) to license certain technology and related intellectual property. As amended on January 31, 2022, under the agreement, the Company is committed to make a non-refundable payment of $99,773, for reimbursement of cost and expenses of filing, prosecuting, and maintaining the patent rights incurred by Ohio University prior to the effective date of this agreement. In addition, the Company became responsible to pay royalties ranging from 1-2% of net sale with certain minimum annual royalties that are due on or before the contract year end.

On March 24, 2022, the Company entered into a sublicense agreement with another licensee pursuant to the terms of the Ohio Agreement” with which the Company granted the licensee a personal non-transferable license to the graphene rights. In consideration for the agreement the licensee shall pay monthly royalties equal to 2% of net sales of the preceding month on all sales of license products. The licensee shall also pay the Company an annual 20% of the profits made by the licensee for the preceding fiscal year within 60 days after the end of the fiscal year.

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Texas Tech University Agreement

On February 18, 2021, the Company entered into a research agreement with Texas Tech University to perform research to help advance the technologies and patents we have exclusively licensed from the institution. The term of the agreement shall remain in effect for 5 years and shall automatically be renewed for another 5 years upon end of the original term. Under the agreement, the Company is committed to make 4 quarterly payments of $56,250 executed in 12 months from the date the work begins. As of September 30, 2022 and December 31, 2021 the Company accrued $112,500 and $56,250, respectively, for these royalty payments.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company” as defined in the JOBS Act. For as long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two periods of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to utilize this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest of (i) December 31, 2026, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700 million as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

Critical Accounting Policies

Our Management’s Discussion and Analysis is based on our Financial Statements, which have been prepared in accordance with U.S GAAP and on a basis consistent with those accounting principles followed by us and disclosed in Note 2 to our audited consolidated and combined financial statements for the year ended December 31, 2021. The preparation of these Financial Statements in conformity with U.S. GAAP requires our management to make certain judgments and estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Financial Statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgement about the carrying value of assets and liabilities that are not readily apparent from other sources.

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We believe that the following critical accounting estimates discussed below are most important to understanding our historical and future performance, as these estimates relate to the more significant areas involving management’s judgments and estimates. Other than as described in Note 2 of our unaudited condensed consolidated and combined financial statements included herein, there have been no material changes to our critical accounting estimates since December 31, 2021.

Stock-based Compensation

Certain employees currently participate in the stock-based compensation plan sponsored by AREC. AREC stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award (generally 0 to 5 years) using the straight-line method.

Share-based compensation to employees is accounted for under ASC 718, Compensation-Stock Compensation. Share-based compensation expense related to share awards granted to an employee is recognized based on the grant-date estimated fair values of the awards using the Black Scholes option pricing model ("Black Scholes"). The value is recognized as expense ratably over the requisite service period, which is generally the vesting term of the award. We adjust the expense for actual forfeitures as they occur. Share-based compensation expense is classified in the accompanying Combined consolidated statements of operations based on the function to which the related services are provided.

Black-Scholes requires a number of assumptions, of which the most significant are expected volatility, expected option term (the time from the grant date until the options are exercised or expire) and risk-free rate. Expected volatility is determined using the historical volatility for the Company. The risk-free interest rate is based on the yield of US treasury government bonds with a remaining term equal to the expected life of the option. Expected dividend yield is zero because we have never paid cash dividends on common shares, and we do not expect to pay any cash dividends in the foreseeable future.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized, and minor replacements, maintenance and repairs are charged to expense as incurred. Depreciation and amortization are calculated on the straight-line basis over the estimated useful lives of the assets.

Construction in progress is related to the construction or development of leasehold improvements and equipment that have not yet been placed in service for our intended use. Depreciation for rare earth processing equipment commences once it is placed in service. Construction in progress represents capital expenditures for direct costs of construction or acquisition and design fees incurred, and the interest expenses directly related to the construction. Capitalization of these costs ceases and the construction in progress is transferred to the appropriate category of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Construction in progress is not depreciated.

Income Taxes

Historically, the Company’s operations have been included in the AREC federal consolidated tax return and certain state returns. For the purposes of these financial statements, our income tax provisions were computed as if we filed separate tax returns (i.e., as if we had not consolidated our tax return with AREC).

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.

The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

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The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company expects to file U.S. federal and various state income tax returns. The Company was formed in 2020 and files as part of its parent’s corporate tax returns.  All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available and evaluated on a regular basis by the chief operating decision maker (“CODM”), or decision-making group, in making decisions on how to allocate resources and assess performance. The Company currently has two operating segment (“Rare Earth Elements” and “Critical Elements & Battery Materials”) and one non-operating division (“Corporate”), and its Chief Executive Officer serves as the CODM.

Carve-Out Assumptions and Allocations

The Consolidated and Combined financial statements include an allocation of certain corporate expenses, including general administrative expenses that were allocated to us. These costs have been allocated on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of expenses, headcount or other systematic measures that reflect utilization of services provided to or benefits received by us. Management considers the expense allocation methodology and results to be reasonable for all periods presented. The Consolidated and Combined financial statements include certain assets and liabilities that have historically been held at the AREC’ corporate level but are specifically identifiable or otherwise attributable to us. The Company’s Combined financial position, results of operations, and cash flows may not be indicative of our results had we been a separate standalone entity during the periods presented, nor are the results stated herein indicative of what our financial position, results of operations, and cash flows may be in the future. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

Recent Accounting Pronouncements

See Note 2 to our Consolidated and Combined financial statements for information on how recent accounting pronouncements have affected or may affect our financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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MANAGEMENT, BOARD OF DIRECTORS AND TECHNICAL ADVISORY BOARD

The following table presents information concerning our executive officers and board of director nominees following the effective Spin-Off, including a five-year employment history. We are in the process of identifying other individuals who will also be our directors and executive officers following the Spin-Off, and we expect to provide additional details regarding these individuals in an amendment to this Information Statement.

Name	Age	Position

Mark C. Jensen	43	Chairman of the Board of Directors; Chief Executive Officer, President
Daniel J. Hasler*	63	Director
[TBD]*	[•]	Director
Julie Griffith*	61	Director
Mark J. LaVerghetta*	47	Director
Jeffrey R. Peterson	41	Chief Operating Officer
Kirk P. Taylor	43	Chief Financial Officer

*Director Nominees will be effective upon spin off

Our Directors and Executive Officers

Mark C. Jensen, Chairman of the Board of Directors and Chief Executive Officer

Mark C. Jensen, our Chief Executive Officer and Chairman, has over 18 years of experience operating a both private and public company in the infrastructure and resource marketplace. In 2015, Mr. Jensen founded Quest Energy, Inc. which through a reverse merger up listed on Nasdaq as American Resources Corporation (Nasdaq: AREC), a leader in supplying raw materials to the infrastructure industry. Mr. Jensen is also a founder and Executive Chairman of Land Betterment Corp, a benefit corporation, focused on positive environmental and social solutions for communities facing a changing industrial landscape. Beyond founding and operating companies, Mr. Jensen has also invested capital through a micro-cap fund focused on the international infrastructure market. The Board nominated Mr. Jensen to serve as a director because of his experience in leading and growing early-stage companies. There are no arrangements or understandings between Mr. Jensen and any other persons pursuant to which he was selected as an officer and director. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Daniel J. Hasler, Director

Daniel J. Hasler, Director, is the founder and President of Hasler Ventures LLC, a company working to advance groundbreaking technologies by moving them to the public through collaborations with industry. For the previous 5 years, Mr. Hasler was President of Purdue Research Foundation. Previously, Mr. Hasler was the Secretary of Commerce for the State of Indiana and spent 31 years at Eli Lilly and Co., (NYSE: LLY) in several leadership positions including Vice President for Global Marketing.  The Board nominated Mr. Hasler to serve as a director because of his experience at Eli Lily and because of his work with Purdue University. There are no arrangements or understandings between Mr. Hasler and any other persons pursuant to which he was selected as a director. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

[TBD], Director

Julie Griffith, Director

Mr. Griffith was recently the executive vice president for Strategy, Partnerships, and Outreach for the Indiana Innovation Institute. Within this role, she was able to highlight her strategic vision, rich background in government affairs, and business development and marketing experience. Before joining the Indiana Innovation Institute, Ms. Griffith served as the vice president of Public Affairs for Purdue University and worked with Duke Energy in a variety of roles, including vice president for Government Affairs and Foundation Relations. Before that she worked for the Texas-based energy company Spectra Energy and its predecessor companies. Ms. Griffith has an extensive background in marketing, business development, and government and regulatory affairs.

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She graduated from Ball State in 1979 with a bachelor of science degree in Political Science, and now serves on the Foundation board and the Dean's Advisory Council for the University's College of Sciences and Humanities. She has previously represented Ball State as a State House intern, London Center participant, Above & Beyond Campaign Development Committee member, Bold Campaign Regional Subcommittee member, Indianapolis Alumni Club board member, and a National Philanthropy Council member. Ms.  Griffith joined the Ball State University Board of Trustees in 2022.

There are no arrangements or understandings between Ms. Griffith and any other persons pursuant to which she was selected as a director. She has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mark J. LaVerghetta, Director

Mark LaVerghetta has over 20 years in various capital markets roles.  Since 2017 he has served as Vice President of Corporate Finance and Communication for American Resources Corp (Nasdaq: AREC) and its subsidiary American Rare Earth, he drives capital market activity, investor communication and corporate strategy.  Since February 2020, he has been a Co-Founder and Chief Governance Officer of Land Betterment (Private pending B-Corp), where he ensures proper operational and corporate governance while growing sustainable businesses.  He is a graduate of University of Virginia with a B.A. in economics.  There are no arrangements or understandings between Mr. LaVerghetta and any other persons pursuant to which he was selected as a director. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K

Jeffrey R. Peterson, Chief Operating Officer

Jeff has nearly 20 years of experience leading operations, engineering, sales, and product development. He began his career as a Commissioned Officer in the United States Navy serving onboard a nuclear-powered submarine. After resigning his Commission, Mr. Peterson joined Westinghouse Electric Company in 2010, where he served as part of the engineering and licensing team in the design and licensing of a U.S. Nuclear Regulatory Commission approved, first-of-its-kind, Generation III+ pressurized water reactor for commercial electricity generation. Mr. Peterson then joined Cyient in 2012, where he was rapidly promoted to sales, strategy, and product development leadership roles. Prior to joining American Resources Corporation in 2021, Mr. Peterson worked with Hitachi Vantara in 2020 as part of the North American sales team, selling digital transformation initiatives into key industrial markets.  There are no arrangements or understandings between Mr. Peterson and any other persons pursuant to which he was selected as an officer and director. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K

Kirk P. Taylor, CPA, Chief Financial Officer

Kirk P. Taylor, CPA has over 18 years of financial, accounting and tax structuring experience. After working in national public accounting firms, he has been the Chief Financial Officer of American Resources Corporation (Nasdaq: AREC) since 2015, leading the public process as well as integrations of 8 different acquisitions within the infrastructure and resource space. Mr. Taylor is also a founder and President of Land Betterment Corp, a benefit corporation, focused on positive environmental and social communities facing a changing industrial landscape, since 2020.  Mr. Taylor also is the President and Chief Financial Officer of American Acquisition Opportunity Inc., (Nasdaq: AMAO) a blank check company focused on sustainable resources. There are no arrangements or understandings between Mr. Taylor and any other persons pursuant to which he was selected as an officer. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K

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Technical Advisory Committee

The Technical Advisory Committee of ReElement Technologies is comprised with members from the science, engineering and electrification ecosystems.  The members of the committee are appointed by management and each member brings decades of specific experience around innovation, technical excellence, and execution. The initial committee members are:

Bob Galyen

Bob Galyen is currenting CEO and founder of Galyen Energy.  Bob is an energy storage technology executive with experience in large corporations (ATL, CATL, Magna, Delphi, GM) and small entrepreneurial businesses (Tawas, Indy Power Systems, World Energy Labs). He previously served as CTO of CATL (Contemporary Amperex Technology Limited) the world’s largest battery manufacturer. Specializing in clean technology, lithium-ion battery systems used in electric vehicles, and high-efficiency storage systems, he has held the Chairmanship of SAE International Battery Standards Steering Committee for 5 years, and is President Elect for NAATBatt International. He also serves on Senator Lugar’s Advisory Board for Renewable Energy at IUPUI the Dean’s Executive Advisory Council at Ball State University and the National Fire Protection Agencies Board of Advisers. Bob holds a master’s degree in Chemistry and has 38-years of experience in battery technology. He was the first ever front cover individual feature story for Batteries International and has feature articles on a regular basis.

William Smith III

Bill Smith is the current President of CMID, Inc, a technical process engineering firm he co-founded in 2005.  Previously Bill spent over 30 years at Eli Lilly and Company retiring as Executive Director, Global Corporate and Manufacturing Services where he was responsible for overseeing technical support of their worldwide pharmaceutical manufacturing facilities and responsible for worldwide planning, design, and construction of capital projects and led corporate engineering, supply chain operations and manufacturing purchasing. During his tenure at Eli Lilly, he was intimately involved with their chromatography process, which is the foundation of ReElement’s separation and purification process and technology, where he led the engineering, building out of their facilities and manufacturing operations. Mr. Smith received his Bachelor of Science in Chemical Engineering from Purdue University and earned an MBA from Butler University.  Bill is the recipient of Purdue University’s Distinguished Engineering Alumnus Award.

Our Board of Directors Following the Spin-Off and Director Independence

Immediately following the Spin-Off, we expect that our Board will comprise five directors. A majority of our directors will meet the independence requirements set forth in the listing standards of the NASDAQ Capital Market at the time of the Spin-Off.

Committees of the Board

Effective upon the completion of the Spin-Off, our Board will have the following committees, each of which will operate under a written charter that will be posted on our website prior to the Spin-Off.

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Audit Committee

                The Audit Committee will be established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee will be more fully described in our Audit Committee charter. We anticipate that our Audit Committee, among other duties, will oversee:

•	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our outside auditor;

•	the performance of our internal audit function;

•	the outside auditor’s annual audit of our financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s risk management assessment; and

•	the preparation of certain reports required by the rules and regulations of the SEC.

                The Audit Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the NASDAQ Capital Market, Rule 10A-3 under the Exchange Act and our Audit Committee charter. Each member of the Audit Committee will be financially literate, and at least one member of the Audit Committee will have accounting and related financial management expertise and satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment. The initial members of the Audit Committee will be determined prior to the Spin-Off.

Compensation Committee

The responsibilities of our Compensation Committee will be more fully described in our Compensation Committee charter, and we anticipate that they will include, among other duties:

•	determining and approving the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executives;

•	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;

•	reviewing the operation and structure of the Company’s compensation program; and

•	preparing any report on executive compensation required by the rules and regulations of the SEC.

The Compensation Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the NASDAQ Capital Market, Rule 10C-1 under the Exchange Act and our Compensation Committee charter. The members of our Compensation Committee will be “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). The initial members of our Compensation Committee will be determined prior to the Spin-Off.

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Nominating and Governance Committee

The responsibilities of our Nominating and Governance Committee will be more fully described in our Nominating and Governance Committee charter, and we anticipate that they will include, among other duties:

•	identifying, reviewing and recommending to our Board individuals for election to the Board;

•	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

•

developing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company and reviewing and reporting on the Company’s policies and programs relating to health, safety and environmental matters, equal employment opportunity and other similar matters; and

•	overseeing our Board’s annual self-evaluation.

The Nominating and Governance Committee will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the NASDAQ Capital Market and our Nominating and Governance Committee charter. The initial members of the Nominating and Governance Committee will be determined prior to the Spin-Off.

Code of Business Ethics

Prior to the completion of the Spin-Off, we will adopt a written code of business ethics that is designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	the protection of the confidentiality of our non-public information;

•	the responsible use of and control over our assets and resources;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

•	compliance with applicable laws, rules and regulations; and

•	accountability for adherence to the code and prompt internal reporting of any possible violation of the code.

Director Nomination Process

Our initial Board will be selected through a process involving both American Resources and us. The initial directors who will serve after the Spin-Off will begin their terms at the time of the Share Distribution, with the exception of one independent director who will begin his or her term prior to the date on which “when-issued” trading of our common stock commences and will serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

Communications with Non-Management Members of the Board of Directors

Generally, it is the responsibility of our management to speak for us in communications with outside parties, but we intend to set forth, in our corporate governance policies, certain processes by which stockholders and other interested third parties may communicate with non-management members of our Board.

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DIRECTOR COMPENSATION

Following the Spin-Off, we expect that our Compensation Committee will periodically review and make recommendations to our Board regarding the form and amount of compensation for our directors. American Resources has approved an initial director compensation program for the Company that is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise and accountability required of active Board membership. This program is described in further detail below.

Annual Compensation

In general, we believe that annual compensation for our directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

Board of Directors’ Annual Compensation
Cash Retainer	$5,000
Board Chairman – Additional Cash Retainer	$2,500
Board Committee Membership – Additional Cash Retainer

Audit Committee Chair: $2,000

Audit Committee Member: $1,000

Compensation Committee Chair: $2,000

Compensation Committee Member: $1,000

Nominating and Governance Committee Chair: $2,000

Nominating and Governance Committee Member: $1,000

Other Committee Chair: $2,000

Other Committee Member: $1,000

Annual Equity Grants

Each non-employee director will receives an annual restricted stock unit grant with a target value of $20,000 on the date of the Annual Meeting of Stockholders. New directors in 2023 will receive a prorated award for the partial year commencing on the Spin-Off.

Cash elements are paid in quarterly installments and prorated for partial years of service.

Other Benefits

Non-employee directors will also be provided with reimbursement of business travel expenses incurred as part of their work for the Board.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed above, we are currently part of American Resources and not an independent company, and our Compensation Committee has not yet been formed. Decisions about the compensation and benefits payable to the individuals who will become our executive officers have been made by American Resources senior management. Following the Spin-Off, we expect that our Compensation Committee will review our executive compensation and benefit programs and determine the appropriate compensation and benefits for our executives.

For purposes of this Compensation Discussion and Analysis and the disclosure that follows, we do not have any “Named Executive Officers” for 2021. All of our executive officers will have joined the Business after year end 2021 and, therefore, they will not have been executive officers of the Business in 2021. None of the tabular compensation disclosure requirements of the SEC’s compensation disclosure rules are applicable in our situation. Detailed information on the compensation arrangements of our Named Executive Officers for 2023 will be provided in our first proxy statement following the Spin-Off.

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We are currently in the process of identifying additional individuals who will serve as our executive officers following completion of the Spin-Off. As of the date of this filing, we have identified the following individuals who are expected to serve in executive officer positions:

Mark C. Jensen, Chief Executive Officer and President

Kirk P. Taylor, Chief Financial Officer

Jeffrey R. Peterson, Chief Operating Officer

Messrs. Jensen, Taylor were or are employed by American Resources in 2022 and Mr. Peterson is employed by RETC in 2022. In addition, since all of the individuals listed above were not employed by the Business in 2021, they are not Named Executive Officers of the Business for 2021.

The terms of Messrs. Jensen and Taylor’s, letters are summarized in the section entitled “Offer Letters and Employment Agreements of our Executive Officers.”

Long-Term Incentive Compensation—Treatment of Awards in Spin-Off

Treatment of American Resources Stock Options. In connection with the Spin-Off, any American Resources stock options held by SpinCo employees that are vested as of the Distribution Date will remain outstanding with American Resources until exercised by the employee or normal expiration, subject to the terms of the applicable American Resources equity incentive plan and related grant agreement under which such options were granted. Stock options held by SpinCo employees that are unvested as of the Distribution Date will be immediately vested as of the Distribution Date.

SpinCo’s Anticipated Executive Compensation Programs

Overview

As described above, our Compensation Committee will not be established until the Spin-Off and therefore has not established a specific set of objectives or principles for our compensation programs following the Spin-Off. The executive compensation programs in place at the time of the Spin- Off will be those established by American Resources on our behalf. Following the Spin-Off, our Compensation Committee will review each of the elements of our compensation programs. We believe that the Spin-Off will enable us to offer our key employees compensation directly linked to the performance of our business, which we expect will enhance our ability to attract, retain and motivate qualified personnel and serve the interests of our stockholders.

Offer Letters and Employment Agreements of Our Executive Officers

Chief Executive Officer and President Offer Letter

American Resources entered into an offer letter with Mark C. Jensen appointing Mr. Jensen as Chief Executive Officer of RETC (and ultimately the SpinCo). The letter provides Mr. Jensen with an annual base salary of $500,000 and bonus based upon the effectiveness of the spin off of $250,000. Mr. Jensen is also eligible for Stock Purchase Bonus of 100,000 shares. The offer letter also provides that upon a termination of Mr. Jensen’s employment by the Company without cause, Mr. Jensen will be entitled to 12 months of base salary continuation and incentive compensation (at target), which will be extended to 12 months in the case of such termination within two years of a change in control that occurs within two years of the Spin-Off.

Chief Financial Officer Offer Letter

American Resources entered into an offer letter with Kirk P. Taylor appointing Mr. Taylor as chief financial officer of RETC (and ultimately the SpinCo). The letter provides Mr. Taylor with an annual base salary of $300,000 and bonus based upon the effectiveness of the spin off of $150,000. Mr. Taylor is also eligible Stock Purchase Bonus of 100,000 shares. The offer letter also provides that upon a termination of Mr. Taylor’s employment by the Company without cause, Mr. Taylor will be entitled to entitled to 12 months of base salary continuation and incentive compensation (at target), which will be extended to 12 months in the case of such termination within two years of a change in control that occurs within two years of the Spin-Off.

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Chief Operating Officer Current Compensation

RETC is currently the employer of Mr. Peterson. Effective July 12, 2021, his annual base salary is $170,000. His Stock Purchase Bonus is 150,000 options and the contract allows for a discretionary bonus.

2023 DSU Incentive Plan

Prior to the Spin-Off, we expect our Board to adopt, and American Resources, as our majority shareholder, to approve, the 2023 Derivative Stock Unit (or “DSU”) Incentive Plan of SpinCo for the benefit of certain of our current and future employees and other service providers. The following summary describes what we anticipate being the material terms of the Equity Plan.

When approved by American Resources, as our majority shareholder, and our Board, the full text of the Equity Plan will be included as an exhibit to a Current Report on Form 8-K filed with the SEC, and the following discussion is qualified in its entirety by reference to such text.

Purpose of the Equity Plan. The purpose of the Equity Plan would be to aid SpinCo in recruiting and retaining highly qualified employees and other service providers who are capable of assuring the future success of SpinCo. We expect that awards of stock-based compensation and opportunities for stock ownership in SpinCo will provide incentives to our employees and other service providers to exert their best efforts for the success of our business and thereby align their interests with those of our stockholders.

Shares Available for Awards. If the Equity Plan is approved by American Resources, as our majority shareholder, and our Board, it is expected that the maximum aggregate number of shares of our common stock that may be issued under all stock-based awards granted under the Equity Plan would be 5,000,000. In addition, it is expected that the Equity Plan will contain a limit on the number of shares of common stock available for grant in the form of incentive stock options to 5,000,000.

Under the Equity Plan, it is expected that SpinCo will have the flexibility to grant different types of equity compensation awards, including stock options, stock appreciation rights, restricted stock, DSU’s and other awards based, in whole or in part, on the value of SpinCo equity, as well as cash- based awards. The grant, vesting, exercise and settlement of awards granted under the Equity Plan may be subject to the satisfaction of time- or performance-based conditions, as determined at or after the date of grant of an award under the Equity Plan.

In the event of any change in corporate structure that affects our outstanding common stock (e.g., a cash or stock dividend, stock split, reverse stock split, spin-off, recapitalization, merger, reorganization, etc.), our Compensation Committee shall make adjustments that it deems equitable or appropriate, in its sole discretion, including adjustments to the share limits described above, the number and type of shares subject to outstanding awards, or the purchase or exercise price of outstanding awards. In the case of any unusual or nonrecurring event (including events described in the preceding sentence) affecting the Company or changes in applicable laws, regulations, or accounting principles, our Compensation Committee may make adjustments to outstanding awards in order to prevent dilution or enlargement of the benefits intended to be provided under the Equity Plan.

Shares that are subject to awards that are paid in cash, terminate, lapse or are canceled or forfeited would be available again for grant under the Equity Plan and would not be counted for purposes of the limits above. Shares that are reacquired by SpinCo with cash tendered in payment of the exercise price of an award and shares that are tendered or withheld in payment of all or part of the exercise price or tax withholding amount relating to an award will not be added back to the number of shares authorized under the Equity Plan. In addition, if stock appreciation rights are settled in shares upon exercise, the total number of shares actually issued upon exercise rather than the number of shares subject to the award would be counted against the number of shares authorized under the Equity Plan.

Eligibility. It is expected that employees and other service providers of SpinCo or its affiliates would be eligible to receive awards under the Equity Plan. Our directors will be eligible to participate in the 2023 Stock Incentive Plan for SpinCo.

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Administration. It is expected that our Compensation Committee would have the authority to administer the Equity Plan, including the authority to select the persons who receive awards, determine the number of shares subject to the awards and establish the terms and conditions of the awards, consistent with the terms of the Equity Plan. Subject to the expected provisions of the Equity Plan, our Compensation Committee may specify the circumstances under which the exercisability or vesting of awards may be accelerated or whether awards or amounts payable under awards may be deferred. Our Compensation Committee may waive or amend the terms of an award, consistent with the terms of the Equity Plan, but may not reprice a stock option or stock appreciation right, whether through amendment, cancelation and replacement, or exchange for cash or any other awards. Our Compensation Committee would have the authority to interpret the Equity Plan and establish rules for the administration of the Equity Plan. It is expected that the Equity Plan will provide that our Compensation Committee may delegate its powers and duties under the Equity Plan to one or more directors or other individuals as the committee deems to be advisable, except that only our Compensation Committee or our Board would have authority to grant and administer awards to executive officers.

The Board may also exercise the powers of our Compensation Committee with respect to the Equity Plan and awards granted thereunder at any

Tax Consequences of Awards. The following is a brief summary of the principal United States federal income tax consequences of awards and transactions under the Equity Plan for the employees and other service providers selected to participate in the Equity Plan (the “Participants”) and the Company. This summary is not intended to be exhaustive and, among other things, does not describe local, state or foreign tax consequences.

Options and Stock Appreciation Rights. A Participant will not recognize any income at the time a stock option or stock appreciation right is granted, nor will the Company be entitled to a deduction at that time. When a stock option is exercised, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received as of the date of exercise over the exercise price of the option. When a stock appreciation right is exercised, the Participant will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is settled in shares, the shares received as of the date of exercise. The Company generally will be entitled to a corresponding tax deduction in the same time period and amount as the Participant recognizes income.

Restricted Stock and DSUs. A Participant will not recognize any income at the time of grant of a restricted stock unit or share of restricted stock (whether subject to time-based vesting or performance-based vesting), and the Company will not be entitled to a deduction at that time. The Participant will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the restricted stock unit is paid in cash, the amount payable, upon settlement of a restricted stock unit. In the year in which shares of restricted stock are no longer subject to a substantial risk of forfeiture (i.e., in the year that the shares vest), the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the Participant paid for the shares. Under certain circumstances and if permitted by an individual award, a Participant may elect (within 30 days after being granted restricted stock) to recognize ordinary income in the year of receipt instead of the year of vesting. If such an election is made, the amount of income recognized by the Participant will be equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the Participant paid for the shares. The Company generally will be entitled to a corresponding tax deduction in the same time period and amount as the Participant recognizes income.

Other Types of Awards. If other awards are granted under the Equity Plan, the tax consequences may differ from those described above for stock options, stock appreciation rights, restricted stock and DSUs. As a general matter, the Company typically would be entitled to a tax deduction in respect of any such compensatory awards in the same time period and amount as the Participant recognizes income in respect of such awards.

Withholding of Taxes. The Company has the right to require, prior to the issuance or delivery of shares in settlement of any award, the Participant to pay any taxes required by law.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, American Resources beneficially owns a majority of the outstanding shares of our common stock. After the Spin-Off, American Resources will not own any shares of our common stock. The following table provides information regarding the anticipated beneficial ownership of our common stock at the time of the Share Distribution by:

•	each of our stockholders whom we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of American Resources common stock on [•], 2023, giving effect to a Share Distribution ratio of ½ of a share of our common stock for each share of American Resources common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.

Immediately following the Spin-Off, we estimate that 34,000,000 shares of our common stock will be issued and outstanding, based on the approximately 68,000,000 shares of American Resources common stock outstanding on November 14, 2022. The actual number of shares of our common stock that will be outstanding following the completion of the Spin-Off will be determined on [•], 2023.

Directors and Named Executive Officers	Amount and Nature of Beneficial Ownership	Percentage of Class
Mark C. Jensen, Chief Executive Officer, President, Director	[2,589,948]	[7.87]%
Kirk P. Taylor, Chief Financial Officer	[811,192]	[2.47]%
Jeffrey R. Peterson, Chief Operating Officer	-0-	*%
Daniel J. Hasler	-0-	*%
[tbd]	-0-	*%
Julie K. Griffith	-0-	*%
Mark J. LaVerghetta	-0-	*%

Directors and Executive Officers as a Group	[3,401,140]	[10.34]%

Principal Stockholders	Amount and Nature of Beneficial Ownership	Percentage of Class
Golden Properties Ltd.	[•]	[•]%
Thomas M. Sauve	[2,214,751]	[6.73]%

Principal Stockholders as a Group	[•]	[•]%

*  Represents beneficial ownership of less than one percent of the outstanding common stock.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with American Resources

In order to govern the ongoing relationships between us and American Resources after the Spin-Off and to facilitate an orderly transition, we and American Resources intend to enter into agreements providing for various services and rights following the Spin-Off, and under which we and American Resources will agree to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we expect to enter into with American Resources.

Mutual Services and Transition Agreement

We intend to enter into a Mutual Services and Transition Agreement pursuant to which American Resources will provide us, and we will provide American Resources, with specified shared services, including information technology, financial, human resources and labor, health, safety and environmental, sales, product stewardship, operational and manufacturing support, procurement, and supply chain and logistics and other specified services, to help ensure an orderly transition and operation of each company following the Share Distribution. After the Spin-Off, we may request that additional services in the same functional categories as the specified services be provided by American Resources to us so long as such additional services were provided historically by American Resources to our business. The services are generally intended to be provided so long as determined between American Resources and SpinCo following the Share Distribution. Each party may terminate the agreement in its entirety in the event of a material breach of the agreement by the other party that is not cured within a specified time period. Each recipient party may also terminate the services on an individual basis upon prior written notice to the party providing the service so long as adequate commercial notice is provided.

The service recipient is required to pay to the service provider a fee equal to the cost of service specified for each service, which is billed on a monthly basis.

We have agreed to hold American Resources harmless from any damages arising out of American Resources’ provision of the services unless such damages are the result of American Resources’ willful misconduct, gross negligence, breach of certain provisions of the agreement or violation of law or third-party rights in providing services. Additionally, American Resources’ liability is generally subject to a cap in the amount of fees actually received by American Resources from us in connection with the provision of the services. We also generally indemnify American Resources for all liabilities arising out of American Resources’ provision of the services unless such liabilities are the result of American Resources’ willful misconduct or gross negligence, in which case, American Resources indemnifies us for such liabilities. These indemnification and liability terms are customary for agreements of this type.

The foregoing description of the Mutual Services and Transition Agreement is a summary, is not complete, and is qualified entirely by reference to the full text of such agreement, which is filed as an exhibit to SpinCo’s Registration Statement on Form 10, of which this Information Statement forms a part.

The Shared Services agreement will also address any tax matters, employment matters, intellectual property matters, license agreements of patents and buy sell arrangements between the two parties, which may be separated out in the future into their own separate agreement or remain as a modified agreement between American Resources and SpinCo as determined by the two companies.

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Transfer of Assets and Assumption of Liabilities

The Mutual Services and Transition Agreement will also identify certain transfers of assets and assumptions of liabilities that are necessary in advance of our separation from American Resources so that we and American Resources retain the assets of, and the liabilities associated with, our respective businesses. The Mutual Services and Transition Agreement generally provides that the assets comprising our business will consist of those owned or held by us or those primarily related to our current business and operations. The liabilities we will assume in connection with the Spin-Off will generally consist of those related to the past and future operations of our business, including our manufacturing locations and the other locations used in our current operations. American Resources will retain certain assets and assume liabilities related to former business locations or the operation of our former business. The Mutual Services and Transition Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and American Resources.

Reorganization

The Mutual Services and Transition Agreement will describe certain actions related to our separation from American Resources that will occur prior to the Distribution such as the formation of our subsidiaries and certain other internal restructuring actions to be taken by us and American Resources, including the contribution by American Resources to us of the assets and liabilities that comprise our business.

Intercompany Arrangements

All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and American Resources, on the other hand, will terminate effective as of the Share Distribution Date, except specified agreements and arrangements that are intended to survive the Share Distribution.

Credit Support

We will agree to use reasonable best efforts to arrange, prior to the Share Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support, other than certain specified credit support instruments, currently provided by or through American Resources or any of its affiliates for the benefit of us or any of our affiliates.

Representations and Warranties

In general, neither we nor American Resources will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Mutual Services and Transition Agreement, all assets will be transferred on an “as-is,” “where-is” basis.

Further Assurances

The parties will use reasonable best efforts to effect any transfers contemplated by the Mutual Services and Transition Agreement that have not been consummated prior to the Share Distribution as promptly as practicable following the Share Distribution Date. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Share Distribution.

The Distribution

The Mutual Services and Transition Agreement will govern American Resources’ and our respective rights and obligations regarding the proposed Share Distribution. Prior to the Share Distribution, American Resources will deliver all the issued and outstanding shares of our common stock to the distribution agent. Following the Share Distribution Date, the distribution agent will electronically deliver the shares of our common stock to American Resources stockholders based on the distribution ratio. The American Resources Board may, in its sole and absolute discretion, determine the Record Date, the Share Distribution Date and the terms of the Spin-Off. In addition, American Resources may, at any time until the Share Distribution, decide to abandon the Share Distribution or modify or change the terms of the Share Distribution.

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Conditions

The Mutual Services and Transition Agreement will also provide that several conditions must be satisfied or, to the extent permitted by law, waived by American Resources, in its sole and absolute discretion, before the Share Distribution can occur. For further information about these conditions, see “The Spin-Off—Conditions to the Spin-Off.”

Exchange of Information

We and American Resources will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority having appropriate jurisdiction, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requirements. We and American Resources will also agree to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Mutual Services and Transition Agreement or for such longer period as required by law. Each party will also agree to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.

Termination

American Resources, in its sole and absolute discretion, may terminate the Mutual Services and Transition Agreement at any time prior to the Share Distribution.

Release of Claims

We and American Resources will each agree to release the other and its affiliates, successors and assigns, and all persons that prior to the Share Distribution have been the other’s stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any such other party that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Share Distribution. These releases will be subject to exceptions set forth in the Mutual Services and Transition Agreement.

Indemnification

We and American Resources will each agree to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and American Resources’ respective businesses. The amount of either American Resources’ or our indemnification obligations will be reduced by any insurance proceeds or amounts recovered from third parties that the party being indemnified receives in respect of the related liability. The Mutual Services and Transition Agreement will also specify procedures regarding claims subject to indemnification.

Other Arrangements

Prior to the Spin-Off, we have had various other arrangements with American Resources, including arrangements whereby American Resources has provided us with finance, human resources, legal, information technology, general insurance, risk management and other corporate functions as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation.” As described in more detail in “— Mutual Services and Transition Agreement” above, these arrangements, other than those contemplated pursuant to the Mutual Services and Transition Agreement, will generally be terminated in connection with the Spin-Off.

In addition, we intend to enter into certain other arm’s-length arrangements regarding certain real estate matters, leases, and, in some cases, associated services.  We also have agreements in place, or may have agreements in place in the future, with affiliated companies and/or companies owned and controlled by certain members of our management, and conflicts of interest may arise in the future as a result.  See “Risk Factors - Risks Relating to Our Business”.

We lease corporate office space in Fishers, Indiana at a current rent of approximately $1,467 per month through September 2031 in which is shared space with American Resources.  We lease corporate office space in Hazard, Kentucky at a current rent of approximately $250 per month through June 2032 and lease a facility in Hazard, Kentucky for approximately $4,746 per month in rent through November 2023.  We also lease one site in Noblesville, Indiana containing our current operating elemental purification facility, where the current rent is approximately $3,250 per month through August 2031.

Policy and Procedures Governing Related Party Transactions

Prior to the completion of the Spin-Off, our Board will adopt a written policy regarding the review, approval and ratification of transactions with related persons. We anticipate that this policy will provide that our Nominating and Governance Committee review each of SpinCo’s transactions involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding common stock and immediate family members or certain affiliated entities of any of the foregoing persons. We expect that our Nominating and Governance Committee will approve or ratify only those transactions that are fair and reasonable to SpinCo and in our and our stockholders’ best interests.

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DESCRIPTION OF OUR CAPITAL STOCK

General

Prior to the Share Distribution, American Resources, as our majority stockholder, will approve and adopt our Certificate of Incorporation, and our Board will approve and adopt our By-Laws. The following summarizes information concerning our capital stock, including material provisions of our Certificate of Incorporation, our By-Laws and certain provisions of Indiana law. You are encouraged to read the forms of our Certificate of Incorporation and our By-Laws, which are filed as exhibits to our Registration Statement on Form 10, of which this Information Statement is a part, for greater detail with respect to these provisions.

Distribution of Securities

During the past three years, we have not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities that were not registered under the Securities Act.

Authorized Capital Stock

Immediately following the Spin-Off, our authorized capital stock will consist of 300,000,000 shares of common stock, par value $0.0001 per share.

Common Stock

Shares Outstanding

Immediately following the Spin-Off, we estimate that approximately 34,000,000 shares of our common stock will be issued and outstanding, based on approximately 68,000,000 shares of American Resources common stock outstanding as of November 14, 2022. The actual number of shares of our common stock outstanding immediately following the Spin-Off will depend on the actual number of shares of American Resources common stock outstanding on the Record Date, and will reflect any issuance of new shares or exercise of outstanding options, or any equity rights pursuant to any warrants.

Dividends

Holders of shares of our common stock will be entitled to receive dividends when, and if declared by our Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Our Board will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. See “Dividend Policy.”

Voting Rights

The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Other Rights

The holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid

The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock or rights to redeem or convert their shares of common stock.

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Certain Provisions of Indiana Law, Our Certificate of Incorporation and By-Laws

Certificate of Incorporation and By-Laws

Certain provisions in our proposed Certificate of Incorporation and our proposed By-Laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

•

No Stockholder Action by Written Consent. Our Certificate of Incorporation will expressly exclude the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

•

Special Stockholder Meetings. Our Certificate of Incorporation and our By-Laws will provide that only our Chairman of our Board or a majority of our Board will be able to call a special meeting of stockholders. Stockholders will not be permitted to call a special meeting or to require our Board to call a special meeting

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our By-Laws, stockholders of record will be able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper notice must be given, generally between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent). In the case of special meetings, proper notice must be given no earlier than the 90th day prior to the relevant meeting and no later than the later of the 60th day prior to such meeting or the 10th day following the public announcement of the meeting. Such notice must include, among other information, certain information with respect to each stockholder nominating persons for election to the Board (including, the name and address, the number of shares directly or indirectly held by such stockholder, a description of any agreement with respect to the business to be brought before the annual meeting, a description of any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, a description of any proxy, contract or other relationship pursuant to which such stockholder has a right to vote any shares of our stock and any profit-sharing or performance-related fees that such stockholder is entitled to, based on any increase or decrease in the value of our securities, as of the date of such notice), a representation that such stockholder is a holder of record of our common stock as of the date of the notice, each stockholder nominee’s written consent to being named as a nominee and to serving as a director if elected, a completed questionnaire and representation that such person has not and will not give any commitment as to how such person will act or vote if elected as a director, become a party to any agreement with respect to any compensation, reimbursement or indemnification in connection with service as a director, and such person will comply with all policies applicable to directors, a description of all compensation and other monetary agreements during the past three years and a representation as to whether such stockholder intends to solicit proxies.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Indiana Business Corporation Law (IBCL) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for certain breaches of directors’ fiduciary duties as directors, and our Certificate of Incorporation will include such an exculpation provision. Our By-Laws and Certificate of Incorporation will include provisions that require us to indemnify, to the fullest extent allowable under the IBCL, the personal liability of directors and officers for monetary damages for actions taken as a director, officer or agent of SpinCo, or for serving at SpinCo’s request as a director, officer or agent at another corporation or enterprise, as the case may be. Our By-Laws and Certificate of Incorporation will also provide that we must indemnify and advance reasonable expenses to our directors and officers subject to our receipt of an undertaking from the indemnified party as may be required under the IBCL. Our By-Laws will expressly authorize us to carry directors’ and officers’ insurance to protect SpinCo, its directors, officers and agents for certain liabilities.

Page 75

The limitation of liability and indemnification provisions that will be included in our By-Laws and Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that in a class action, derivative, or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

Our Certificate of Incorporation will provide, in all cases to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the courts located within the State of Indiana will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of SpinCo, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of SpinCo to SpinCo or SpinCo’s stockholders, any action asserting a claim arising pursuant to the IBCL or as to which the IBCL confers jurisdiction on the courts located in the State of Indiana, any action asserting a claim governed by the internal affairs doctrine or any other action found within IBCL. However, if the courts within the State of Indiana does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Indiana.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Vstock Transfer, LLC located at 18 Lafayette Pl, Woodmere, NY 11598, phone (212) 828-8436 and website https://www.vstocktransfer.com/.

Listing

We intend to apply to list our common stock on the NASDAQ Capital Market, under the ticker symbol “[•]”.

Page 76

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock that American Resources’ stockholders will receive in the Share Distribution as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all the information set forth in, the Registration Statement and the other exhibits and schedules to the Registration Statement. For further information with respect to us and our common stock, please refer to the Registration Statement, including its other exhibits and schedules. Statements we make in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website we refer to in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part and such references are intended to be inactive textual references only.

As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

You may request a copy of any of our filings with the SEC at no cost by writing us at the following address: Investor Relations

ReElement Technologies Corporation

PO Box 366, Fishers, Indiana 46038

phone: (317) 813-9167

We also intend to maintain a website at https://www.reelementtech.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our investor relations website provides notifications of news or announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs.

We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with U.S. GAAP and audited and reported on by an independent registered public accounting firm.

Page 77

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS OF RELEMENTS TECHNOLOGIES LLC AND SUBSIDIARIES:

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated and Combined financial Balance Sheets as of December 31, 2021 and 2020	F-3

Consolidated and Combined financial Statements of Operations for the Years Ended December 31, 2021 and from inception June 8, 2020 through December 31, 2020	F-4

Consolidated and Combined financial Statements of Changes in Net Parent’s Net Investment for the Years Ended December 31, 2021 and from inception June 8, 2020 through December 31, 2020	F-5

Consolidated and Combined financial Statements of Cash Flows for the Years Ended December 31, 2021 and from inception June 8, 2020 through December 31, 2020	F-6

Notes to the Consolidated and Combined financial Statements	F-7

UNAUDITED FINANCIAL STATEMENTS OF RELEMENTS TECHNOLOGIES LLC AND SUBSIDIARIES:
Page

Unaudited Condensed Consolidated and Combined Balance Sheets as of September 30, 2022 and December 31, 2021	F-18

Unaudited Condensed Consolidated and Combined Statements of Operations for the Nine Months Ended September 30, 2022 and 2021	F-19

Unaudited Condensed Consolidated and Combined Statements of Changes in Net Parent’s Net Investment for Nine Months Ended September 30, 2022 and 2021	F-22

Unaudited Condensed Consolidated and Combined Statements of Cash Flows for the Nine Months Ended September 30, 2022 and 2021	F-21

Notes to the Unaudited Condensed Consolidated and Combined Financial Statements	F-22

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners and Board of Directors of ReElement Technologies LLC:

Opinion on the Financial Statements

We have audited the accompanying Combined balance sheets of ReElement LLC and subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related Combined statements of operations, comprehensive income, equity, and cash flows for each of the two years in the period ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, such Consolidated and Combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Consolidated and Combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

As described in Note 1. to the Consolidated and Combined financial statements, the accompanying Consolidated and Combined financial statements have been derived from the separate records maintained by American Resources Corporation. The Consolidated and Combined financial statements also include expense allocations for certain corporate functions historically provided by American Resources Corporation. These allocations may not be reflective of the actual expense that would have been incurred had the Company operated as a separate entity apart from American Resources Corporation. A summary of transactions with related parties is included in Note 3. to the Consolidated and Combined financial statements.

/S/ BF Borgers CPA PC

Lakewood, CO

January 24, 2023

We have served as the Company’s auditor since 2022.

F-2

REELEMENT TECHNOLOGIES LLC

(FORMERLY KNOW AS AMERICAN RARE EARTH LLC)

CONSOLIDATED AND COMBINED FINANCIAL BALANCE SHEETS AS OF DECEMBER 31, 2021 AND 2020

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash	$-	$-
Deposits	4,746	-
Total Current Assets	4,746	-
Property and Equipment, net	108,122	-
Right of use assets, non-current	171,798	-
Total Assets	$284,666	$-
Liabilities And Equity
Current liabilities:
Accounts payable and accrued expenses	$417,896	$30,840
Lease liability, current	67,364	-
Total current liabilities	485,260	30,840
Lease liability, non-current	99,366	-
Total liabilities	584,626	30,840
Commitments and contingencies (Note 7)
Equity:
Parent company investment	(299,960)	(30,840)
Total equity	(299,960)	(30,840)
Total liabilities and equity	$284,666	$-

The accompanying notes are an integral part of these Consolidated and Combined financial statements.

F-3

REELEMENT TECHNOLOGIES LLC

(FORMERLY KNOW AS AMERICAN RARE EARTH LLC)

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2021 AND FROM INCEPTION JUNE 8, 2020 THROUGH DECEMBER 31, 2020

		From Inception
	For the Year	June 8, 2020
	Ended December	through December
	31, 2021	31, 2020
Operating Expenses:
General administrative expenses	$37,402	$6,361
Professional & licensing fees	175,091	500
Research & development costs	743,587	24,479
Total operating expenses	956,080	31,340

Loss from operations	956,080	31,340

Loss from operations before income taxes	956,080	31,340

Provision for income taxes	-	-

Net loss	$956,080	$31,340

The accompanying notes are an integral part of these Consolidated and Combined financial statements.

F-4

REELEMENT TECHNOLOGIES LLC

(FORMERLY KNOW AS AMERICAN RARE EARTH LLC)

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF CHANGES IN NET PARENT’S NET INVESTMENT FOR THE YEARS ENDED DECEMBER 31, 2021 AND FROM INCEPTION JUNE 8, 2020 THROUGH DECEMBER 31, 2020

Total
Equity
Parent's net investment at inception (June 8, 2020)	$-
Net loss	(31,340)
Advances from Parent	500
Parent's net investment at December 31, 2020	(30,840)
Net loss	(956,080)
Advances from Parent	686,960
Parent's net investment at December 31, 2021	$(299,960)

The accompanying notes are an integral part of these Consolidated and Combined financial statements.

F-5

REELEMENT TECHNOLOGIES LLC

(FORMERLY KNOW AS AMERICAN RARE EARTH LLC)

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2021 AND  FROM INCEPTION JUNE 8, 2020 THROUGH DECEMBER 31, 2020

		From Inception
		June 8, 2020
	For the Year Ended	through December
	December 31, 2021	31, 2020
Cash flows from operating activities:
Net loss	$(956,080)	$(31,340)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of operating right of use assets	11,272
Changes in operating assets and liabilities, net of effect of acquisitions:
Account payables and accrued expenses	387,056	30,840
Deposits	(4,746)	-
Operating lease liabilities	(16,340)	-
Net cash used in provided by operating activities	(578,838)	(500)

Cash flows from investing activities:
Purchase of property and equipment	(108,122)	-
Net cash used in investing activities	(108,122)	-

Cash flows from financing activities:
Advances from parent	686,960	500
Net cash provided by financing activities	686,960	500

Net (decrease) increase in cash and cash equivalents	-	-
Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$-	$-

Noncash investing and financing activity
Liabilities recorded through operating leases	$183,070	$-
Acquisition of assets through operating leases	$(183,070)	$-

The accompanying notes are an integral part of these Consolidated and Combined financial statements.

F-6

REELEMENT TECHNOLOGIES LLC

(FORMERLY KNOW AS AMERICAN RARE EARTH LLC)

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

ReElements Technology LLC (the “Company,” “RETC,” “we,” “us,” or “our”), formerly known as American Rare Earth LLC (“ARE”), is an Indiana limited liability company that was initially formed on June 8, 2020. The Company is a wholly-owned subsidiary of American Resources Corporation (“American Resources”, or “AREC”, or “Parent”).

We are an innovative provider of final stage, separated and purified rare earth and critical elements to the electrification industry supply chain. Our products, separated and purified rare earth and critical elements, will be used to manufacture permanent magnets and battery materials for high efficiency electric motors and lithium-ion batteries, allowing us to be a leading innovator in the sector for these purified elements at scale.

AREC will enter into license agreements for certain processing and capture technologies owned by RETC and RETC will enter into long term licensing agreements for certain technologies owned by AREC. In addition, RETC will have the first right of refusal to acquire rare earth and critical element concentrate feedstocks produced by AREC in a cost-plus model.

Advanced Carbon Materials LLC (“ACM”) was formed on November 20, 2020 for the purpose of monetizing certain carbon technologies. ACM is a wholly-owned subsidiary of RETC.

The Company shall continue in perpetuity until termination in accordance to its Operating Agreement.

Basis of Presentation, Consolidation and Combination

The accompanying Consolidated and Combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying Consolidated and Combined financial statements include the accounts of the Company and its wholly owned subsidiaries and majority-owned subsidiary. Any intercompany transactions and balances have been eliminated in consolidation. The Consolidated and Combined financial statements include certain assets and liabilities that have historically been held at AREC corporate level but are specifically identifiable or otherwise attributable to RETC.

Entities for which ownership is less than 100% a determination is made whether there is a requirement to apply the variable interest entity (VIE) model to the entity. Where the Company holds current or potential rights that give it the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, Combined with a variable interest that gives the Company the right to receive potentially significant benefits or the obligation to absorb potentially significant losses, the Company would be deemed to have a controlling interest.

The Company is the primary beneficiary of ACM which qualifies as a variable interest entity. Accordingly, the assets, liabilities, revenue and expenses of ACM have been included in the accompanying consolidated and combined financial statements. The Company is a 49.9% owner in ACM and has control of 90% of the cash flow which led to the determination of the company as the primary beneficiary. (Note 4)

The Company adopted the calendar year as its basis of reporting.

Parent’s Net Investment

The Company’s equity on the Combined Balance Sheet represents AREC’ net investment in the Company’s business and is presented as “Parent’s Net Investment” in lieu of stockholder’s equity.

F-7

Carve-Out Assumptions and Allocations

The consolidated and combined financial statements include an allocation of certain corporate expenses, including general administrative expenses that were allocated to us. These costs have been allocated on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of expenses, headcount or other systematic measures that reflect utilization of services provided to or benefits received by us. Management considers the expense allocation methodology and results to be reasonable for all periods presented. The consolidated and combined financial statements include certain assets and liabilities that have historically been held at the AREC’ corporate level but are specifically identifiable or otherwise attributable to us. The Company’s combined financial position, results of operations, and cash flows may not be indicative of our results had we been a separate standalone entity during the periods presented, nor are the results stated herein indicative of what our financial position, results of operations, and cash flows may be in the future. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

As of December 31, 2021, the Company has a cash balance, a working capital deficit and parent investment $0, $(480,514), and $(299,960), respectively. The Company has suffered recurring losses from operations for the year ended December 31, 2021 and from inception June 8, 2020 through December 31, 2020 of $956,080 and $31,340, respectively, and currently has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date of the issuance of these consolidated and combined financial statements. We plan to generate profits by selling critical material concentrates as well as purified elements.

However, we will need to raise the funds required to do so through loans from our sole member, sale of our securities or through loans from third parties. We do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to cease operations. We may not be successful in raising the capital needed to expand or develop operations. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern; no adjustments to the financial statements have been made to account for this uncertainty.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results could vary from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. Cash is maintained in bank deposit accounts which, at times, may exceed federally insured limits.  To date, there have been no losses in such accounts. There were no cash or cash equivalents as of December 31, 2021 or 2020.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

F-8

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate their fair value.

Organizational Costs

In accordance with FASB ASC 720 – Other Expense, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as research & development costs in the accompanying consolidated and combined statements of operations.

Stock-based Compensation

Certain employees currently participate in the stock-based compensation plan sponsored by AREC. AREC stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award (generally 0 to 5 years) using the straight-line method.

Share-based compensation to employees is accounted for under ASC 718, Compensation-Stock Compensation. Share-based compensation expense related to share awards granted to an employee is recognized based on the grant-date estimated fair values of the awards using the Black Scholes option pricing model ("Black Scholes"). The value is recognized as expense ratably over the requisite service period, which is generally the vesting term of the award. We adjust the expense for actual forfeitures as they occur. Share-based compensation expense is classified in the accompanying combined consolidated statements of operations based on the function to which the related services are provided.

Black-Scholes requires a number of assumptions, of which the most significant are expected volatility, expected option term (the time from the grant date until the options are exercised or expire) and risk-free rate. Expected volatility is determined using the historical volatility for the Company. The risk-free interest rate is based on the yield of US treasury government bonds with a remaining term equal to the expected life of the option. Expected dividend yield is zero because we have never paid cash dividends on common shares, and we do not expect to pay any cash dividends in the foreseeable future.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized, and minor replacements, maintenance and repairs are charged to expense as incurred. Depreciation and amortization are calculated on the straight-line basis over the estimated useful lives of the assets.

Construction in progress is related to the construction or development of leasehold improvements and equipment that have not yet been placed in service for our intended use. Depreciation for rare earth processing equipment commences once it is placed in service. Construction in progress represents capital expenditures for direct costs of construction or acquisition and design fees incurred, and the interest expenses directly related to the construction. Capitalization of these costs ceases and the construction in progress is transferred to the appropriate category of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Construction in progress is not depreciated.

F-9

Income Taxes

Historically, the Company’s operations have been included in the AREC federal consolidated tax return and certain state returns. For the purposes of these financial statements, our income tax provisions were computed as if we filed separate tax returns (i.e., as if we had not consolidated our tax return with AREC).

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.

The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company expects to file U.S. federal and various state income tax returns. The Company was formed in 2020 and files as part of its parent’s corporate tax returns.  All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available and evaluated on a regular basis by the chief operating decision maker (“CODM”), or decision-making group, in making decisions on how to allocate resources and assess performance. The Company currently has two operating segment (“Rare Earth Elements” and “Critical Elements & Battery Materials”) and one non-operating division (“Corporate”), and its Chief Executive Officer serves as the CODM.

NOTE 3: PROPERTY AND EQUIPMENT

At December 31, 2021 property and equipment was comprised entirely of Construction in Progress of $108,122. No depreciation expense for the year ended December 31, 2021.

NOTE 4: LEASES

The Company determines if an arrangement is a lease at inception. Operating leases are included in right-of-use assets (“ROU”), operating lease liabilities, and operating lease liabilities, non-current. Finance leases are included in property and equipment, net, finance lease liabilities, and finance lease liabilities, non-current. Lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As substantially all of the leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of future payments. Incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The ROU assets also include any prepaid lease payments made and initial direct costs incurred and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease, which is recognized when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

F-10

On August 17, 2021, American Rare Earth entered into a Commercial Land Lease sublease agreement with Land Betterment for nearly 7 acres of land located in Noblesville, Indiana for the purpose of building a commercial grade critical element purification facility. The sublease is for the period of 5 years with a rate of $3,500 a month. This lease was terminated on October 1, 2022.

On October 8, 2021, American Rare Earth entered into a Commercial Lease for 6,700 square feet of warehouse space located in Hazard, Kentucky for the purpose of building a commercial grade critical element processing facility. The is for the period of 2 years with a rate of $4,746 a month.

The components of lease expense included on the Company’s statements of operations were as follows:

			From inception
			June 8, 2020
			through
		For the Year Ended	December 31,
	Expense Classification	2021	2020
Operating lease expense:
Amortization of ROU asset	Development costs	$1,365	$-
Accretion of Operating lease liability	Development costs	948	-
Total operating lease expense		$2,313	$-

At December 31, 2021, right of use assets and liabilities were comprised of the following:

	Asset	Liability
Rare Earth Commercial Land Lease	$101,799	$99,676
Rare Earth Commercial Purification Facility Lease	69,999	67,054
	$171,798	$166,730

Current	-	67,364
Long-term	$171,798	$99,366

As of December 31, 2021, remaining maturities of lease liabilities were as follows:

Operating
2022	67,364
2023	61,517
2024	27,300
2025	27,300
2026 and thereafter	18,200
Total Lease Payments	201,681
Less imputed interest	(34,951)
Present value of lease liabilities	$166,730

NOTE 5:  RELATED PARTY TRANSACTIONS

American Resources Corp

AREC provides the Company certain services, including, but not limited to, treasury, legal, accounting, human resources, tax, financial reporting and information technology. Our consolidated and combined financial statements reflect allocation of these costs. These allocations may not be indicative of the actual expenses that would have been incurred as a stand-alone entity. In addition, the Company’s employees have historically participated in AREC’s stock-based pan as discussed in Note 9.

F-11

The Company recorded an allocation for services provided by AREC of $27,188 and $6,361 for the year ending December 31, 2021, and for the period from inception June 8, 2020 through December 31, 2020, respectively, reflected in General administrative expenses in the consolidated and combined statements of operations.

NOTE 6:  INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The primary temporary differences that give rise to the deferred tax assets and liabilities are as follows: accrued expenses.

The significant components of the Company’s deferred tax asset were comprised of the following:

	December 31,
	2021	2022
Deferred tax assets:
Net operating loss carryforwards	$6,581	$-
Research and development expenditures	100,402	5,141
Workers' compensation	84,475	1,336
Stock-based compensation	5,939	-
Other	4,022	104
Total deferred tax assets	201,419	6,581
Valuation allowance	(201,419)	(6,581)
Net deferred tax assets	$-	$-

Deferred tax assets consisted of $194,838 and $6,581 at December 31, 2021 and 2020, respectively, which was fully reserved. Deferred tax assets consist of net operating loss carryforwards in the amount of $201,419 and $6,581 at December 31, 2021 and 2020, respectively, which was fully reserved. The net operating loss carryforwards for years 2020 and 2021 begin to expire in 2040. The application of net operating loss carryforwards are subject to certain limitations as provided for in the tax code. The Tax Cuts and Jobs Act was signed into law on December 22, 2017, and reduced the corporate income tax rate from 34% to 21%. The Company’s deferred tax assets, liabilities, and valuation allowance have been adjusted to reflect the impact of the new tax law.

For the year ended December 31, 2021 and the period from inception June 8, 2020 through December 31, 2020 the expected tax expense based on the federal statutory rate is reconciled with the actual tax expense as follows:

		From
		June 8, 2020
	Year ended	through
	December 31,	December 31,
	2021	2020
Statutory tax rate:
U.S. federal statutory rate	21.0%	21.0%
State tax rate	-	-
Change in valuation allowance	(21.0)	(21.0)
Income tax provision	-%	-%

The main reconciling item between the statutory tax rate and the Company’s effective tax rate is the recognition of the valuation allowance in respect to deferred taxes related to the accumulated net operating losses carried forward.

F-12

On March 25, 2020, the CARES Act was established with implications of corporate tax treatment. The CARES Act provides that NOLs arising in a tax year beginning after December 31, 2018 and before January 1, 2021 can be carried back to each of the five tax years preceding the tax year of such loss. The CARES Act temporarily and retroactively increases the limitation on the deductibility of interest expense under Code Sec. 163(j)(1) from 30% to 50% for the tax years beginning in 2019 and 2020.

The Company’s effective income tax rate is lower than what would be expected if the U.S. federal statutory rate (21%) were applied to income before income taxes primarily due to certain expenses being deductible for tax purposes but not for financial reporting purposes. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. All years are open to examination as of December 31, 2021.

NOTE 7:  COMMITMENTS AND CONTIGENCIES

In the course of normal operations, the Company is involved in various claims and litigation that management intends to defend. The range of loss, if any, from potential claims cannot be reasonably estimated. However, management believes the ultimate resolution of matters will not have a material adverse impact on the Company’s business or financial position.

Pennsylvania State University Research Agreement

On January 15, 2021, the Company entered into a sponsored research agreement with Pennsylvania State University (“Penn State”) to perform certain research obligations related to the recovery of critical and rare earth elements from coal mine wastewater streams from January 15, 2021 to May 31, 2022. Under the agreement, the Company is committed to reimbursable costs not to exceed $126,982. Payments are payable 30 days from receipt of the monthly invoices.

Purdue University Coal License Agreement

On January 29, 2021, the Company (“Licensee”) entered into a license agreement with Purdue Research Foundation (“Purdue University” or “PRF”) to license certain technology and related intellectual property on coal, coal by-products, coal waste products and acid mine drainage. Under the agreement, the Company is committed to make three annual payments of $100,000 starting on January 1, 2022 and royalty payments based on revenue earned from the licensed technology. The Company shall pay PRF earned royalties for the first $1,000,000 of gross receipts earned since the agreement was entered into by 2.0%; for gross receipts from $1,000,001 to $50,000,000 by 2.5%; and for gross receipts in excess of $50,000,000 by 3.0%. The Company shall pay PRF a guaranteed minimum annual royalty of $75,000 per annum, beginning with the calendar year following the calendar year in which the first sale of the first licensed product occurs. The Company shall pay $50,000 per calendar year commencing after the first three calendar years after the agreement was entered into and continuing through and including the calendar year in which the first sale of a licensed product occurs. As of December 31, 2021 and from inception June 8, 2020 through December 31, 2020 the Company accrued $99,703 and $0, respectively, for these royalty payments.

F-13

Purdue University Magnet License Agreement

On January 29, 2021, the Company (“Licensee”) entered into a license agreement with Purdue Research Foundation (“Purdue University” or “PRF”) to license certain technology and related intellectual property on magnet and batteries, magnet and battery production wastes and recycled magnets and batteries. Under the agreement, the Company is committed to make three annual payments of $100,000 starting on January 1, 2022 and royalty payments based on revenue earned from the licensed technology. The Company shall pay PRF earned royalties for the first $1,000,000 of gross receipts earned since the agreement was entered into by 2.0%; for gross receipts from $1,000,001 to $50,000,000 by 2.5%; and for gross receipts in excess of $50,000,000 by 3.0%. The Company shall pay PRF a guaranteed minimum annual royalty of $75,000 per annum, beginning with the calendar year following the calendar year in which the first sale of the first licensed product occurs. The Company shall pay $50,000 per calendar year commencing after the first three calendar years after the agreement was entered into and continuing through and including the calendar year in which the first sale of a licensed product occurs.

Purdue University Testing Agreement

On March 30, 2021, the Company entered in to testing agreement with Purdue University for the testing of Purdue technologies for the recovery and purification of rare earth elements from waste magnets. The project period is through March 31, 2024 with compensation for performance of the project totaling $726,219. The compensation of $60,518 is payable quarterly beginning on April 6, 2021.

Ohio University Agreement

On February 10, 2021, the Company entered into an exclusive license agreement with Ohio State University (“Ohio University”) to license certain technology and related intellectual property. As amended on January 31, 2022, under the agreement, the Company is committed to make a non-refundable payment of $99,773, for reimbursement of cost and expenses of filing, prosecuting, and maintaining the patent rights incurred by Ohio University prior to the effective date of this agreement. In addition, the Company became responsible to pay royalties ranging from 1-2% of net sale with certain minimum annual royalties that are due on or before the contract year end.

Texas Tech University Agreement

On February 18, 2021, the Company entered into a research agreement with Texas Tech University to perform research to help advance the technologies and patents we have exclusively licensed from the institution. Under the agreement, the Company is committed to make 4 quarterly payments of $56,250 executed in 12 months from the date the work begins. As of December 31, 2021 and from inception June 8, 2020 through December 31, 2020 the Company accrued $56,250 and $0, respectively, for these royalty payments.

Leases

On August 17, 2021, American Rare Earth entered into a Commercial Land Lease sublease agreement with Land Betterment for nearly 7 acres of land for the purpose of building a commercial grade critical element purification facility located in Noblesville, Indiana. The sublease is for the period of 5 years with a rate of $3,500 a month.  This lease was terminated on October 1, 2022.

On October 8, 2021, American Rare Earth entered into a Commercial Lease for 6,700 square feet of warehouse space located in Hazard, Kentucky for the purpose of building a commercial grade critical element processing facility. The is for the period of 2 years with a rate of $4,746 a month.

NOTE 8:  EQUITY

Member Equity

As of December 31, 2021, the Company had one member who owned 100% of outstanding membership interests.

F-14

NOTE 9:  SHARE-BASED COMPENSATION

Stock-based compensation related to options issued to employees amounted to $28,282 and $0 for the year ended December 31, 2021 and from inception June 8, 2020 through December 31, 2020, respectively, which was recorded in development costs expense in the combined statement of operations.

On July 21, 2021, the Company granted share options with a grant date fair value of $253,500. The options vest over a 4-year period.

The following table summarizes the activity of the stock option for the year ended December 31, 2021. All amounts are denominated in $, except year and share amounts:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Aggregate
	Number of	Price Per	Contractual	Intrinsic
	Share Options	Share	Term (years)	Value
Outstanding as of January 1, 2021	-	$-	-	$-
Granted	150,000	1.69
Forfeited	-	-
Outstanding as of December 31, 2021	150,000	1.69	3.56	$2,535,000
Vested and exercisable as of December 31, 2021	16,735	$1.69	3.56	$28,282

The fair value of the share options granted was estimated using Black Scholes with the following assumptions:

Year Ended December 31,
2022
Weighted average fair value of common shares	$2.2
Expected volatility	88%
Risk-free interest rate	1.4%
Expected dividend yield	–%
Expected term (years)	4

F-15

NOTE 10:  SEGMENT REPORTING

We currently operate and manage our business through two operating divisions (“Rare Earth Elements” and “Critical Elements & Battery Materials”) and one non-operating division (“Corporate”), which represent our reportable segments. Our two operating divisions and Corporate division are discussed below:

Rare Earth Elements Division – Our Rare Earth Elements (“REE”) Division recycles various feedstocks, such as retired permanent magnets, back into highly refined individual elements to be reused in production of various products that need these elements, thereby eliminating the need for mining of ores and other virgin materials to create these elements.

Critical Element & Battery Materials Division – Our Critical Elements & Battery Materials (“CE&BM) Division primarily recycles lithium-based batteries back into highly refined individual elements or compounds to be reused primarily in the production of new batteries, thereby eliminating the need for mining of ores and other virgin materials to create these elements.

Corporate Division – Our Corporate Division includes costs that do not directly relate to our two operating divisions. Such costs include, but are not limited to, costs of maintaining our corporate office, executive management salaries and incentives, board of directors' fees, certain insurance costs and costs associated with overall corporate governance and being a publicly traded company. Costs incurred by our Corporate Division on behalf of our operating divisions are allocated to the operating divisions. Such costs include, but are not limited to, human resources, insurance, information technology and accounting.

The detailed segment information of the Company is as follows:

		From Inception
	For the Year	June 8, 2020
	Ended December	through December
	31, 2021	31, 2020
Total operating expenses:
REE	$560,188	$-
CE&BM	321,274	-
Corporate	74,618	31,340
Total operating expenses	$956,080	$31,340

Net Loss:
REE	$560,188	$-
CE&BM	321,274	-
Corporate	74,618	31,340
Total net loss	$956,080	$31,340

	December 31,
	2021	2020
Total assets by Segment:
REE	$166,360	$-
CE&BM	118,306	-
Corporate	-	-
Total	$284,666	$-

F-16

NOTE 11:  SUBSEQUENT EVENTS

Heritage Sales Purchase Agreement

On October 21, 2022, AREC and HG Ventures LLC, the corporate venture arm of The Heritage Group (collectively “Heritage”) entered into a Sales Purchase Agreement whereby Heritage agreed to sell all of its 7.5% ownership and interest in the Company’s subsidiary, ReElement and its Warrant to purchase an additional Membership Interest in ReElement, entered into on January 10, 2022 and filed with the Securities and Exchange Commission on Form 8-K on January 14, 2022, to American Resources for an undisclosed consideration paid by American Resources Corporation to HG Ventures LLC. Additionally, and simultaneously, American Resources and HG Ventures mutually agreed to terminate their Collaboration Agreement (the “Termination Agreement” and collectively the “Agreements”) also established and entered into on January 10, 2022 and filed with the Securities and Exchange Commission on Form 8-K on January 14, 2022.

Ohio University Agreement

On March 24, 2022, the Company entered into a sublicense agreement with another licensee pursuant to the terms of the Ohio Agreement” with which the Company granted the licensee a personal non-transferable license to the graphene rights. In consideration for the agreement the licensee shall pay monthly royalties equal to 2% of net sales of the

American Carbon Sublicense Agreement

On April 1, 2022, American Carbon Corporation (“ACC” or “Licensee”) entered into a sublicense agreement with RETC (“Licensor”) on April 1, 2022 related to various technologies and patents related to separation of elements utilizing chromatography and separation, isolation, and concentration of elements from various coal-based feedstocks. ACC will pay RETC a monthly license fee of $10,000 starting on the second anniversary date of the sublicense agreement.  ACC is granted the right to recoup during any rolling six-month period the license fee paid by selling sufficient Licensed Products meaning product, process or service: (a) whose manufacture or use is claimed in whole or in part by use of the non-Purdue License Agreements; and/or (b) is itself, or whose development, manufacture, use, sale or importation, uses, incorporates, is made with and/or is or was created or derived from any non-Purdue license agreements. ACC shall pay royalties to RETC of 2% of the gross sales for products not purchased by RETC within 20 days after the end of the month. The term of the agreement shall remain in effect for 5 years and is renewable for another 5 years thereafter.

Mutual services and transition agreement

On [•], 2023, the Company and AREC entered into a mutual services and transition agreement. The Mutual Services and Transition Agreement governs the relationship between AREC and the Company up to and after completion of the Spin-Off and allocate between AREC and the Company’s various assets, rights, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities and in certain cases could result in certain significant business relationships between the Company and AREC.

F-17

ReElement Technologies LLC
(Formerly known as American Rare Earth LLC)
Unaudited Condensed Consolidated and Combined Balance Sheet

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash	$773,828	$-
Deposits	56,546	4,746
Total Current Assets	830,374	4,746

Property and Equipment, net	1,049,955	108,122
Right-of-use assets	131,567	171,798
Total Assets	$2,011,896	$284,666
Liabilities And Equity
Current liabilities:
Accounts payable and accrued expenses	$838,909	$417,896
Operating lease liabilities	57,122	67,364
Finance lease liabilities	219,207	-
Total current liabilities	1,115,238	485,260

Operating lease liabilities, non-current	71,411	99,366
Finance lease liabilities, non-current	411,985	-
Total liabilities	1,598,634	584,626
Commitments and contingencies (Note 7)
Equity:
Parent company investment	413,262	(299,960)
Total equity	413,262	(299,960)
Total liabilities and equity	$2,011,896	$284,666

F-18

ReElement Technologies LLC
(Formerly known as American Rare Earth LLC)
Unaudited Condensed Consolidated and Combined Statement of Operations

	For the Nine Months Ended September 30,

	2022	2021
Operating Expenses:
General administrative expenses	$152,087	$24,477
Professional & licensing fees	139,576	172,336
Research & development costs	931,901	393,682
Total operating expenses	1,223,564	590,495

Loss from operations	1,223,564	590,495

Interest expense	69,072	-

Loss from operations before income taxes	1,292,636	590,495

Provision for income taxes	-	-

Net loss	$1,292,636	$590,495

F-19

ReElement Technologies LLC
(Formerly known as American Rare Earth LLC)
Unaudited Condensed Consolidated and Combined Statements of Changes in Parent's Net Investment

Total
Equity
Parent's net investment at December 31, 2020	$(30,840)
Net loss	(590,495)
Advances from Parent	434,000
Parent's net investment at September 30, 2021	$(187,335)

Total
Equity
Parent's net investment at December 31, 2021	$(299,960)
Net loss	(1,292,636)
Advances from Parent	2,005,858
Parent's net investment at September 30, 2022	$413,262

F-20

ReElement Technologies LLC
(Formerly known as American Rare Earth LLC)
Unaudited Condensed Consolidated and Combined Statements of Cash Flows
	For the Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(1,292,636)	$(590,495)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of operating right of use assets	40,231	1,366
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts payable and accrued expenses	421,013	224,113
Deposits	(51,800)	-
Operating lease liabilities	(38,197)	(3,603)
Net cash used in provided by operating activities	(921,389)	(368,619)

Cash flows from investing activities:
Purchase of property and equipment	(219,573)	(65,381)
Net cash used in investing activities	(219,573)	(65,381)

Cash flows from financing activities:
Payments of finance lease liabilities	(91,068)	-
Advances from parent	2,005,858	434,000
Net cash provided by financing activities	1,914,790	434,000

Net (decrease) increase in cash and cash equivalents	773,828	-
Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$773,828	$-

Supplemental Disclosure of Cash Flow Information
Interest payments during the year	$69,072	$-

Noncash financing activity
Liabilities recorded through finance leases	$722,260	$-
Acquisition of assets through finance leases	$(722,260)	$-
Liabilities recorded through operating leases	$-	$(107,333)
Acquisition of assets through operating leases	$-	$107,333

F-21

REELEMENT TECHNOLOGIES LLC

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

ReElements Technology LLC (the “Company,” “RETC,” “we,” “us,” or “our”), formerly known as American Rare Earth LLC (“ARE”), is an Indiana limited liability company that was initially formed on June 8, 2020. The Company is a wholly-owned subsidiary of American Resources Corporation (“American Resources”, or “AREC”, or “Parent”).

We are an innovative provider of final stage, separated and purified rare earth and critical elements to the electrification industry supply chain. Our products, separated and purified rare earth and critical elements, will be used to manufacture permanent magnets and battery materials for high efficiency electric motors and lithium-ion batteries, allowing us to be a leading innovator in the sector for these purified elements at scale.

AREC will enter into license agreements for certain processing and capture technologies owned by RETC and RETC will enter into long term licensing agreements for certain technologies owned by AREC. In addition, RETC will have the first right of refusal to acquire rare earth and critical element concentrate feedstocks produced by AREC in a cost-plus model.

Advanced Carbon Materials LLC (“ACM”) was formed on November 20, 2020 for the purpose of monetizing certain carbon technologies. ACM is a wholly-owned subsidiary of RETC.

RETC and its subsidiaries are hereinafter referred to as the “Company”.

The Company shall continue in perpetuity until termination in accordance with its Operating Agreement.

Basis of Presentation, Consolidation and Combination

The accompanying condensed Consolidated and Combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying condensed Consolidated and Combined financial statements include the accounts of the Company and its wholly owned Subsidiary and majority-owned subsidiary. Any intercompany transactions and balances have been eliminated in consolidation. The Consolidated and Combined financial statements include certain assets and liabilities that have historically been held at AREC corporate level but are specifically identifiable or otherwise attributable to RETC.

Entities for which ownership is less than 100% a determination is made whether there is a requirement to apply the variable interest entity (VIE) model to the entity. Where the Company holds current or potential rights that give it the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, combined with a variable interest that gives the Company the right to receive potentially significant benefits or the obligation to absorb potentially significant losses, the Company would be deemed to have a controlling interest.

The Company is the primary beneficiary of ACM which qualifies as a variable interest entity. Accordingly, the assets, liabilities, revenue and expenses of ACM have been included in the accompanying consolidated and combined financial statements. The Company is a 49.9% owner in ACM and has control of 90% of the cash flow which led to the determination of the company as the primary beneficiary. (Note 4)

The Company adopted the calendar year as its basis of reporting.

Parent’s Net Investment

The Company’s equity on the condensed combined balance sheet represents AREC’ net investment in the Company’s business and is presented as “Parent’s Net Investment” in lieu of stockholder’s equity.

F-22

Carve-Out Assumptions and Allocations

The condensed consolidated and combined financial statements include an allocation of certain corporate expenses, including general administrative expenses that were allocated to us. These costs have been allocated on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of expenses, headcount or other systematic measures that reflect utilization of services provided to or benefits received by us. Management considers the expense allocation methodology and results to be reasonable for all periods presented. The condensed Consolidated and Combined financial statements include certain assets and liabilities that have historically been held at the AREC’ corporate level but are specifically identifiable or otherwise attributable to us. The Company’s condensed combined financial position, results of operations, and cash flows may not be indicative of our results had we been a separate standalone entity during the periods presented, nor are the results stated herein indicative of what our financial position, results of operations, and cash flows may be in the future. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

As of September 30, 2022, the Company has a cash balance, a working capital deficit and parent investment $773,828, $(284,864), and $413,262, respectively. The Company has suffered recurring losses from operations for the nine months ended September 30, 2022 and 2021 of $1,292,636 and $590,495, respectively, and currently has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date of the issuance of these consolidated and combined financial statements. We plan to generate profits by selling critical material concentrates as well as purified elements.

However, we will need to raise the funds required to do so through loans from our sole member, sale of our securities or through loans from third parties. We do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to cease operations. We may not be successful in raising the capital needed to expand or develop operations. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern; no adjustments to the financial statements have been made to account for this uncertainty.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results could vary from those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. Cash is maintained in bank deposit accounts which, at times, may exceed federally insured limits.  To date, there have been no losses in such accounts. There were no cash or cash equivalents as of September 30, 2022 and December 31, 2021.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  The three levels of the fair value hierarchy are as follows:

F-23

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate their fair value.

Organizational Costs

In accordance with FASB ASC 720 – Other Expense, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as development costs expense in the accompanying condensed consolidated and combined statements of operations.

Stock-based Compensation

Certain employees currently participate in the stock-based compensation plan sponsored by AREC. AREC stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award (generally 0 to 5 years) using the straight-line method.

Share-based compensation to employees is accounted for under ASC 718, Compensation-Stock Compensation. Share-based compensation expense related to share awards granted to an employee is recognized based on the grant-date estimated fair values of the awards using the Black Scholes option pricing model ("Black Scholes"). The value is recognized as expense ratably over the requisite service period, which is generally the vesting term of the award. We adjust the expense for actual forfeitures as they occur. Share-based compensation expense is classified in the accompanying combined consolidated statements of operations based on the function to which the related services are provided.

Black-Scholes requires a number of assumptions, of which the most significant are expected volatility, expected option term (the time from the grant date until the options are exercised or expire) and risk-free rate. Expected volatility is determined using the historical volatility for the Company. The risk-free interest rate is based on the yield of US treasury government bonds with a remaining term equal to the expected life of the option. Expected dividend yield is zero because we have never paid cash dividends on common shares, and we do not expect to pay any cash dividends in the foreseeable future.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized, and minor replacements, maintenance and repairs are charged to expense as incurred. Depreciation and amortization are calculated on the straight-line basis over the estimated useful lives of the assets.

Construction in progress is related to the construction or development of leasehold improvements and equipment that have not yet been placed in service for our intended use. Depreciation for rare earth processing equipment commences once it is placed in service. Construction in progress represents capital expenditures for direct costs of construction or acquisition and design fees incurred, and the interest expenses directly related to the construction. Capitalization of these costs ceases and the construction in progress is transferred to the appropriate category of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Construction in progress is not depreciated.

F-24

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available and evaluated on a regular basis by the chief operating decision maker (“CODM”), or decision-making group, in making decisions on how to allocate resources and assess performance. The Company currently has two operating segment (“Rare Earth Elements” and “Critical Elements & Battery Materials”) and one non-operating division (“Corporate”), and its Chief Executive Officer serves as the CODM.

Recent Accounting Pronouncements

Management has determined that the impact of the following recent FASB pronouncements will not have a material impact on the financial statements.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date, but prior to the date the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the combined carve-out financial statements, except as disclosed in Note 10.

NOTE 3: PROPERTY AND EQUIPMENT

At September 30, 2022 and December 31, 2021 property and equipment were comprised of the following:

	September 30,	December 31,
	2022	2021
Construction in Progress	1,049,955	108,122

Depreciation expenses amount to $0 and $0 for nine months ended September 30, 2022 and 2021, respectively.

NOTE 4:  LEASES

The Company determines if an arrangement is a lease at inception. Operating leases are included in right-of-use assets (“ROU”), operating lease liabilities, and operating lease liabilities, non-current. Finance leases are included in property and equipment, net, finance lease liabilities, and finance lease liabilities, non-current. Lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As substantially all of the leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of future payments. Incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The ROU assets also include any prepaid lease payments made and initial direct costs incurred and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease, which is recognized when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

On August 17, 2021, the Company entered into a Commercial Land Lease sublease agreement with Land Betterment for nearly 7 acres of land located in Noblesville, Indiana for the purpose of building a commercial grade critical element purification facility. The sublease is for the period of 5 years with a rate of $3,500 a month. This lease was terminated on October 1, 2022.

On October 8, 2021, the Company entered into a Commercial Lease for 6,700 square feet of warehouse space located in Hazard, Kentucky for the purpose of building a commercial grade critical element processing facility. The is for the period of 2 years with a rate of $4,746 a month.

F-25

On June 22,2022, the Company entered into a Financial Lease for equipment at 1716 Pleasant Street, Noblesville, IN 46060. The lease is for a period of three years with a monthly rate of $31,800. There is an option to purchase the equipment at the end of the lease for $1.

The components of lease expense included on the Company’s statements of operations were as follows:

		For the Nine Months Ended September 30,
	Expense Classification	2022	2021
Operating lease expense:
Amortization of ROU asset	Development costs	$40,232	$1,365
Accretion of Operating lease liability	Development costs	12,177	948
Total operating lease expense		$52,408	$2,313

Finance lease expense:
Amortization of right-of-use asset	Development costs	8,025	-
Interest on lease liabilities	Development costs	20,231	-
Total finance lease expense		$28,257	$-

Total		$80,665	$2,313

Other information related to leases is as follows:

As of September 30,
2022
Weighted-average remaining lease term:
Operating leases (in years)	3.01
Financing leases (in years)	2.44
Weighted-average discount rate:
Operating leases	10.82%
Financing leases	9.00%

At September 30, 2022 and December 31, 2021, the leases were comprised of the following:

	September 30,		December 31,
	2022		2021
	Asset	Liability	Asset	Liability
Rare Earth Commercial Land Lease	$88,618	$86,836	$101,799	$99,676
Rare Earth Commercial Purification Facility Lease	42,949	41,697	69,999	67,054
Total Operating Leases	131,567	128,533	171,798	166,730
Rare Earth Commercial Equipment Lease	714,235	631,192	-	-
Total Financing Lease	714,235	631,192	-	-

	$845,802	$759,725	$171,798	$166,730

Current	-	219,207	-	-
Long-term	$845,802	$540,518	$171,798	$166,730

F-26

As of September 30, 2022, remaining maturities of lease liabilities were as follows:

Fiscal Year	Operating Leases	Finance Leases	Total
Remainder of 2022	$16,991	$66,779	$83,770
2023	61,517	267,118	328,635
2024	27,300	267,118	294,418
2025	27,300	111,299	138,599
2026	18,200	-	18,200
Undiscounted cash flows	151,308	712,314	863,622
Less imputed interest	(22,775)	(81,122)	(103,897)
Present value of lease liabilities	$128,533	$631,192	$759,725

NOTE 5:  RELATED PARTY TRANSACTIONS

American Resources Corp

AREC provides the Company certain services, including, but not limited to, treasury, legal, accounting, human resources, tax, financial reporting, and information technology. Our consolidated and combined financial statements reflect allocation of these costs. These allocations may not be indicative of the actual expenses that would have been incurred as a stand-alone entity. In addition, the Company’s employees have historically participated in AREC’s stock-based pan as discussed in Note 9.

The Company recorded an allocation for services provided by AREC of $91,849 and $20,391 for the nine months ending September 30, 2022 and 2021, respectively, reflected in General administrative expenses in the condensed consolidated and combined statements of operations.

NOTE 6:  COMMITMENTS AND CONTIGENCIES

In the course of normal operations, the Company is involved in various claims and litigation that management intends to defend. The range of loss, if any, from potential claims cannot be reasonably estimated. However, management believes the ultimate resolution of matters will not have a material adverse impact on the Company’s business or financial position.

Pennsylvania State University Research Agreement

On January 15, 2021, the Company entered into a sponsored research agreement with Pennsylvania State University (“Penn State”) to perform certain research obligations related to the recovery of critical and rare earth elements from coal mine wastewater streams from January 15, 2021 to May 31, 2022. Under the agreement, the Company is committed to reimbursable costs not to exceed $126,982. Payments are payable 30 days from receipt of the monthly invoices.

Purdue University Coal License Agreement

On January 29, 2021, the Company (“Licensee”) entered into a license agreement with Purdue Research Foundation (“Purdue University” or “PRF”) to license certain technology and related intellectual property on coal, coal by-products, coal waste products and acid mine drainage. Under the agreement, the Company is committed to make three annual payments of $100,000 starting on January 1, 2022 and royalty payments based on revenue earned from the licensed technology. The Company shall pay PRF earned royalties for the first $1,000,000 of gross receipts earned since the agreement was entered into by 2.0%; for gross receipts from $1,000,001 to $50,000,000 by 2.5%; and for gross receipts in excess of $50,000,000 by 3.0%. The Company shall pay PRF a guaranteed minimum annual royalty of $75,000 per annum, beginning with the calendar year following the calendar year in which the first sale of the first licensed product occurs. The Company shall pay $50,000 per calendar year commencing after the first three calendar years after the agreement was entered into and continuing through and including the calendar year in which the first sale of a licensed product occurs. As of September 30, 2022 and December 31, 2021 the Company accrued $174,223 and $99,703, respectively, for these royalty payments.

F-27

Purdue University Magnet License Agreement

On January 29, 2021, the Company (“Licensee”) entered into a license agreement with Purdue Research Foundation (“Purdue University” or “PRF”) to license certain technology and related intellectual property on magnet and batteries, magnet and battery production wastes and recycled magnets and batteries. Under the agreement, the Company is committed to make three annual payments of $100,000 starting on January 1, 2022 and royalty payments based on revenue earned from the licensed technology. The Company shall pay PRF earned royalties for the first $1,000,000 of gross receipts earned since the agreement was entered into by 2.0%; for gross receipts from $1,000,001 to $50,000,000 by 2.5%; and for gross receipts in excess of $50,000,000 by 3.0%. The Company shall pay PRF a guaranteed minimum annual royalty of $75,000 per annum, beginning with the calendar year following the calendar year in which the first sale of the first licensed product occurs. The Company shall pay $50,000 per calendar year commencing after the first three calendar years after the agreement was entered into and continuing through and including the calendar year in which the first sale of a licensed product occurs.

Purdue University Testing Agreement

On March 30, 2021, the Company entered in to testing agreement with Purdue University for the testing of Purdue technologies for the recovery and purification of rare earth elements from waste magnets. The project period is through March 31, 2024 with compensation for performance of the project totaling $726,219. The compensation of $60,518 is payable quarterly beginning on April 6, 2021.

American Carbon Sublicense Agreement

On April 1, 2022, American Carbon Corporation (“ACC” or “Licensee”) entered into a sublicense agreement with RETC (“Licensor”) on April 1, 2022 related to various technologies and patents related to separation of elements utilizing chromatography and separation, isolation, and concentration of elements from various coal-based feedstocks. ACC will pay RETC a monthly license fee of $10,000 starting on the second anniversary date of the sublicense agreement.  ACC is granted the right to recoup during any rolling six-month period the license fee paid by selling sufficient Licensed Products meaning product, process or service: (a) whose manufacture or use is claimed in whole or in part by use of the non-Purdue License Agreements; and/or (b) is itself, or whose development, manufacture, use, sale or importation, uses, incorporates, is made with and/or is or was created or derived from any non-Purdue license agreements. ACC shall pay royalties to RETC of 2% of the gross sales for products not purchased by RETC within 20 days after the end of the month. The term of the agreement shall remain in effect for 5 years and is renewable for another 5 years thereafter.

Ohio University Agreement

On February 10, 2021, the Company entered into an exclusive license agreement with Ohio State University (“Ohio University”) to license certain technology and related intellectual property. As amended on January 31, 2022, under the agreement, the Company is committed to make a non-refundable payment of $99,773, for reimbursement of cost and expenses of filing, prosecuting, and maintaining the patent rights incurred by Ohio University prior to the effective date of this agreement. In addition, the Company became responsible to pay royalties ranging from 1-2% of net sale with certain minimum annual royalties that are due on or before the contract year end.

On March 24, 2022, the Company entered into a sublicense agreement with another licensee pursuant to the terms of the Ohio Agreement” with which the Company granted the licensee a personal non-transferable license to the graphene rights. In consideration for the agreement the licensee shall pay monthly royalties equal to 2% of net sales of the preceding month on all sales of license products. The licensee shall also pay the Company an annual 20% of the profits made by the licensee for the preceding fiscal year within 60 days after the end of the fiscal year.

Texas Tech University Agreement

On February 18, 2021, the Company entered into a research agreement with Texas Tech University to perform research to help advance the technologies and patents we have exclusively licensed from the institution. The term of the agreement shall remain in effect for 5 years, and shall automatically be renewed for another 5 years upon end of the original term. Under the agreement, the Company is committed to make 4 quarterly payments of $56,250 executed in 12 months from the date the work begins. As of September 30, 2022 and December 31, 2021 the Company accrued $112,500 and $56,250, respectively, for these royalty payments.

F-28

Leases

On August 17, 2021, the Company entered into a Commercial Land Lease sublease agreement with Land Betterment for nearly 7 acres of land located in Noblesville, Indiana for the purpose of building a commercial grade critical element purification facility. The sublease is for the period of 5 years with a rate of $3,500 a month.  This lease was terminated on October 1, 2022.

On October 8, 2021, the Company entered into a Commercial Lease for 6,700 square feet of warehouse space located in Hazard, Kentucky for the purpose of building a commercial grade critical element processing facility. The is for the period of 2 years with a rate of $4,746 a month.

On June 22, 2022, the Company entered into a Financial Lease for equipment at 1716 Pleasant Street, Noblesville, IN 46060. The lease is for a period of three years with a monthly rate of $31,800. There is an option to purchase the equipment at the end of the lease for $1.

Contracts

Employment Agreements – We have employment, severance, and change of control agreements with certain officers.

NOTE 7:  EQUITY

Member Equity

As of September 30, 2022, the Company had one member who owned 100% of outstanding membership interests.

NOTE 8:  SHARE-BASED COMPENSATION

Stock-based compensation related to options issued to employees amounted to $47,369 and $10,759 for the nine months ended September 30, 2022 and 2021, respectively, which was recorded in development costs expense in the combined statement of operations.

The following table summarizes the activity of the stock option for the nine months ended September 30, 2022. All amounts are denominated in $, except year and share amounts:

		Weighted Average	Weighted Average
		Exercise	Remaining	Aggregate
	Number of	Price Per	Contractual	Intrinsic
	Share Options	Share	Term (years)	Value

Outstanding as of December 31, 2020	-	$-	-	$-
Granted	150,000	1.69
Forfeited	-	-
Outstanding as of September 30, 2021	150,000	1.69	3.83	$2,535,000
Vested and exercisable as of September 30, 2022	6,366	$1.69	3.83	$28,282

Outstanding as of December 31, 2021	150,000	$1.69	3.56	$28,282
Granted	-	-
Forfeited	-	-
Outstanding as of September 30, 2022	150,000	1.69	2.81	$2,535,000
Vested and exercisable as of September 30, 2022	44,764	$1.69	2.81	$47,369

F-29

NOTE 9:  SEGMENT REPORTING

We currently operate and manage our business through two operating divisions (“Rare Earth Elements” and “Critical Elements & Battery Materials”) and one non-operating division (“Corporate”), which represent our reportable segments. Our two operating divisions and Corporate division are discussed below:

Rare Earth Elements Division – Our Rare Earth Elements (“REE”) Division recycles various feedstocks, such as retired permanent magnets, back into highly refined individual elements to be reused in production of various products that need these elements, thereby eliminating the need for mining of ores and other virgin materials to create these elements.

Critical Element & Battery Materials Division – Our Critical Elements & Battery Materials (“CE&BM) Division primarily recycles lithium-based batteries back into highly refined individual elements or compounds to be reused primarily in the production of new batteries, thereby eliminating the need for mining of ores and other virgin materials to create these elements.

Corporate Division – Our Corporate Division includes costs that do not directly relate to our two operating divisions. Such costs include, but are not limited to, costs of maintaining our corporate office, executive management salaries and incentives, board of directors' fees, certain insurance costs and costs associated with overall corporate governance and being a publicly traded company. Costs incurred by our Corporate Division on behalf of our operating divisions are allocated to the operating divisions. Such costs include, but are not limited to, human resources, insurance, information technology and accounting.

The detailed segment information of the Company is as follows:

	For the nine months ended
	September 30,
	2022	2021
Operating expenses:
REE	$754,527	$336,256
CE&BM	239,900	194,199
Corporate	229,138	60,040
Total operating expenses	$1,223,565	$590,495

Net Loss:
REE	$754,527	$336,256
CE&BM	239,900	194,199
Corporate	298,209	60,040
Total net loss	$1,292,636	$590,495

	September 30,
	2022	2021
Total assets by Segment:
REE	$914,415	$101,074
CE&BM	323,654	70,274
Corporate	773,828
Total	$2,011,896	$171,348

F-30

NOTE 10:  SUBSEQUENT EVENTS

Management has evaluated events or transactions that have occurred since September 30, 2022 that would merit recognition or disclosure in the financial statements. This evaluation was completed through January [•], 2023, the date of issuance of the financial statements.

Heritage Sales Purchase Agreement

On October 21, 2022, AREC and HG Ventures LLC, the corporate venture arm of The Heritage Group (collectively “Heritage”) entered into a Sales Purchase Agreement whereby Heritage agreed to sell all of its 7.5% ownership and interest in the Company’s subsidiary, ReElement and its Warrant to purchase an additional Membership Interest in ReElement, entered into on January 10, 2022 and filed with the Securities and Exchange Commission on Form 8-K on January 14, 2022, to American Resources for an undisclosed consideration paid by American Resources Corporation to HG Ventures LLC. Additionally, and simultaneously, American Resources and HG Ventures mutually agreed to terminate their Collaboration Agreement (the “Termination Agreement” and collectively the “Agreements”) also established and entered into on January 10, 2022 and filed with the Securities and Exchange Commission on Form 8-K on January 14, 2022.

Mutual services and transition agreement

On [•], 2023, the Company and AREC entered into a mutual services and transition agreement. The Mutual Services and Transition Agreement governs the relationship between AREC and the Company up to and after completion of the Spin-Off and allocate between AREC and the Company’s various assets, rights, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities and in certain cases could result in certain significant business relationships between the Company and AREC.

F-31